Exhibit 2.1

SHARE PURCHASE AGREEMENT

DATED AS OF

NOVEMBER 15, 2021

AMONG

DIGIMARC CORPORATION,

EVRYTHNG LIMITED,

THE SELLERS, AND

FORTIS ADVISORS LLC,

AS THE REPRESENTATIVE,

TABLE OF SCHEDULES AND EXHIBITS

i

Schedules

Disclosure Schedule

Exhibits

A	Agreement Date Sellers
B	Joinder Agreement
C	Restrictive Covenant Agreement
D	Stock Transfer Form
E	Seller Questionnaire
F	Allocation Schedule

v

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of November 15, 2021 (the “Agreement Date”) among (i) Digimarc Corporation, an Oregon corporation (“Purchaser”), (ii) Evrythng Limited, a company incorporated and registered in England with company number 07494980 whose registered office is at Financial Controller, Unit 4, 122 East Road, London, N1 6FB (the “Company”), (iii) each Company Shareholder, Company Warrantholder, Company Optionholder and Company Convertible Noteholder listed on Exhibit A (each, an “Agreement Date Seller” and collectively, the “Agreement Date Sellers”), (iv) each other Company Shareholder, Company Warrantholder, Company Optionholder and Company Convertible Noteholder that becomes a party to this Agreement after the Agreement Date through execution and delivery of a joinder agreement in the form attached hereto as Exhibit B (a “Joinder Agreement”) (each, a “Joinder Seller” and collectively, the “Joinder Sellers”), and (v) Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the Sellers’ representative hereunder (the “Representative”). Purchaser, the Company, the Sellers, and the Representative are referred to collectively as the “Parties.” Capitalized terms used but not otherwise defined in this Agreement have the meanings ascribed to those terms in Article I.

RECITALS

A. The Agreement Date Sellers collectively own approximately 64% of the Company Convertible Notes, approximately 89% of the Company Ordinary Shares, approximately 82% of the Company Preferred Shares, none of the Company Deferred Shares, approximately 63% of the Company Warrants and 43% of the Company Options as at the Agreement Date.

B. Upon the terms and subject to the conditions set forth in this Agreement, Purchaser desires to acquire from each of the Agreement Date Sellers, the Joinder Sellers and the Dragged Shareholders (each as defined below, and the Agreement Date Sellers, the Joinder Sellers and the Dragged Shareholders being the “Sellers”) all of the Company Capital Shares held by such Sellers immediately prior to the Closing, which Company Capital Shares will constitute all of the issued and outstanding shares of the Company (the “Acquisition”).

C. The board of directors of the Company (the “Company Board”) has authorized the Company to enter into and perform this Agreement, the Acquisition and the other transactions contemplated by this Agreement and the other Transaction Documents (collectively, the “Transactions”).

D. The Company has obtained all requisite corporate consents required to effect the Acquisition, including where applicable the sufficient consent of the requisite majority of the Company Shareholders to effect the drag provisions in the Articles of Association of the Company, as adopted pursuant to the Recapitalization (the “Articles”).

E. Purchaser has obtained all requisite corporate consents required to effect the Acquisition, and the board of directors of Purchaser (the “Purchaser Board”) has made the determinations that are necessary under Oregon Law and Purchaser’s organizational documents in order for Purchaser to enter into this Agreement and complete the Acquisition and the Transactions.

F. Purchaser desires to purchase the entire issued share capital of the Company. The Agreement Date Sellers hold “drag along” rights under the Articles, which permit such Agreement Date Sellers to compel each of the Dragged Shareholders to sell all of the Company Capital Shares held by them to Purchaser upon the terms described in the Articles (the “Drag Along Right”), and such Agreement Date Sellers shall exercise the Drag Along Right in connection with the Acquisition, to the extent required.

G. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Purchaser to enter into this Agreement, each Key Manager is entering into non-competition and non-solicitation agreements in substantially the form attached hereto as Exhibit C (each, a “Restrictive Covenant Agreement”), in each case to become effective upon the Closing Date.

H. The Company, Purchaser, the Sellers and the Representative desire to make certain representations, warranties, covenants and other agreements in connection with the Acquisition as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the terms in this Agreement, and for other good and valid consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Defined Terms. The following terms, as used in this Agreement, have the following meanings:

“Accounting Firm” is defined in Section 2.11(b).

“Accounts Receivable” means any trade accounts receivable, notes receivable, negotiable instruments and chattel paper of the Company Group.

“Accrued Remuneration” is defined in Section 2.17(a).

“Acquisition” is defined in the Recitals.

“Acquisition Proposal” means any inquiry, offer, proposal or indication of interest from any Person with respect to (a) the acquisition or issuance of any Company Capital Shares or any other equity interests of any member of the Company Group, (b) the acquisition, exclusive license or other disposition of all or a substantial portion of the assets of any member of the Company Group, or (c) any merger, consolidation, recapitalization, equity exchange, liquidation, reorganization or business combination involving any member of the Company Group.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

“Affiliated Group” means any affiliated, combined, consolidated, unitary or similar group or arrangement for group relief defined under federal, state, local or foreign income Tax law, including, for the avoidance of doubt, any “affiliated group” of corporations within the meaning of Section 1504 of the Code.

“Agreement” is defined in the Preamble.

“Agreement Date” is defined in the Preamble.

“Agreement Date Sellers” is defined in the Preamble.

“Allocable Share” means, with respect to the distribution and/or allocation of any part of the Total Consideration to any Seller, the portion of such consideration that is expressly allocated to such Seller in the Allocation Schedule. In computing a Seller’s Allocable Share in the Allocation Schedule with respect to distribution and/or allocation of any part of the Total Consideration, appropriate adjustment will be made so that the value of the Vested Company Options that will be assumed by Purchaser pursuant to Section 2.4(b) or cancelled and exchanged pursuant to Section 2.4(c) will be included in such calculation as if such Vested Company Options had been exercised prior to Closing.

“Allocation Schedule” is defined in Section 6.9(a).

“Annual Financial Statements” is defined in Section 3.6(a).

“Antitrust Laws” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“ARPA” means the American Rescue Plan Act of 2021, (P. L. 117-2), as may be amended, and any similar or successor Law.

“Articles” is defined in the Recitals.

“Associated Person” means in relation to a company, a person (including an employee, agent or subsidiary) who performs or has performed services for or on behalf of that company.

“Balance Sheet Date” is defined in Section 3.6(a).

“Benefit Plan” means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, welfare, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, employment, consulting, Independent Contractor, personal services, retention, severance, change of control, equity purchase, equity option, restricted equity, phantom equity, equity appreciation rights, loan, fringe benefit (other than de minimis perks) or other material compensation or material benefit plan, fund, policy, program, practice, Contract, agreement or arrangement of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA), whether written or oral, qualified or nonqualified, funded or unfunded, domestic or foreign or whether required by Law or otherwise, (a) that is sponsored, maintained or contributed to by any member of the Company Group or any PEO (or to which any member of the Company Group or any PEO is a party) and that covers or benefits any current or former Employee, Worker, officer, director, manager, consultant, Independent Contractor or other service provider of any member of the Company Group (or any spouse, domestic partner, dependent or beneficiary of any such individual), or (b) with respect to which any member of the Company Group has any Liability (including any contingent Liability), and specifically includes any PEO Benefit Plan.

“Bridge Loan” means the loan facility made available by Purchaser to the Company as of the Agreement Date in principal amount of up to $2,000,000.

“Business” means the business of the Company Group as presently conducted which includes, for the avoidance of doubt, the provision of a software-as-a-service platform (and related services) that enables the digital registration of physical items by assignment of a unique active digital identity to those items and the gathering, connecting, and sharing of data associated with those items in support of multiple applications.

“Business Day” means a day on which banks are open for business in Portland, Oregon and the City of London, but does not include any day that is a Saturday, Sunday or a statutory holiday in the State of Oregon or England.

“CAA” means the Consolidated Appropriations Act, 2021, (P. L. 116-260), as may be amended, and any similar or successor Law.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116- 136), as may be amended, including by the CAA or the ARPA, as applicable, and any similar or successor Law, including the Paycheck Protection Program Flexibility Act (P.L.116-142), and any executive orders and administrative or other guidance published with respect thereto by any Governmental Authority.

“Cash” means an amount (which may be a positive or negative number) equal to (a) all unrestricted cash, cash equivalents (including money market accounts, money market funds, money market instruments and demand deposits) and marketable securities of any member of the Company Group as of the Measurement Time, determined in accordance with FRS 102, (b) all amounts actually paid to the Company Group in respect of the exercise of Company Options and/or Company Warrants prior to Closing, (c) the aggregate exercise price of the Vested Company Options that will be assumed by Purchaser pursuant to Section 2.4, and (d) to the extent not yet paid as of the Measurement Time, the R&D Tax Credits, but excluding (i) any outstanding checks and any deposited checks of any member of the Company Group not yet credited in full to the account(s) of such member of the Company Group, and (ii) all restricted cash. Notwithstanding the foregoing, “Cash” will not include amounts included as current assets in the definition of Working Capital.

“Claim” is defined in Section 11.4.

“Claim Notice” is defined in Section 11.4.

“Closing” is defined in Section 2.6(a).

“Closing Balance Sheet” is defined in Section 2.10.

“Closing Consideration” means an amount equal to (a) $50,000,000; plus (b) Cash; plus (c) if the Working Capital is greater than the Target Amount, the amount by which the Working Capital exceeds the Target Amount; minus (d) if the Working Capital is less than the Target Amount, the amount by which the Target Amount exceeds the Working Capital; minus (e) an amount equal to all Indebtedness outstanding as of the Closing; minus (f) an amount equal to all Closing Transaction Expenses.

“Closing Costs” means an amount, as set forth in the Allocation Schedule, equal to (a) all Indebtedness outstanding as of the Closing, plus (b) all Closing Transaction Expenses, plus (c) the aggregate amount of cash payable by Purchaser at the Closing (if any) pursuant to Section 2.16, minus (d) Cash, plus (e) the absolute value of the amount by which Working Capital is less than negative $2,500,000.

“Closing Date” is defined in Section 2.6(a).

“Closing Estimated Consideration” means the Closing Consideration as estimated by the Company pursuant to Section 2.6(b).

“Closing Share Number” means a number of shares of Purchaser Common Stock equal to (a) $50,000,000, divided by (b) the First Payment Stock Price.

“Closing Statement” is defined in Section 2.10.

“Closing Transaction Expenses” means all Transaction Expenses, but excluding any Second Payment Transaction Expenses.

“Code” means the United States Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“Companies Act” means the UK Companies Act 2006 (as amended).

“Company” is defined in the Preamble.

“Company 401(k) Plan” is defined in Section 6.8.

“Company B3 Preferred Shares” means all of the convertible B3 preferred shares of £0.00001 each in the capital of the Company in issue immediately prior to Closing as set forth in the Allocation Schedule.

“Company Board” is defined in the Recitals.

“Company Capital Shares” means the Company B3 Preferred Shares, Company Common Shares, Company Deferred Shares and the Company Preferred Shares.

“Company Certificates” means the Company Secretary Certificate and the Company Closing Certificate.

“Company Closing Certificate” is defined in Section 7.3(d).

“Company Common Shares” means the Company Ordinary Shares and the Company Growth Shares.

“Company Convertible Noteholder” means any holder of Company Convertible Notes.

“Company Convertible Notes” (i) the unsecured convertible loan notes 2020 constituted by the Company pursuant to a loan note instrument dated 26 February 2020 (as amended) and (ii) the convertible loan agreement dated 22 September 2020 between the Company, UK FF Nominees Limited and the Other Lenders (as defined therein).

“Company Deferred Shares” means all of the deferred shares of £0.00001 each in the capital of the Company in issue immediately prior to Closing as set forth in the Allocation Schedule.

“Company Equity Shares” means the Company Capital Shares other than the Company Deferred Shares.

“Company Group” means the Company, EVRYTHNG Inc., EVRYTHNG Sàrl, and Everything Technologies.

“Company Growth Shares” means all of the growth ordinary shares of £0.00001 each in the capital of the Company in issue immediately prior to Closing as set forth in the Allocation Schedule.

“Company Indemnitees” is defined in Section 8.4(a).

“Company Intellectual Property” means any and all Intellectual Property practiced by, held for practice by, owned (in whole or in part), purported to be owned (in whole or in part) by or licensed to the Company Group.

“Company’s Knowledge” and words of similar import mean the actual knowledge of each of Niall Murphy, Dominique Guinard, Lucy Oulton, Cyrus Gilbert-Rolfe, Simon Eyers and Scott Hawkins, and the knowledge such individual would have obtained in his office after making reasonable internal inquiry.

“Company Optionholder” means a holder of Company Options.

“Company Options” means all issued and outstanding options (whether or not vested) to purchase or otherwise acquire Company Common Shares.

“Company Ordinary Shares” means all of the ordinary shares of £0.00001 each in the capital of the Company in issue immediately prior to Closing as set forth in the Allocation Schedule.

“Company Preferred Shares” means (i) all of the convertible preferred ordinary shares of £0.00001 each in the capital of the Company and (ii) all of the convertible B preferred shares of £0.00001 each in the capital of the Company each in issue immediately prior to Closing as set forth in the Allocation Schedule.

“Company Products” means collectively: (a) all products and service offerings that are or have been marketed, offered, sold, distributed, made commercially available, directly by the Company Group; and (b) any such products and service offerings that are currently under development by the Company Group.

“Company Secretary Certificate” is defined in Section 2.7(b)(vi).

“Company Securities” means the Company Capital Shares, Company Warrants, Company Convertible Notes, and Company Options.

“Company Shareholder” means any holder of Company Capital Shares.

“Company Shareholder Approval” means the approval of (a) more than 75 percent of (i) the convertible preferred ordinary shares of £0.00001 each in the capital of the Company as at the date of this agreement and (ii) the convertible B preferred shares of £0.00001 each in the capital of the Company as at the date of this agreement; and (b) more than 50 percent of (i) the ordinary shares of £0.00001 each in the capital of the Company as at the date of this agreement and (ii) the growth ordinary shares of £0.00001 each in the capital of the Company as at the date of this agreement.

“Company Warrantholder” means any holder of Company Warrants.

“Company Warrants” means the outstanding warrants to purchase Company Capital Shares.

“Confidential Information” is defined in Section 8.2.

“Contaminants” is defined in Section 3.19(l).

“Contract” means any written or oral contract, agreement, license, consent, release, covenant, plan, arrangement, purchase order, sales order, guaranty, note, bond, mortgage, indenture, deed of trust, lease, concession, franchise, commitment, obligation or other instrument, understanding, arrangement or other legally binding commitment.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by Contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associate epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, mask mandate, vaccination mandate, sequester or other Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19.

“CTA 2009” means Corporation Tax Act 2009.

“Deductible” is defined in Section 11.3(a).

“Disclosure Schedule” is defined in Section 12.17.

“Dispute” is defined in Section 2.11(a).

“Dispute Notice” is defined in Section 2.11(a).

“Dispute Period” is defined in Section 2.11(a).

“Drag Along Notice” is defined in Section 6.13(b).

“Drag Along Right” is defined in the Recitals.

“Dragged Shareholder” is defined in Section 6.13(b).

“D&O Indemnifiable Matters” is defined in Section 8.4(a).

“D&O Tail Policy” is defined in Section 8.4(b).

“Effectiveness Period” is defined in Section 8.5(e).

“Eligible Optionholder” means a holder of Vested Company Options that delivers to the Company and Purchaser a duly executed copy of a Seller Questionnaire evidencing that such holder of Vested Company Options is (A) an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act), and/or (B) not a “U.S. person” (as such term is defined in Rule 902(k) under the Securities Act).

“EMI Scheme” means the ‘Evrythng Limited Enterprise Management Incentive Option Scheme and US Sub-Plan’, as amended from time to time.

“Employee” means any person employed by any member of the Company Group.

“Enforceability Exceptions” is defined in Section 3.3.

“Environmental Laws” means all Laws and Orders that, in each case, pertain to environmental matters or the contamination of the environment.

“Environmental Permits” means all Permits issued under Environmental Laws.

“Equity Interests” means, with respect to any Person, any share capital of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such share capital or other ownership, partnership, joint venture, stock appreciation, phantom stock or similar rights or equity interest, in all cases, whether vested or unvested.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that, together with any member of the Company Group, is (or, at any time, was) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“Estimated Closing Balance Sheet” is defined in Section 2.6(b).

“Estimated Closing Statement” is defined in Section 2.6(b).

“EU GDPR” means the EU General Data Protection Regulation (EU) 2016/679 as it applies to the Company Group.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means the five-day average of the closing mid-point spot rate of pound sterling to dollars, as published in the London edition of the Financial Times on the date which is five (5) Business Days prior to the Closing Date.

“Exchange Ratio” is defined in Section 2.4(b).

“Exercised Options” is defined in Section 2.4(a).

“Exercised Warrants” means any Company Warrants in respect of which the holder of Company Warrants has delivered a duly executed warrant exercise notice together with the exercise price in cash to the Company on or before the relevant deadline.

“Expiration Date” means the first anniversary of the Closing Date.

“FFCRA” means the Families First Coronavirus Response Act (P.L. 116-127), as may be amended, including by the CAA or the ARPA, as applicable, and any similar or successor Law.

“Finally Determined” means, in respect of any claim under this Agreement, where liability is admitted and quantum of liability is agreed by the party against whom such claim is brought, or which has been adjudicated on by a court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by the passage of time or otherwise from making an appeal.

“Financial Statements” is defined in Section 3.6(a).

“First Payment Proportion” means, in respect of each Seller, the proportion set out opposite such Seller’s name under the heading “First Payment Proportion” in the Allocation Schedule. For the avoidance of doubt, the total of all First Payment Proportions shall equal one (1).

“First Payment Share Consideration” means a number of shares of Purchaser Common Stock equal to (a) (i) the Closing Estimated Consideration, minus (ii) the First Payment Warrant Adjustment Value, minus (iii) the Holdback Adjustment Value, minus (iv) the Holdback Indemnity Value, divided by (b) the First Payment Stock Price.

“First Payment Stock Price” means $47.4823.

“First Payment Warrant Adjustment Value” means an amount equal to (a) the First Payment Warrant Coverage Amount, minus (b) Closing Costs.

“First Payment Warrant Consideration” means Purchaser Warrants exercisable for an aggregate number of shares of Purchaser Common Stock equal to the First Payment Warrant Shares.

“First Payment Warrant Coverage Amount” means an amount equal to (a) Closing Costs, multiplied by (b) 1.3.

“First Payment Warrant Exercise Price” means an amount equal to (a) Closing Costs, divided by (b) the number of First Payment Warrant Shares.

“First Payment Warrant Shares” means a number of shares of Purchaser Common Stock equal to (a) the First Payment Warrant Coverage Amount, divided by (b) the First Payment Stock Price.

“FRS 102” means Financial Reporting Standard 102: The Financial Reporting Standard applicable in the UK and Republic of Ireland as issued by the Financial Reporting Council of the UK and in force for the accounting period ended December 31, 2020.

“Fundamental Representations” means the representations and warranties contained in Section 3.1 (Organization; Existence), Section 3.2 (Power and Authority), Section 3.5 (Capitalization; Subsidiaries), Section 3.8(a) (Title to Material Assets); Section 3.23 (Related Party Transactions), Section 3.24 (Brokers), Section 4.1 (Power and Authority), Section 4.2 (Consents; Non-Contravention), and Section 4.3 (Title to Shares).

“Future Fund” means UK FF Nominees Limited.

“Governing Documents” means, with respect to any Person that is not a natural individual, the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement or any other similar document, instrument or certificate executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments, modifications or supplements thereto.

“Governmental Authority” means any nation, state or province or any municipal or other political subdivision thereof, or any agency, commission, department, board, bureau, official, minister, tribunal or court, whether national, state, provincial, local, non-U.S. or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state, province or any municipal or other political subdivision of the foregoing (including, for the avoidance of doubt, a Tax Authority).

“Hazardous Substance” means any solid, liquid, gas, odor, heat, sound, vibration, radiation or combination of them that may impair the natural environment, injure or damage property or plant or animal life or harm or impair the health of any individual and includes any contaminant, waste or substance or material defined, prohibited, regulated, or reportable pursuant to any Environmental Law.

“HMRC” means Her Majesty’s Revenue & Customs.

“Holdback Adjustment Shares” means, (a) as of the Closing, the aggregate number of shares of Purchaser Common Stock equal to (i) the Holdback Adjustment Value divided by (ii) the First Payment Stock Price, and (b) thereafter, as of any time, the number of Holdback Adjustment Shares not utilized and cancelled by Purchaser pursuant to any deduction and/or right of set off provided for in this Agreement.

“Holdback Adjustment Value” means $1,000,000.

“Holdback Indemnity Shares” means, (a) as of the Closing, the aggregate number of shares of Purchaser Common Stock equal to (i) the Holdback Indemnity Value divided by (ii) the First Payment Stock Price, and (b) thereafter, as of any time, the number of Holdback Indemnity Shares not utilized and cancelled by Purchaser pursuant to any deduction and/or right of set off provided for in this Agreement.

“Holdback Indemnity Value” means $500,000.

“Holdback Shares” means Holdback Adjustment Shares and Holdback Indemnity Shares.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Inbound Licenses” means, collectively, any Contract (including covenants not to sue) pursuant to which any member of the Company Group is authorized or otherwise permitted to access or exploit any other Person’s Intellectual Property, or any Contract pursuant to which any member of the Company Group obtains a right to access or exploit a Person’s Intellectual Property in the form of services, such as a software as a services Contract or a cloud services Contract.

“Incremental Cash Burn” means $610,000, if all of the conditions set forth in Section 7.3 have been satisfied on or before January 3, 2022; otherwise, nil.

“Indebtedness” means, with respect to the Company Group, without duplication, as of the applicable date, all indebtedness, obligations or Liabilities, including any applicable fees, penalties (including with respect to any prepayment thereof), interest and premiums of any member of the Company Group: (a) for borrowed money (including the Bridge Loan), (b) under any interest rate, currency or similar hedging agreement or other derivative agreement, (c) under leases required to be capitalized under FRS 102, (d) with respect to notes payable, drawn letters of credit, performance bonds or similar security instruments, (e) for the deferred purchase price of assets, property or services, including the full amount of remaining earn-outs for past acquisitions (if any), whether or not contingent, (f) in respect of guaranties, direct or indirect, in any manner, of all or any part of any Indebtedness of any Person, (g) cash overdrafts or negative cash balances, (h) any outstanding compensation or other sums due to the Independent Contractors, Workers and Employees of the Company Group, in each case, that have not been paid as of the Measurement Time and the payment of which have been deferred by a member of the Company Group beyond the pay period during which they would have been paid in the ordinary course of business, (i) for any declared or accrued but unpaid dividends or distributions, and (j) for Taxes related to any Pre-Closing Tax Period (in the case of a Straddle Period, determined in accordance with Section 9.5), but excluding any U.S. state and local sales and use taxes or deferred obligations to remit payroll or similar Taxes. Notwithstanding the foregoing, “Indebtedness” will not include amounts included as Transaction Expenses or included as current liabilities in the definition of Working Capital.

“Indemnified Person” is defined in Section 11.2(a).

“Indemnity Proportion” means, in respect of each Seller, the proportion set out opposite such Seller’s name under the heading “Indemnity Proportion” in the Allocation Schedule. For the avoidance of doubt, the total of all Indemnity Proportions shall equal one (1), and the Indemnity Proportion of the Future Fund shall be nil.

“Independent Contractor” means any person who is engaged directly or indirectly by any member of the Company Group to provide services to any member of the Company Group other than as an Employee or Worker.

“Ineligible Optionholder” means a holder of Vested Company Options who is not an Eligible Optionholder.

“Information” is defined in Section 3.20(a).

“Infringement” or “Infringes” means that (or an assertion that) a given item, information, content, process, or activity directly infringes, misappropriates, dilutes or constitutes unauthorized use of, the Intellectual Property of, any Person.

“Institution” is defined in Section 3.19(e).

“Intellectual Property” means collectively: (a) all rights (anywhere in the world, whether statutory, common law or otherwise) in or affecting intellectual or industrial property or other proprietary rights, including with respect to the following: (i) patents and applications therefor, and patents issuing thereon, including continuations, divisionals, continuations-in-part, reissues, reexaminations, renewals and extensions; (ii) copyrights and registrations and applications therefor, works of authorship, and “moral” rights; (iii) masks and mask work rights; (iv) domain names, including applications and registrations thereof; (v) trademarks, trade dress, trade names, logos and service marks, together with the goodwill symbolized by or associated with any of the foregoing and any applications, registrations and renewals therefore; (vi) inventions (whether or not patentable), the right to use and protect the confidentiality of confidential information (including Trade Secrets and know how), database rights and rights in computer software; and (vii) the right to file applications and obtain registrations for any of the foregoing and claim priority thereto; and (b) all claims, causes of action and rights to sue for past, present and future infringement or misappropriation of the foregoing, and all proceeds, rights of recovery and revenues arising from or pertaining to the foregoing.

“Intellectual Property Agreement(s)” means, individually and collectively, all Inbound Licenses, all Outbound Licenses, and each other Contract to which any member of the Company Group or any of its respective assets or rights are bound relating to the acquisition, transfer, development, license, use or commercialization of Intellectual Property or any waiver or release of rights in, to, or under Intellectual Property.

“Interim Financial Statements” is defined in Section 3.6(a).

“IRS” means the United States Internal Revenue Service.

“Issued Share Threshold” is defined in Section 2.16.

“ITEPA” means Income Tax (Earnings and Pensions) Act 2003.

“Joinder Agreement” is defined in the Preamble.

“Joinder Seller” is defined in the Preamble.

“Key Manager” means the individuals listed on Section 1.1(b) of the Disclosure Schedule.

“Labor Organization” means any trade union, staff association, staff council, works council, information and consultation body and any other worker representatives relating to any person employed or engaged by or in the Company or any member of the Company Group.

“Law” means any law (including common law and civil law), statute, ordinance, regulation, rule, code, treaty, Order, writ, act, guideline, or other requirement having the force of law of any Governmental Authority applicable, as the context requires, to the business or operations of the Company Group or to any Party.

“Lease” means each lease, sublease or license or other Contract relating to the occupancy of any real property by any member of the Company Group.

“Leased Real Property” is defined in Section 3.17(a).

“Liabilities” means debts, liabilities, Taxes and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, direct or indirect, including those arising under any Law, action or order of any Governmental Authority and those arising under any Contract.

“Liens” means all liens, pledges, charges, claims, mortgages, security interests or other encumbrances of any sort.

“Loss Payment” is defined in Section 11.3(h).

“Losses” is defined in Section 11.2(a).

“Material Adverse Effect” means, with respect to any Person, a change that is materially adverse to the business, assets, liabilities, operating results, contracts, financial condition or operations of such Person, including as a result of any materially adverse change to the assets, customer and supplier relations or employee and sales representative relations of such Person, other than any such change that relates to or results from: (a) any change in the general economic, political, financial, market or other conditions generally affecting the U.S., the U.K. or any foreign economy as a whole or the industry in which such Person operates; (b) any force majeure circumstances or acts of God such as fire, earthquake, hurricane, flood or tsunami; (c) the execution and delivery of this Agreement or any of the Transaction Documents; (d) any acts of war (whether or not declared), insurrection, sabotage or terrorism, national emergency or strike; (e) COVID-19 and any COVID-19 Measures; (f) any changes in Law, FRS 102 or U.S. GAAP; (g) with respect to the Company, the existence of the Specified Matter (it being understood that this exception will not apply to any developments in the Specified Matter occurring or coming to light after the Agreement Date); and (h) with respect to Purchaser, any change in the market price or trading volume of Purchaser’s common stock (provided that the exceptions contained in clauses (a), (b), (c), (e), and (f) will not apply to the extent such changes have a disproportionate effect on such Person when compared to other companies operating in the same industry).

“Material Contract” is defined in Section 3.13(a).

“Measurement Time” means 11:59:59 p.m., London Time, on the date immediately preceding the Closing Date.

“Nasdaq” means the Nasdaq Global Market.

“New Articles” means the form of articles of association of the Company to be adopted immediately following signing of this Agreement as set out in Section 1.1(a) of the Disclosure Schedule.

“Non-U.S. Benefit Plan” means any Benefit Plan that is subject to the Laws of any jurisdiction outside of the United States (whether or not United States Law also applies) or is sponsored, maintained or contributed to primarily for the benefit of current or former Employee, Worker, officer, director, manager, consultant, Independent Contractor or other service provider of or to any member of the Company Group or any ERISA Affiliate who reside or work primarily outside of the United States.

“OFAC” is defined in Section 3.26(b).

“Open Source Materials” means any software or other materials that are licensed, distributed or conveyed under any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), any Creative Commons License or any license substantially similar to any of the foregoing, including any license approved by the Open Source Initiative.

“Option Exercise Documents” means (i) the notice of exercise of Company Options in a form reasonably acceptable to Purchaser, together with the related elections under section 431 Income Tax (Earnings and Pensions) Act 2003, pursuant to which, certain of the Company Optionholders shall have exercised their Company Options, and (ii) duly executed copies of a Seller Questionnaire evidencing that such Company Optionholder is an Eligible Optionholder.

“Order” means any order, judgment, ruling, award, writ, injunction or decree of any Governmental Authority and any settlement agreement or compliance agreement entered into in connection with any Proceeding that, in each case, applies to the Company Group or by which any member of the Company Group is bound.

“Outbound Licenses” means, collectively, any Contract (including covenants not to sue) pursuant to which any member of the Company Group authorizes or otherwise permits any other Person to access or exploit any Company Intellectual Property, including in the form of services, such as a software as a services Contract or a cloud services Contract.

“Owned Intellectual Property” means all Company Intellectual Property owned (in whole or in part) or purported to be owned (in whole or in part) by any member of the Company Group.

“Parties” is defined in the Preamble.

“Payoff Letters” is defined in Section 2.7(b).

“PEO” means any professional employer organization, co-employer organization, human resources and benefits outsourcing entity, or other similar vendor or provider, and specifically includes TriNet HR III, Inc. and its Subsidiaries and Affiliates.

“PEO Benefit Plan” means any compensation or benefit plan, fund, policy, program, practice, Contract, agreement or arrangement of any kind that is sponsored, maintained or contributed to by a PEO under which any current or former Employee of any member of the Company Group is or may be eligible to receive benefits in connection with the engagement of such PEO.

“Per Deferred Share Closing Consideration” means an amount equal to £1.00 divided by the aggregate number of Company Deferred Shares in issue immediately prior to Closing.

“Permits” means all licenses, permits, registrations, certificates, qualifications, approvals, covenants and authorizations of any kind or nature of any Governmental Authority or required under Law.

“Permitted Liens” means, collectively: (a) Liens set forth in Section 1.1(c) of the Disclosure Schedule; (b) Liens for Taxes, assessments, and other governmental charges (i) that are not yet due and payable, or (ii) the validity of which is being contested in good faith by appropriate Proceedings, in each case, for which adequate amounts have been reserved therefor on the Financial Statements in accordance with FRS 102; (c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties; (d) pledges or deposits to secure obligations under workers or unemployment compensation Laws or similar Laws or to secure public or statutory obligations; (e) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising or incurred in the ordinary course securing amounts not yet due and payable or the validity of which is being contested in good faith and for which adequate reserves have been set aside in accordance with FRS 102; (f) in respect of the Company Capital Shares, any restrictions (whether on the transferability thereof or otherwise) imposed under securities Laws; (g) performance bonds, letters of credit or similar arrangements securing the performance of contractual obligations; and (h) any non-exclusive license of Intellectual Property granted by any member of the Company Group.

“Permitted Transfers” means Transfers of Purchaser Common Stock and Purchaser Warrants (a) to an Affiliate of such Seller or to any investment fund or other entity controlled or managed by the Seller, (b) if the Seller is an individual, to an immediate family member or trust for the benefit of such Seller or one or more of such Seller’s immediate family members or dependents, (c) pursuant to the laws of testamentary or intestate succession or otherwise involuntarily transferred by operation of law, (d) as a bona fide gift or gifts, (e) pursuant to an order of a court or regulatory agency, (f) to the Purchaser or its Subsidiaries, (g) to any other stockholder of the Purchaser, (h) any Person approved by the Company (such consent not to be unreasonably withheld, conditioned or delayed) or (i) if the Seller is a partnership, corporation, or limited liability company, to any one or more partners, stockholders or members thereof, in each case, provided that (i) such Seller shall have given Purchaser written notice prior to the time of such transfer stating the name and address of the transferee and identifying the shares being transferred to the transferee and (ii) if reasonably requested by Purchaser, (A) such transferee shall agree in writing, in form and substance reasonably satisfactory to Purchaser, to be bound by the provisions of Section 2.15, and (B) unless the Registration Statement has been declared effective, such transferor shall deliver to Purchaser upon request evidence reasonably satisfactory to counsel to the Purchaser to the effect that the proposed sale, pledge, or transfer of the securities may be effected without registration under the Securities Act.

“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust, estate or other entity, whether or not a legal entity, or any Governmental Authority.

“Personal Information” means any information that identifies or can be used to identify an individual, either alone or when combined with other personal or identifying information that is linked or linkable to a specific individual and includes personal data as defined in Article 4 of UK GDPR.

“PNO” means the Premerger Notification Office of the United States Federal Trade Commission.

“Post-Closing Deficit Amount” is defined in Section 2.12(a).

“Post-Closing Excess Amount” is defined in Section 2.12(b).

“PPP Loan” is defined in Section 3.25.

“Pre-Closing Period” is defined in Section 6.1.

“Pre-Closing Returns” is defined in Section 9.1.

“Pre-Closing Tax Period” means any Tax period that ends on or before the Closing Date and the portion of any Straddle Period that ends on and includes the Closing Date.

“Pre-Closing Taxes” means (a) any and all Taxes of, or otherwise imposed on, the Company Group related to any Pre-Closing Tax Period (in the case of a Straddle Period, determined in accordance with Section 9.5), including any Taxes relating to any Pre-Closing Tax Period the payment of which is extended, deferred or delayed until after the Closing Date under the CARES Act, IRS Notice 2020-65, or any arrangement whatsoever with any Governmental Authority relating to the late payment or deferral of any Taxes, any Payroll Tax Executive Order, or any other similar governmental program, or otherwise as a result of the effects of COVID-19, (b) any and all withholding Taxes and any obligations to account for Taxes and social security contributions with respect to any payments or issuance of shares under this Agreement or any other Transaction Documents, (c) any and all Taxes of any Seller, including Transfer Taxes for which the Sellers are responsible pursuant to Section 9.4 and (d) any and all Taxes of the Company Group on any prepaid amounts received or deferred revenue accrued in a Pre-Closing Tax Period (including any Taxes not due and payable until a taxable period (or portion thereof) after the Closing Date); but excluding any U.S. state and local sales and use Taxes.

“Preliminary Allocation Schedule” means the draft of the Allocation Schedule prepared by the Company as of the Agreement Date and attached hereto as Exhibit F.

“Privacy Law” means all Laws which relate to the use, protection, privacy controlling and processing of Personal Information, including UK GDPR and EU GDPR.

“Proceeding” means any litigation, proceeding, claim, cause of action, action, lawsuit, audit, assessment or reassessment, survey, petition, complaint, charge, grievance, prosecution, demand, hearing, notice, inquiry, investigation, sanction, subpoena, summons, audit, inspection, or administrative or other similar proceeding, mediation or arbitration (including any appeal or application for review) of any kind or nature, in law or in equity.

“Product ARR” means the annual recurring revenue of the Company Group, calculated as of February 28, 2022 based solely on written Contracts (a) that have a term, including partially elapsed periods, of at least one year, (b) in respect of which the Company Group has not received any notice of termination or cancellation (other than where such notice has been revoked), and (c) that provide for fixed, non-variable fees that are solely for product subscriptions and usage (and not for any professional services). For the avoidance of doubt, if a Contract includes fees for product subscriptions and fees for professional services, only the fees attributable to product subscriptions will be counted towards Product ARR. Product ARR will be annualized based on the fixed fee under each Contract. By way of example, if a Contract provides for a fixed fee of $600,000 over 36 months following February 28, 2022, that Contract will contribute $200,000 to Product ARR.

“Product ARR Dispute” is defined in Section 2.13(b).

“Product ARR Dispute Notice” is defined in Section 2.13(b).

“Product ARR Dispute Period” is defined in Section 2.13(b).

“Product ARR Milestone” means the Company having Product ARR of at least the Product ARR Target, as determined pursuant to Section 2.13.

“Product ARR Shortfall” means the amount (if any) by which Product ARR is less than the Product ARR Target.

“Product ARR Statement” is defined in Section 2.13(a).

“Product ARR Target” means $10,000,000.

“Purchaser” is defined in the Preamble.

“Purchaser Board” is defined in the Recitals.

“Purchaser Common Stock” mean shares of common stock of Purchaser, par value $0.001 per share.

“Purchaser Covered Person” means, with respect to the Purchaser as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Purchaser Financial Statements” is defined in Section 5.7(b).

“Purchaser SEC Documents” is defined in Section 5.7(a).

“Purchaser Warrant” means a warrant, in a form prepared by Purchaser and reasonably acceptable to the Representative, to purchase a share of Purchaser Common Stock at an exercise price equal to the First Payment Warrant Exercise Price in cash, which warrant will expire on (i) if the Resale Registration Statement is declared effective on or prior to February 11, 2022, at 5.00 p.m. London time on March 27, 2022, or (ii) if the Resale Registration Statement is declared effective after February 11, 2022, at 5:00 p.m. London Time on the date which is 45 calendar day from the date such Resale Registration Statement is declared effective (with respect to each of sub-sections (i) and (ii), such period referred to as the “Specified Effectiveness Period”); provided that (a) where any of the shares of Purchaser Common Stock issued as First Payment Share Consideration are not registered under an effective Registration Statement during the Specified Effectiveness Period, including as a result of its suspension, termination or otherwise, the Specified Effectiveness Period shall be extended so that it does not terminate until the end of a continuous 30-day period during which the Registration Statement is effective and not suspended or terminated; and (b) where any holder of a Purchaser Warrant is subject to any “blackout period” imposed by the Purchaser or required pursuant to the Purchaser’s insider trading policy, the Specified Effectiveness Period in respect of that holder’s Purchaser Warrant shall be extended so that it does not terminate until the end of a continuous 30-day period during which such holder is permitted to trade in the Purchaser’s stock.

“Purchaser 2018 Incentive Plan” is defined in Section 5.4(a).

“Qualified Health Plan Expenses” is defined in Section 3.21(t).

“Qualified Leave Wages” is defined in Section 3.21(t).

“R&D Tax Credit” means the amount of tax credits to which any member of the Company Group is unconditionally entitled, but has not received, as of the Measurement Time, pursuant to Part 13 of the Corporation Tax Act 2009 or Part 6 of the Capital Allowances Act 2001 in respect of the period ended December 31, 2020.

“R&W Policy” means the representation and warranty insurance policies obtained by Purchaser in connection with the Transactions.

“Recapitalization” means (a) the adoption of the New Articles; (b) the conversion of the Company Convertible Notes into Company B3 Preferred Shares at a rate of one Company B3 Preferred Share for each $0.20869 in principal amount of such Company Convertible Notes (where relevant, at the Exchange Rate); (c) the conversion of certain Company Preferred Shares into Company B3 Preferred Shares in accordance with the provisions of arrangements agreed in 2020 with significant subscribers of the B3 Notes, and in consideration of them participating in, that note issuance and waiving certain option rights held; (d) the conversion of certain Company Preferred Shares into Company Common Shares at the election of the shareholder in accordance with the New Articles; and (e) the conversion of certain Company Growth Shares into Company Deferred Shares as a result of the holder being deemed a “bad leaver” in accordance with the New Articles.

“Registered Intellectual Property” means any Owned Intellectual Property that is the subject of an application or registration with any Governmental Authority, including any domain name registration and any application or registration for any patent, copyright or trademark.

“Registrable Shares” is defined in Section 8.5(a).

“Registration Statement” is defined in Section 8.5(a).

“Related Party” means any present or former director, manager, officer, member, equityholder or partner of any member of the Company Group (either directly or indirectly via a trust), a member of any of such director’s, manager’s, officer’s, member’s, equityholder’s or partner’s immediate family, or an Affiliate of the Company Group or equityholder that holds of record 5% or more of the voting or economic interests in such Affiliate (but only if such Affiliate is an equityholder of any member of the Company Group).

“Related Party Transactions” is defined in Section 3.23.

“Released Parties” is defined in Section 8.1(a).

“Released Seller Party Claim” is defined in Section 8.1(a).

“Representative” is defined in the Preamble.

“Restrictive Covenant Agreement” is defined in the Preamble.

“Review Period” is defined in Section 2.10.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Second Payment Consideration” means:

(a) if the Second Payment Stock Price is equal to or less than the First Payment Stock Price and the Product ARR Milestone is achieved, a number of shares of Purchaser Common Stock equal to the Closing Share Number;

(b) if the Second Payment Stock Price is equal to or less than the First Payment Stock Price and the Product ARR Milestone is not achieved, a number of shares of Purchaser Common Stock equal to (i) (A) $50,000,000, minus (B) ten times (10x) the Product ARR Shortfall, divided by (ii) the First Payment Stock Price;

(c) if the Second Payment Stock Price is greater than the First Payment Stock Price but less than two times (2.0x) the First Payment Stock Price and the Product ARR Milestone is achieved, a number of shares of Purchaser Common Stock equal to (i) $100,000,000, divided by the Second Payment Stock Price, minus (ii) the Closing Share Number;

(d) if the Second Payment Stock Price is greater than the First Payment Stock Price but less than two times (2.0x) the First Payment Stock Price and the Product ARR Milestone is not achieved, a number of shares of Purchaser Common Stock equal to (i) (A) $100,000,000, minus ten times (10x) the Product ARR Shortfall, divided by (B) the Second Payment Stock Price, minus (ii) the Closing Share Number; or

(e) if the Second Payment Stock Price is greater than the First Payment Stock Price by two times (2.0x) or more, no consideration (i.e., there would be no Second Payment Consideration in this scenario, regardless of whether or not the Product ARR Milestone is achieved), in the case of clauses (a)—(d), less a number of shares of Purchaser Common Stock equal to (i) the aggregate amount of any Second Payment Transaction Expenses, divided by (ii) the First Payment Stock Price.

“Second Payment Indemnity Proportion” means, in respect of each Seller, the proportion set out opposite such Seller’s name under the heading “Second Payment Indemnity Proportion” in the Allocation Schedule. For the avoidance of doubt, the total of all Second Payment Indemnity Proportions shall equal one (1), and the Second Payment Indemnity Proportion of the Future Fund shall be nil.

“Second Payment Measurement Period” means the 20 consecutive trading days ending on (and including) September 22, 2022.

“Second Payment Proportion” means, in respect of each Seller, the proportion set out opposite such Seller’s name under the heading “Second Payment Proportion” in the Allocation Schedule. For the avoidance of doubt, the total of all Second Payment Proportions shall equal one (1).

“Second Payment Stock Price” means the intraday volume-weighted average price of Purchaser Common Stock as reported on the Nasdaq Global Market for the Second Payment Measurement Period.

“Second Payment Transaction Expenses” means the Transaction Expenses described in Section 1.1(e) of the Disclosure Schedule.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Closing Deliverables” means:

(a) a duly executed counterpart to the Joinder Agreement;

(b) with respect to each Company Warrantholder who holds Company Warrants which are not Exercised Warrants, a duly executed deed of termination in respect of such Company Warrants or other evidence reasonably satisfactory to Purchaser that such Company Warrants have terminated in accordance with their terms;

(c) with respect to each Company Warrantholder who holds Exercised Warrants, a duly exercised warrant exercise notice, together with the price in cash equal to the exercise amount set out therein;

(d) with respect to each Company Optionholder who holds Exercised Options, the Option Exercise Documents;

(e) with respect to each Company Optionholder who holds Vested U.S. Company Options being cancelled and exchanged pursuant to Section 2.4(c), the duly executed election form in respect of such Options in form reasonably satisfactory to Purchaser;

(f) with respect to each Company Shareholder, a duly executed Stock Transfer Form in favor of Purchaser, together with share certificates representing all of the Company Capital Shares held by the Company Shareholder (save in respect of Company Capital Shares issued pursuant to the Recapitalization or upon the exercise of Company Options and Company Warrants, in respect of which certificates will not be issued), or an indemnity in a form agreed between the Purchaser and the Company in respect of any missing share certificates;

(g) with respect to each Company Shareholder, a power of attorney in a form agreed between the Company and Purchaser, duly executed and in favor of Purchaser to enable Purchaser (prior to stamping of the Stock Transfer Forms) to exercise all voting and other rights attaching to the Company Capital Shares (including Company Capital Shares issued pursuant to the Recapitalization or upon the exercise of Company Options and Company Warrants) held by the Company Shareholder;

(h) a properly completed and duly executed IRS Form W-9, or the appropriate version of IRS Form W-8, as applicable, duly executed by each Company Shareholder; and

(i) a duly executed copy of the Seller Questionnaire.

“Seller Questionnaire” means the securities compliance and selling shareholder questionnaire in the form of Exhibit E.

“Seller Related Parties” is defined in Section 8.1(a).

“Sellers” is defined in the Recitals.

“Selling Shareholder” is defined in Section 8.5(a).

“Significant Customer” is defined in Section 3.28(a).

“Significant Supplier” is defined in Section 3.27.

“Specified Matter” means the matter described in Section 1.1(f) of the Disclosure Schedule.

“Stock Transfer Form” means the stock transfer form in the form as set out at Exhibit D.

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which such Person, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such corporation, partnership, limited liability company or other entity or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such corporation, partnership, limited liability company or other entity’s board of directors or other governing body.

“Suspension Event” is defined in Section 8.5(b).

“Systems” is defined in Section 3.19(l).

“Target Amount” means minus $1,054,312, minus the applicable Incremental Cash Burn.

“Tax Authority” means any Governmental Authority responsible for the determination, assessment, administration or collection of any Taxes, or otherwise exercising a fiscal, revenue, customs or exercise function (including HMRC in the U.K. and the IRS).

“Tax Claims” means any Claims by any Tax Authority with respect to Taxes or Tax Returns.

“Tax Returns” means any returns, declarations, reports, statements and other documents filed or required to be filed with a Tax Authority in respect of any Taxes, including any schedules or attachments thereto and any amendments thereof.

“Taxes” means any and all (a) domestic or foreign, federal, provincial, state or local or other taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever (including any Liabilities pursuant to escheat and unclaimed property Laws), (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Returns, (c) Liabilities for any items described in clause (a) and/or clause (b) payable by reason of being or ceasing to be a member of any Affiliated Group, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar Law), and (d) Liabilities for any items described in clause (a), clause (b) and/or clause (c) payable by reason of Contract, assumption, transferee or successor liability, operation of Law or otherwise.

“Terminated Agreements” is defined in Section 6.11.

“Third Party Claim” is defined in Section 11.4(b).

“Third Party Notice” is defined in Section 11.4(b).

“Total Consideration” means an amount equal to (a) the First Payment Share Consideration plus (b) the First Payment Warrant Consideration, plus (c) the Second Payment Consideration, if any.

“Trade Secrets” means information and materials not generally known to the public, including trade secrets and other confidential or proprietary information.

“Transactions” is defined in the Recitals.

“Transaction Documents” means this Agreement, the Seller Closing Deliverables, the Restrictive Covenant Agreements, the Allocation Schedule, and all the other agreements, certificates, instruments and other documents to be executed or delivered by one or more of the Parties in connection with the Transactions.

“Transaction Expenses” means, without duplication: (a) any expenses, fees and charges incurred by or on behalf of the Company Group, any Seller or the Representative in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents or any offering or marketing materials and the consummation of the Closing, including all attorneys’, accountants’, consultants’, professionals’, investment bankers’ and other advisors’ fees and expenses payable by the Company Group in connection with the Transactions not paid in full as of the Closing, (b) any stay bonuses, sales bonuses, change in control payments, retention payments, success payments or similar payments, in each case related to the Transactions and not paid in full as of the Closing, (c) the employer portion of any payroll, social security, unemployment or similar Taxes payable with respect to the amounts set forth in clause (b), (d) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Persons on behalf of the Company Group or obtaining the release and termination of any Liens, (e) all brokers’ or finders’ fees, (f) an amount equal to 50% of the cost of the R&W Policy, including the premiums, broker fees, taxes (which for the avoidance of doubt shall not include any income Taxes), and related expenses, and (g) 100% of the cost of the D&O Tail Policy. Notwithstanding the foregoing, “Transaction Expenses” will not include any amounts included as Indebtedness or included as current liabilities in the definition of Working Capital.

“Transfer” is defined in Section 2.15(e).

“Transfer Taxes” is defined in Section 9.4.

“UK” the United Kingdom of Great Britain and Northern Ireland.

“UK GDPR” has the meaning given to it in section 3(10) (as supplemented by section 205(4)) of the UK Data Protection Act 2018.

“Unvested Company Option” means any Company Option (or portion thereof) that is unvested and outstanding immediately prior to the Closing, after giving effect to any existing right to acceleration of Company Options in connection with the Acquisition.

“Vested Company Option” means any Company Option (or portion thereof) that is vested and outstanding immediately prior to the Closing, after giving effect to any existing right to acceleration of Company Options in connection with the Acquisition.

“Vested U.S. Company Option” means any Vested Company Option granted to a Company Optionholder who was primarily providing services in the United States as of the date the Company Option was granted and/or is primarily providing services in the United States as of the Closing.

“Warrantor Proportion” means, in respect of each Warrantor, the proportion set out against his or her name under the heading “Warrantor Proportion” in the Allocation Schedule.

“Warrantors” means Niall Murphy, Dominique Guinard, Lucy Oulton and Cyrus Gilbert-Rolfe.

“Worker” means any person who is not an Employee and personally performs any work for any member of the Company Group but is not engaged in a business on their own account and who does not carry on any profession or business of which any member of the Company Group is a client or customer.

“Working Capital” means an amount equal to (a) the current assets of the Company Group, minus (b) the current liabilities of the Company Group, in each case calculated as of the Measurement Time in accordance with FRS 102 as consistently applied by the Company, excluding any items which are included in the calculation of Cash, Indebtedness or Transaction Expenses, and excluding any Tax asset, or Tax liabilities. For the avoidance of doubt, Working Capital will include (regardless of whether required to be included as current liabilities under FRS 102): (i) deferred rent (including, for the avoidance of doubt, any rent or other payments due prior to the Measurement Time under the written terms of the Lease, dated May 17, 2019, by and among the Company, British Overseas Bank Nominees Limited and WGTC Nominees Limited), unless such deferent rent has been irrevocably forgiven by the applicable landlord, (ii) unpaid legal fees and related costs and expenses relating to the Specified Matter incurred prior to the Measurement Time, (iii) deferred obligations to remit payroll or similar Taxes, (iv) any Liability of the Company Group for any outstanding severance or settlement amounts owed to any current or former Employee (including under any redundancy Laws), and the employer portion of any payroll, social security, unemployment or similar Taxes payable with respect to such amounts, and (v) any Liability for deferred revenue share relating to the Specified Matter.

Section 1.2 Rules of Construction. Any reference in this Agreement to a Law refers to such Law as in effect on the date hereof or, if the context so requires, the applicable date or time period in question. Any reference to a Contract, instrument or other document as of a given date means the Contract, instrument or other document as amended, supplemented and modified from time to time through such date. All preamble, recital, article, section, exhibit and schedule references are to the preamble, recitals, articles, sections, exhibits and schedules of this Agreement unless otherwise specified. All references herein to “dollars” or “$” are to United States dollars, and all references to “pounds”, “GBP” or “£” are to UK pounds sterling. All references herein to any period of days will mean the number of calendar days unless otherwise specified. When calculating the period of time before which, within which or following which, any act is to be done or step taken hereunder, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day. Words in the singular will be held to include the plural and vice versa. Words of one gender will be held to include the other genders as the context requires. The terms “hereof,” “herein,” “hereunder,” “hereto” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision hereof. The word “including” and words of similar import when used herein will mean “including, without limitation,” unless otherwise specified. The word “or” will not be exclusive. All references to “will” will be construed as creating a mandatory obligation. Any accounting term used herein will have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with FRS 102, and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with FRS 102. Each Party has negotiated and reviewed this Agreement, assisted by such legal and tax counsel as they desired, and has contributed to its revisions. The rule of construction that any ambiguities are resolved against the drafting Party will be subordinated to the principle that the terms and provisions of this Agreement will be construed fairly as to all Parties and not for or against any Party.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.1 Agreement to Purchase and Sell Shares.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell to Purchaser, and Purchaser shall purchase from the Sellers, the Company Capital Shares (including Company Capital Shares issued pursuant to the Recapitalization and upon the exercise of Company Options and Company Warrants) held by the Sellers, free and clear from all Liens, in consideration for the payment to the Sellers of their applicable portion of the Total Consideration as described in this Agreement. Purchaser is not obliged to proceed to Closing of the purchase of any of the Company Capital Shares or to issue any Purchaser Common Stock, unless Closing of the sale and purchase of all of the issued and to be issued Company Capital Shares takes place simultaneously.

(b) Each Seller: (i) waives any rights of pre-emption or other restrictions on transfer in respect of the Company Capital Shares (including Company Capital Shares issued pursuant to the Recapitalization and upon the exercise of Company Options and Company Warrants) conferred by the Articles, the New Articles or otherwise, (ii) consents to the Transactions whether required pursuant to the Subscription and Shareholders’ Agreement relating to the Company dated October 11, 2016 or otherwise, (iii) consents to the allotment of the Company Capital Shares to be issued pursuant to the Recapitalization and upon the exercise of Company Options and Company Warrants and (iv) consents to any conversions or re-designation(s) of shares that takes place pursuant to the Recapitalization.

Section 2.2 Consideration for Company Capital Shares.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the purchase price for the Company Capital Shares shall be the Total Consideration, which shall be satisfied in accordance with Section 2.2(b).

(b) Upon the terms and subject to the conditions set forth in this Agreement, each Seller will be entitled to receive in respect of their Company Equity Shares, upon the delivery of the Seller Closing Deliverables, the following:

(i) at the Closing, such Seller’s Allocable Share of the First Payment Share Consideration as applies to Purchaser Common Stock, as set forth in the Allocation Schedule;

(ii) at the Closing, such Seller’s Allocable Share of the First Payment Warrant Consideration as applies to Purchaser Warrants, as set forth in the Allocation Schedule;

(iii) such Seller’s Second Payment Proportion of the Second Payment Consideration (if any);

(iv) the right to receive distributions of Holdback Shares in accordance with this Agreement (to the extent entitled thereto); and

(v) the right to receive any distributions of the Post-Closing Excess Amount (if any), in accordance with this Agreement.

(c) Upon the terms and subject to the conditions set forth in this Agreement, each Company Shareholder will be entitled to receive, with respect to each Company Deferred Share held by such Company Shareholder immediately prior to Closing, upon the delivery of the Seller Closing Deliverables, an amount in cash equal to the Per Deferred Share Closing Consideration.

(d) Each share of Purchaser Common Stock issuable pursuant to this Agreement, or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall be book-entry security entitlements.

(e) Notwithstanding anything to this Agreement to the contrary, in no event will Purchaser be required to issue or pay any consideration under this Agreement in excess of the Total Consideration.

Section 2.3 Treatment of Company Warrants and Company Convertible Notes.

(a) The Company Warrants shall not be assumed or continued by Purchaser or the Company in connection with the Transactions. Each Company Warrantholder who holds Exercised Warrants shall, immediately prior to Closing and in accordance with the Warrant Exercise Documents, exercise their Exercised Warrants and receive Company Preferred Ordinary Shares in respect thereof.

(b) The Company Convertible Notes shall not be assumed or continued by Purchaser or the Company in connection with the Transactions. Each holder of Company Convertible Notes irrevocably agrees that, immediately prior to Closing, his Company Convertible Notes shall automatically convert into a number of Company B3 Preferred Shares equal to the principal amount of the Company Convertible Notes (converted into dollars at the Exchange Rate where applicable) divided by the conversion price of $0.20869 per Company B3 Preferred Share. Each Company Convertible Noteholder irrevocably authorizes and instructs the Company to apply the principal in subscribing for such Company B3 Preferred Shares in full and final satisfaction of all obligations owing by the Company to each of them under such Company Convertible Notes, whether in respect of principal, interest or otherwise.

Section 2.4 Treatment of Company Options.

(a) No Vested Company Options will be assumed or continued by Purchaser or the Company in connection with the Transactions except to the extent provided for in Section 2.4(b). On or before November 30, 2021, the Company will deliver written notice (in form and substance reasonably satisfactory to Purchaser) to each holder of Vested Company Options informing each such holder of the Transactions and providing instructions on how the holder of Vested Company Options may (i) exercise his or her Vested Company Options if such holder of Vested Company Options is an Eligible Optionholder, or (ii) tender his or her Vested U.S. Company Options, if any, for cancellation and exchange pursuant to Section 2.4(c) if such holder of Vested Company Options is an Eligible Optionholder who is a current or former employee of any member of the Company Group. Each Eligible Optionholder who has delivered duly executed Option Exercise Documents together with the exercise price and any applicable tax liability in respect of his or her Vested Company Options to the Company (“Exercised Options”) on or before the date that is five Business Days prior to the Closing Date will be treated as a Seller under this Agreement entitled to receive the applicable consideration on the Closing Date pursuant to Section 2.2.

(b) At the Closing, each Vested Company Option that is held by an Ineligible Optionholder shall be assumed by Purchaser and converted into, or terminated and substituted with, a stock option of Purchaser (a “Converted Option”) that will continue to have, and be subject to, the same terms and conditions set forth in the applicable documents governing such Vested Company Option prior to the Closing (including the applicable Benefit Plan and stock option agreement or other document evidencing such Vested Company Option) immediately prior to the Closing, except that: (1) each Converted Option will be exercisable for a number of whole shares of Purchaser Common Stock equal to the product of the number of Company Common Shares that were subject to such Vested Company Option immediately prior to the Closing, as set forth in the Allocation Schedule, multiplied by the ratio of the aggregate value on Closing of the consideration that they would have been entitled to receive under this Agreement per Company Common Share if they had been permitted to exercise their Vested Company Option (including the First Payment Share Consideration, the First Payment Warrant Consideration and the Second Payment Consideration), as agreed between the Purchaser and the Representative, each acting reasonably and acknowledging the requirement for such valuation to comply with applicable Laws as they relate to Taxes and set forth in the Allocation Schedule,; to the closing price of Purchaser Common Stock as reported on the Nasdaq Stock Market on the Closing Date, or on the prior trading day if the Closing Date is not a trading day (such ratio the “Exchange Ratio”), rounded down to the nearest whole share of Purchaser Common Stock; and (2) the per share exercise price for the shares of Purchaser Common Stock issuable upon exercise of each such Converted Option will be equal to the quotient of the exercise price per Company Common Share at which such Vested Company Option was exercisable immediately prior to the Closing (converted into U.S. dollars if not already denominated in U.S. dollars) divided by the Exchange Ratio, rounded up to the nearest whole cent. It is the intention of the parties that each Converted Option shall qualify following the Closing as an incentive stock option (as defined in Section 422 of the Code) to the extent permitted under Section 422 of the Code and to the extent such corresponding Vested Company Option qualified as an incentive stock option prior to the Closing, and that the adjustments in this Section 2.4(b) be performed in a manner that complies with or is exempt from Section 409A of the Code. Following the Closing, the Purchaser Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Converted Option.

(c) Notwithstanding anything to the contrary herein, at the Closing, without any further action on the part of Purchaser, the Sellers, the Company or the Company Optionholders, each outstanding Vested U.S. Company Option that has a per share exercise price that is less than the value of the Company Optionholder’s Allocable Share of the First Payment Share Consideration and is held by an Eligible Optionholder who has delivered a duly executed election form in form reasonably satisfactory to Purchaser at least five Business Days prior to the Closing Date to have their Vested U.S. Company Options treated as set forth in this Section 2.4(c), shall be cancelled and shall be converted automatically into the right to receive, upon the terms set forth in this Section 2.4(c) and throughout this Agreement, (i) at the Closing, such Company Optionholder’s Allocable Share of the First Payment Share Consideration in respect of the Vested U.S. Company Option, as set forth in the Allocation Schedule (which shall be calculated taking into account the exercise price of such Company Option), (ii) such Company Optionholder’s Second Payment Proportion of the Second Payment Consideration (if any) in respect of the Vested U.S. Company Option, (iii) the right to receive distributions of Holdback Shares in respect of the Vested U.S. Company Option in accordance with this Agreement (to the extent entitled thereto) and (iv) the right to receive any distributions of the Post-Closing Excess Amount (if any) in respect of the Vested U.S. Company Option in accordance with this Agreement (to the extent entitled thereto). If any Vested U.S. Company Option has a per share exercise price that is greater than or equal to the value of the Company Optionholder’s Allocable Share of the First Payment Share Consideration, such Vested U.S. Company Options shall be cancelled for no consideration as of the Closing.

(d) At the Closing, each Vested Company Option (excluding Vested Company Options being assumed pursuant to Section 2.4(b) and Vested U.S. Company Options being cancelled and exchanged pursuant to Section 2.4(c)) shall, in each case, be cancelled and terminated without consideration.

(e) At the Closing, each Unvested Company Option shall, in each case, be cancelled and terminated without consideration upon the Closing. Within 45 days following the Closing Date, the Purchaser will grant equity awards (the “Replacement Equity Awards”), in such form as determined by Purchaser in its sole discretion, to the holders of Unvested Company Options that remain employed by the Company at the time of grant of such Replacement Equity Awards. The Replacement Equity Awards will de facto replace the Unvested Company Options, and that each Replacement Equity Award will have substantially equivalent economic value as the replaced Unvested Company Options; provided, that if the Replacement Equity Awards are in the form of stock options, the exercise price shall not be less than the fair market value of the underlying share subject to such option on the date of grant. Each Replacement Equity Award will be governed by the same or, in Purchaser’s sole discretion, shorter vesting schedule as was applicable immediately prior to the Closing to the Unvested Company Option that it replaces, taking the vesting commencement date to be that of the original Unvested Company Option, in all cases subject to restrictions related to the issuance of shares under applicable Law.

(f) Prior to the Closing, and subject to the prior review and approval of Purchaser, the Company shall take all actions necessary to effect the transactions anticipated by this Section 2.4 under the Company’s equity incentive plan(s) and any Contract applicable to any Company Option (whether written or oral, formal or informal), including delivering all required notices, obtaining all necessary approvals and consents, and delivering evidence satisfactory to Purchaser that all necessary determinations by the Board to effect the treatment of Company Options in accordance with this Section 2.4 have been made. The Company shall take all actions necessary to terminate the Company’s equity incentive plan(s) prior to the Closing. Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not at the Closing be bound by any options, stock appreciation rights, restricted stock units, warrants or other rights or agreements which would entitle any Person, other than Purchaser, to own any capital stock of the Company or to receive any payment in respect thereof other than the payments provided for under this Agreement.

(g) At or prior to the Closing, Purchaser shall reserve for issuance a sufficient number of shares of Purchaser Common Stock for delivery upon exercise of the Converted Options. At or prior to the grant of the Replacement Equity Awards, Purchaser shall reserve for issuance a sufficient number of shares of Purchaser Common Stock for delivery upon settlement of the Replacement Equity Awards. Purchaser shall take appropriate steps so that the Purchaser Common Stock issuable pursuant to the exercise of Converted Options and settlement of Replacement Equity Awards shall be registered pursuant to a registration statement filed with the SEC on Form S-8 (or any successor form) as promptly as is practicable, and will make reasonable best efforts to maintain the effectiveness of such registration statement for so long as such Converted Options and Replacement Equity Awards, as the case may be, remain outstanding.

Section 2.5 Holdback. At the Closing, Purchaser will instruct its transfer agent to issue (but not distribute) the Holdback Shares. The Holdback Shares shall be held by Purchaser and constitute partial security for any Post-Closing Deficit Amount (in the case of the Holdback Adjustment Shares) and the indemnification obligations of the Sellers pursuant to Article XI (in the case of the Holdback Indemnity Shares), and shall be held, distributed or restricted in accordance with the provisions of this Agreement.

Section 2.6 Closing and Closing Payments; Share Issuance Procedures.

(a) Unless this Agreement is earlier terminated pursuant to Article X, the Transactions will be consummated (the “Closing”) on a date to be specified by Purchaser and the Company (the “Closing Date”), which shall be no earlier than the later of (i) January 3, 2022, and (ii) three Business Days following satisfaction or waiver of the conditions set forth in Article VII hereof (except for those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing). In lieu of an in-person meeting, the Closing is being accomplished by email (in PDF or image format) transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt. The Closing will be effective as of 12:00 a.m. London Time on the Closing Date. All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

(b) At least five Business Days prior to Closing, the Company will have prepared and delivered to Purchaser a statement containing a good faith estimate of the Closing Balance Sheet (the “Estimated Closing Balance Sheet”), together with a summary statement (together with the Estimated Closing Balance Sheet, the “Estimated Closing Statement”) containing the Company’s good faith estimate of the Closing Estimated Consideration, including the estimated Working Capital, Cash, Indebtedness, and Closing Transaction Expenses based upon the Estimated Closing Balance Sheet. The Estimated Closing Statement will be based upon the most recent financial information reasonably ascertainable as of the Measurement Time, including the Payoff Letters, and prepared in accordance with FRS 102. The Estimated Closing Statement will be subject to review and approval by Purchaser.

(c) At Closing, Purchaser, or any paying agent designated to act on behalf of Purchaser, shall pay (or cause the Company to pay) by wire transfer of immediately available funds, on behalf of the Company and as accounted for in the calculation of Closing Consideration (and to the extent reasonably acceptable to Purchaser), the amount of all Indebtedness and outstanding Current Liabilities, to each holder thereof designated by the Company on the Allocation Schedule, to such account or accounts designated by such holder in the applicable Payoff Letter and by the Company in the Allocation Schedule.

(d) At Closing, Purchaser, or any paying agent designated to act on behalf of Purchaser, shall pay (or cause the Company to pay) by wire transfer of immediately available funds, on behalf of the Company and as accounted for in the calculation of Closing Consideration, the amount of all Closing Transaction Expenses payable to any Company Group advisors or other service providers (other than any Employee, director or officer of the Company Group or any of its Subsidiaries), to each holder thereof designated by the Company on the Allocation Schedule, to such account or accounts as are designated in the applicable invoices and by the Company in the Allocation Schedule.

(e) Immediately upon receipt of the Seller Closing Deliverables, but for the avoidance of doubt in no event prior to the Closing and no later than the Closing Date, Purchaser shall issue or cause its transfer agent to issue to each Seller the number of shares of Purchaser Common Stock and Purchaser Warrants issuable to such holder at the Closing pursuant to Section 2.2 and Section 2.4(c). At the Closing, Purchaser shall provide or cause its transfer agent to provide book-entry evidence of such issuance to each such Seller and copies thereof to the Representative.

(f) Within five Business Days following September 21, 2022, and subject to receipt by Purchaser of the Seller Closing Deliverables, Purchaser shall cause its transfer agent to issue to each Seller the number of shares of Purchaser Common Stock issuable to such holder pursuant to Section 2.2(b)(ii), if any, and, provide book-entry evidence of such issuance to each such Seller, with copies thereof to the Representative.

Section 2.7 Closing Deliveries. At or prior to the Closing, as applicable, the Parties will deliver the documents and instruments set forth in this Section 2.7.

(a) Purchaser will execute or deliver to the Company and the Sellers the following:

(i) a copy of the R&W Policy;

(ii) a certificate, duly executed by the Secretary of Purchaser, certifying as to the valid adoption of resolutions of the Purchaser Board approving the Transactions and the issue of the Purchaser Common Stock and Purchaser Warrants issuable to the Sellers at Closing, copies of which will be attached thereto; and

(b) The Sellers and the Company will execute or deliver to Purchaser (or any other Person indicated below) the following:

(i) a payoff letter in customary form issued by each holder of Indebtedness, which sets forth (A) the amounts required to discharge all Indebtedness owed to such holder as of the Measurement Time, (B) the wire transfer instructions for the repayment of such Indebtedness to such holder, (C) a release of all Liens granted by any member of the Company Group to such holder or otherwise arising with respect to such Indebtedness (including a discharge or release in a form to be agreed between Purchaser and the Company in respect of the debenture dated December 12, 2018 between Stewart Wilkinson (as lender) and the Company (as borrower)), following the repayment of such Indebtedness, and (D) a properly completed IRS Form W-9, or the appropriate version of IRS Form W-8 (or comparable certificate under other applicable Law), as applicable, duly executed by each holder of Indebtedness (collectively, the “Payoff Letters”);

(ii) invoices, issued by the payees of any portion of the Closing Transaction Expenses, setting forth the amounts required to repay in full all Closing Transaction Expenses, together with wire transfer instructions and a properly completed IRS Form W-9, or the appropriate version of IRS Form W-8 (or comparable certificate under other applicable Law), as applicable, duly executed by each payee of such Closing Transaction Expenses;

(iii) the Seller Closing Deliverables with respect to each Seller (provided that this requirement and the Purchaser’s condition precedent set forth in Section 7.3(g) below will not be breached solely due to the failure to deliver the deliverables contemplated by clauses (h) and (i) of the definition of “Seller Closing Deliverables” with respect to any Dragged Shareholder);

(iv) the written resignations, effective as of the Closing, of those directors and officers of each member of the Company Group listed on Section 2.7(b)(iv) of the Disclosure Schedule, each in form reasonably satisfactory to Purchaser including a release and waiver from such directors and officers regarding any claims they might have against the Company Group;

(v) evidence of the termination as of the Closing of those agreements set forth on Section 2.7(b)(v) of the Disclosure Schedule;

(vi) a certificate, duly executed by the Secretary of the Company, certifying as to (A) the valid adoption of resolutions of the Company Board approving the Transactions, and (B) the receipt of the Company Shareholder Approval, copies of which will be attached thereto (the “Company Secretary Certificate”);

(vii) evidence that the Company has obtained the third-party consents described on Section 2.7(b)(vii) of the Disclosure Schedule;

(viii) evidence of the filing or receipt of the authorizations, licenses, consents, Orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, the Governmental Authorities as set forth on Section 2.7(b)(viii) of the Disclosure Schedule;

(ix) a duly certified copy of any power of attorney under which any of the documents to be delivered to Purchaser under this Agreement have been executed;

(x) the share certificates or other documents of title in respect of all issued shares in the capital of each member of the Company Group (other than the Company);

(xi) the Company’s registers of members, directors, secretaries and PSC register in each case properly written up as at the Closing Date in a form satisfactory to the Purchaser and to the extent not kept at the Leased Real Property, any other registers, minute books and other records required to be kept by each member of the Company Group under the Companies Act, in each case properly written up as at the Closing Date, together with the common seals (if any), certificates of incorporation and any certificates of incorporation on change of name for the Company;

(xii) a copy of the Company Shareholder Approval regarding the Transactions;

(xiii) in relation to the Recapitalization, (A) a copy of the Company Shareholder Approval regarding the adoption of the new articles of association of the Company prior to Closing and the transfer of the Company Capital Shares to Purchaser as a Permitted Transfer in accordance with article 10.1(a) of the Company’s Articles and (B) a copy of the Company Shareholder resolutions and class consents approving the Recapitalization; and

(xiv) such other customary documents, records, instruments or deliverables as Purchaser may reasonably request in writing.

(c) At or prior to the Closing, as applicable, the Sellers and the Company will cause a board meeting of each member of the Company Group to be held at which the following matters are approved:

(i) in respect of the Company only, the registration of the transfers of all of the Company Capital Shares (including Company Capital Shares issued upon the exercise of Company Options and Company Warrants and the conversion of the Company Convertible Notes) delivered in accordance with Section 2.7(b)(iii), subject only to the stock transfer forms being duly stamped at Purchaser’s cost;

(ii) acceptance of the resignations of the officers of the Company Group referred to in Section 2.7(b)(iv), with effect from Closing;

(iii) the appointment of the persons nominated by Purchaser as directors and company secretary of each member of the Company Group, with effect from Closing; and

(iv) revoking all existing instructions and authorities to the bankers of the Company Group and replacing them with new instructions and authorities as Purchaser requires.

Section 2.8 No Fractional Shares. The number of shares of Purchaser Common Stock to be issued to Company Shareholders, Company Warrantholders, and Company Convertible Noteholders (a) pursuant to Section 2.2 and (b) in connection with the release of any Holdback Shares, as applicable, shall be rounded down to the nearest whole number of shares of Purchaser Common Stock and Purchaser will have no liability to pay cash in lieu of fractional shares.

Section 2.9 Equitable Adjustments. If at any time during the period between the Agreement Date and the Closing (and with respect to (i) the issuance of shares of Purchaser Common Stock as Second Payment Consideration, on or prior to the issuance of the Second Payment Consideration, and (ii) the release of the Holdback Shares pursuant to the terms of this Agreement), any change in the outstanding shares of Purchaser Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, any number or amount contained in this Agreement which is based on the price of Purchaser Common Stock or the number of shares of Purchaser Common Stock shall be equitably adjusted to the extent necessary to provide the Parties the same economic effect with respect to the Purchaser Common Stock as contemplated by this Agreement prior to such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.

Section 2.10 Preparation of the Closing Balance Sheet. Following the Closing, the Closing Consideration will be finally determined pursuant to this Section 2.10, Section 2.11 and Section 2.12. As soon as practicable, but within 90 days after the Closing Date (the “Review Period”), Purchaser will prepare and deliver to the Representative a statement (the “Closing Statement”) setting forth Purchaser’s calculation of the Cash, Working Capital, Indebtedness and Closing Transaction Expenses, and the calculation of the Closing Consideration based thereon, as determined from a balance sheet of the Company prepared as of the Measurement Time (the “Closing Balance Sheet”) and delivered with reasonable supporting detail regarding the calculation of each component of the Closing Consideration. During the Review Period and the Dispute Period (as defined below), the Representative and its advisors will have reasonable access (during normal business hours and upon reasonable notice) to the relevant books and records of the Company and the accounting personnel of Purchaser and related work papers to the extent that they relate to the Closing Statement, and such historical financial information (to the extent in Purchaser’s possession) related to the Closing Statement as the Representative may reasonably request for the purpose of reviewing the Closing Statement and to have a basis to prepare, to the extent the Representative may deem appropriate, a Dispute Notice (defined below), provided, that such access will be in a manner that does not unreasonably interfere with the normal business operations of Purchaser. The Closing Balance Sheet will be prepared by Purchaser as of the Measurement Time in accordance with FRS 102. Notwithstanding any changes to the foregoing items under this Section 2.10, the Closing Balance Sheet will be deemed issued as of the Measurement Time.

Section 2.11 Disputes Regarding Closing Balance Sheet.

(a) Within 30 days following receipt of the Closing Statement (such period, the “Dispute Period”), the Representative may provide written notice to Purchaser disputing all or a part of the calculation of the Closing Consideration in the Closing Statement (the “Dispute”), setting forth in reasonable detail the elements and amounts with which the Representative disagrees (the “Dispute Notice”). If the Representative does not deliver to Purchaser a Dispute Notice within the Dispute Period, then the Closing Statement will be deemed to have been accepted and agreed to by the Representative in the form in which it was delivered and will be final and binding on the Parties. If the Representative delivers the Dispute Notice to Purchaser within the Dispute Period, then Purchaser and the Representative will use reasonable efforts to resolve the Dispute within 30 days following receipt of the Dispute Notice. If Purchaser agrees with the Representative’s calculation of the Closing Consideration in the Closing Statement, then the Representative’s calculation of the Closing Consideration in the Dispute Notice will be final and binding on the Parties.

(b) If Purchaser and the Representative cannot resolve each element of the Dispute within such 30-day period, then Purchaser and the Representative will jointly engage as the arbitrating expert resolving the Dispute one or more independent members (having no conflict of interest) of the dispute resolution group of a “Big 4” accounting firm reasonably acceptable to the Representative and Purchaser (such Person, the “Accounting Firm”). If the Representative and Purchaser are unable, after reasonable effort, to agree on the identity of the Accounting Firm, then either of them may apply to any court of competent jurisdiction to appoint the Accounting Firm. The Accounting Firm’s function will be to resolve each element of the Dispute not resolved by Purchaser and the Representative as an accounting expert and not as an arbitrator, to revise the Closing Balance Sheet to reflect such resolutions, and to calculate the Closing Consideration based on the elements and amounts reflected on the revised Closing Balance Sheet.

(c) In the resolution of the Dispute, the Accounting Firm will limit its review to the positions submitted by the Representative and Purchaser. The Accounting Firm may conduct a conference concerning the Dispute, at which conference each of Purchaser and the Representative may present additional documents, materials and other information and to have present their respective advisors, counsel and accountants; provided that Purchaser and the Representative will be limited by their respective positions submitted to the Accounting Firm. In the resolution of the Dispute, there may be no other hearings or oral examinations, testimony, depositions, discovery or other similar Proceedings. Each of Purchaser and the Representative will provide to the other Party and the Accounting Firm during business hours and upon reasonable notice such documents, books, records, work papers and finance and accounting employees as such Party or the Accounting Firm may reasonably request to review the Closing Balance Sheet and to resolve the Dispute.

(d) The Accounting Firm will promptly, and no later than within 30 days, after its appointment decide on each element in the Dispute in writing to Purchaser and the Representative, together with a revised Closing Balance Sheet reflecting its decision and a revised Closing Statement reflecting its calculation of the Closing Consideration based on its calculation of Cash, Working Capital, Indebtedness and Closing Transaction Expenses. In resolving the Dispute, the Accounting Firm will be bound by this Agreement and may revise no element of the Closing Balance Sheet that is not contested by the Representative or Purchaser or assign a value to any disputed element of the Closing Balance Sheet greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. Each of the Accounting Firm’s decision, the revised Closing Balance Sheet, and the revised calculation of the Closing Consideration will be final and binding on the Parties, and judgment may be entered thereon. The Representative, on behalf of the Sellers solely in its capacity as Representative and not in its individual capacity, and Purchaser will share the fees and expenses of the Accounting Firm in inverse proportion to the relative amounts subject to the Dispute determined in favor of such Party, in accordance with the following formulas: (i) Purchaser will pay a portion of such fees and expenses equal to the total fees, costs and expenses multiplied by a fraction, the numerator of which is the dollar amount subject to the Dispute resolved in favor of the Representative and the denominator of which is the total dollar amount subject to the Dispute, and (ii) the Representative, on behalf of the Sellers, will pay a portion of such fees, costs and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount subject to the Dispute resolved in favor of Purchaser and the denominator of which is the total dollar amount subject to the Dispute. Notwithstanding the foregoing, each of Purchaser and the Representative, on behalf of the Sellers solely in its capacity as Representative and not in its individual capacity, will pay the fees, costs and expenses of their respective attorneys, accountants and other representatives in the Dispute.

(e) The date on which the Closing Balance Sheet and the Closing Consideration is finally determined in accordance with this Section 2.11 is referred to as the “Determination Date”.

Section 2.12 Closing Consideration Adjustment.

(a) If the Closing Consideration, as finally determined pursuant to this Article II, is less than the Closing Estimated Consideration (such difference, the “Post-Closing Deficit Amount”), then Purchaser shall cancel from the Holdback Adjustment Shares (and shall issue the Representative with a confirmatory certificate, certifying the number of Holdback Adjustment Shares which have been cancelled), within five (5) Business Days after the Determination Date, an aggregate amount of Holdback Adjustment Shares equal to the absolute value of the Post-Closing Deficit Amount. For purposes of determining the number of Holdback Adjustment Shares required to satisfy any Post-Closing Deficit Amount under this Section 2.12, each Holdback Adjustment Share shall be deemed to have a value equal to the First Payment Stock Price.

(b) If the Closing Consideration, as finally determined pursuant to this Article II, is more than the Closing Estimated Consideration (such difference, the “Post-Closing Excess Amount”), then Purchaser shall, within five (5) Business Days after the Determination Date, cause its transfer agent to issue to each Seller, a number of shares of Purchaser Common Stock equal to (i) such Seller’s First Payment Proportion of the Post-Closing Excess Amount, divided by (ii) the First Payment Stock Price, and shall provide book-entry evidence of such issuance to each such Seller.

(c) Following the cancellation of Holdback Adjustment Shares in accordance with Section 2.12(a), Purchaser shall release (and shall issue the Representative with a confirmatory certificate, certifying the number of Holdback Adjustment Shares which shall be released), within five (5) Business Days, an aggregate amount equal to the then remaining Holdback Adjustment Shares; provided, however, that as a condition to Purchaser’s obligation to issue any Holdback Adjustment Shares, the Representative shall first deliver to Purchaser an updated Allocation Schedule setting forth the portion of the remaining Holdback Adjustment Shares to be distributed to each Seller (with such distribution being made to the Sellers in their First Payment Proportions).

(d) Purchaser and the Company shall be entitled to conclusively rely upon the updated Allocation Schedule delivered by the Representative, including with respect to whether any Seller received the appropriate portion of any such distribution, and in no event will Purchaser, the Company or any of their Affiliates have any liability to any Person on account of payments or distributions made in accordance with the updated Allocation Schedule delivered by the Representative.

Section 2.13 Product ARR Calculation.

(a) Purchaser will deliver to the Representative no later than March 31, 2022, a statement (the “Product ARR Statement”) setting forth the Product ARR.

(b) If according to the Product ARR Statement the Product ARR Milestone has not been achieved, then within 30 days following receipt of the Product ARR Statement (such period, the “Product ARR Dispute Period”), the Representative may provide written notice to Purchaser disputing the calculation of Product ARR in the Product ARR Statement (the “Product ARR Dispute”), setting forth the Representative’s calculation of Product ARR, along with reasonable supporting detail (a “Product ARR Dispute Notice”). If the Representative does not deliver to Purchaser a Product ARR Dispute Notice within the Product ARR Dispute Period, then the Product ARR Statement will be deemed to have been accepted and agreed to by the Representative in the form in which it was delivered.

(c) In connection with the Representative’s review of the Product ARR Statement, to the extent reasonably required for the purposes thereof, the Representative will be provided reasonable access (during normal business hours and upon reasonable notice) to the relevant books and records of the Company and related work papers to the extent that they relate to the Product ARR Statement, and such financial information (to the extent in Purchaser’s possession) related to the Product ARR Statement as the Representative may reasonably request for the purpose of reviewing the Product ARR Statement and to have a basis to prepare, to the extent the Representative may deem appropriate, an Product ARR Dispute Notice, provided, that such access will be in a manner that does not unreasonably interfere with the normal business operations of Purchaser and that the Representative will maintain all such information in confidence and comply with all applicable securities Laws relating to such information.

(d) If the Representative delivers the Product ARR Dispute Notice to Purchaser within the Product ARR Dispute Period, then Purchaser and the Representative will use reasonable efforts to resolve the Product ARR Dispute within 30 days following receipt of the Product ARR Dispute Notice.

(e) If Purchaser and the Representative cannot resolve the Product ARR Dispute within such 30-day period referenced in Section 2.13, then Purchaser and the Representative will jointly engage the Accounting Firm as the arbitrating expert resolving the Product ARR Dispute. The Accounting Firm’s function will be to resolve the Product ARR Dispute not resolved by Purchaser and the Representative as an accounting expert and not as an arbitrator, and to calculate Product ARR.

(f) The Accounting Firm may conduct a conference concerning the Product ARR Dispute, at which conference each of Purchaser and the Representative may present additional documents, materials and other information and to have present their respective advisors, counsel and accountants.

(g) The Accounting Firm will promptly, and no later than within 30 days, after its appointment, determine the Product ARR and give written notice to Purchaser and the Representative of such determination, which determination will be final and binding on the Parties, and judgment may be entered thereon. The non-prevailing party in the Product ARR Dispute submitted to the Accounting Firm for resolution will (and in the case of the Representative, on behalf of the Sellers solely in its capacity as the Representative and not in its individual capacity) pay the fees and expenses of the Accounting Firm in connection with the Product ARR Dispute. Notwithstanding the foregoing, each of Purchaser and the Representative (on behalf of the Sellers solely in its capacity as the Representative and not in its individual capacity) will pay the fees, costs and expenses of their respective attorneys, accountants and other representatives in the Product ARR Dispute.

(h) In connection with the operation of the Business after the Closing, Purchaser agrees to, through February 28, 2022:

(i) maintain separate books and records of the Company Group to reflect and track Product ARR;

(ii) act in good faith with respect to Purchaser’s operation of the Business and the Company Group in order to support the achievement of the Product ARR Milestone, and not take any actions with the purpose of preventing the achievement of the Product ARR Milestone;

(iii) operate the Business using the financial reporting system used by the Company immediately prior to the date of this Agreement;

(iv) operate the Business adhering to the pricing policies in place for the Company immediately prior to the date of this Agreement;

(v) retain the existing standard contractual terms with any counterparties;

(vi) operate the Business using the sales commission structure in place as at the date of this agreement; and

(vii) not materially divert or change the roles of employees involved in marketing, pre-sales, solution formulation and sales engagement.

In the event of a breach of the covenants in this Section 2.13(h), the Purchaser and Representative shall consider in good faith whether the Product ARR Statement should contain an adjustment to incorporate the reasonable and good faith assessment of the Purchaser and the Representative of the effect (if any) of that breach on the Product ARR Statement. In the event that the Purchaser and the Representative cannot agree on whether an adjustment is required (or the amount of any such adjustment), this dispute will be referred to the Accounting Firm in accordance with this Section 2.13. Nothing in this Section 2.13(h), will restrict the ability of the Purchaser or the Company, acting in good faith, to (i) terminate any employee for cause, (ii) take any action or make any change that is necessary or advisable to comply with applicable law or contracts, or (iii) cause the Company’s employees to devote time to pre-integration planning. In no event will Purchaser have any liability for a breach of its covenants in this Section 2.13(h) if the Product ARR Milestone is achieved.

Section 2.14 Withholding. Notwithstanding any other provision in this Agreement, Purchaser, the Company and any other Person acting on Purchaser’s behalf shall be entitled to deduct and withhold any Taxes required to be deducted and withheld under applicable Tax Law from any payments to be made hereunder or under any other Transaction Documents; provided, that, except for any payments that are treated as compensation for U.S., U.K. or other applicable income Tax purposes (including with respect to Company Options), or with respect to which a properly completed and duly executed IRS Form W-9, or the appropriate version of IRS Form W-8 (or comparable certificate under other applicable Law) has not been delivered prior to any such payment, Purchaser shall notify the Representative of any amounts subject to deduction or withholding, and Purchaser shall use commercially reasonable efforts to cooperate with the Representative and the affected payee to minimize or eliminate any such deduction or withholding. To the extent that amounts are so withheld and paid to the appropriate Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Seller or any other recipient of payment in respect of which such deduction and withholding was made. The Sellers and any other Persons who will receive payments contemplated by this Agreement and the other Transaction Documents will use commercially reasonable efforts to provide Purchaser or the Company any certificates or forms Purchaser may reasonably request prior to Closing, in order to allow Purchaser or the Company to meet its withholding obligations under any applicable Tax Law.

Section 2.15 Securities Law Exemption; Transfer Restrictions; Stop-Transfer Instructions, Securities Law Compliance; Lock-Up.

(a) Each of the Parties shall use its commercially reasonable efforts to cause the issuance of all shares of Purchaser Common Stock and the Purchaser Warrants contemplated by this Agreement in connection with the Transactions to validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue sky” laws.

(b) The shares of Purchaser Common Stock constitute “restricted securities” under the Securities Act and may not be transferred absent registration under the Securities Act or an exemption therefrom, and any such transfer shall be subject to compliance with applicable state securities Laws. All shares of Purchaser Common Stock issued in connection with this Agreement shall bear a legend or legends referencing restrictions applicable to such shares under applicable securities Laws and under this Agreement, which legend shall state in substance:

“The securities evidenced by this certificate have been issued and sold without registration under the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state of the United States (a “State Act”) in reliance upon certain exemptions from registration under said acts. The securities evidenced by this certificate cannot be sold, assigned or otherwise transferred unless such sale, assignment or other transfer is (i) made pursuant to an effective registration statement under the Securities Act and in accordance with each applicable State Act or (ii) exempt from, or not subject to, the Securities Act and each applicable State Act.”

Additional appropriate legends may be included on any shares of Purchaser Common Stock issued under this Agreement pursuant to an exemption from registration provided by Regulation S under the Securities Act.

(c) To ensure compliance with the restrictions imposed by this Agreement, Purchaser may issue appropriate “stop-transfer” instructions to its transfer agent. Purchaser shall not be required (i) to transfer on its books any shares of Purchaser Common Stock that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such shares of Purchaser Common Stock, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such shares of Purchaser Common Stock has been purportedly so transferred.

(d) The Sellers will be subject to Purchaser’s insider trading policy with respect to the shares of Purchaser Common Stock received under this Agreement, to the extent such policy is applicable to such Seller.

(e) During (i) the period beginning on the Closing Date and continuing to and including the date that is seven days after the expiration of the Purchaser Warrants, and (ii) the Second Payment Measurement Period and the ten trading days immediately prior thereto, the Sellers shall not, and shall cause and direct each of its Affiliates not to, without Purchaser’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any shares of Purchaser Common Stock received in connection with the Transactions, (ii) engage in any hedging or other transaction or arrangement (including any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) with respect to any shares of Purchaser Common Stock received in connection with the Transactions which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by such Seller or someone other than such Seller), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of the shares of Purchaser Common Stock received in connection with the Transactions held by such Seller, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of the shares, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”) or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (i) above or transaction or arrangement described in clause (ii) above; in each case, except for (A) Permitted Transfers, (B) exercises of the Purchaser Warrants, and (C) during the period beginning on the date the Registration Statement is declared effective by the SEC and continuing to and including the date that is seven days after the expiration of the Purchaser Warrants, sales effected through a broker from time to time pursuant to arrangements reasonably acceptable to the Representative and disclosed to Purchaser in advance or promptly thereafter. Notwithstanding the foregoing, nothing in this Section 2.15(e) limits the restrictions on transfer described above and arising under applicable securities Laws.

Section 2.16 Cap on Shares of Purchaser Common Stock; Securities Exemption. Notwithstanding anything else to the contrary set forth in this Agreement, in no event shall the total number of shares of Purchaser Common Stock issuable hereunder (including the release of Holdback Shares following the Closing) exceed 19.9% of the total shares of common stock of Purchaser outstanding immediately prior to the Closing (not including any shares that are owned by Purchaser and without assuming the conversion or exercise of any options, warrants or other convertible securities) (the “Issued Share Threshold”). In the event that the terms of this Agreement would require Purchaser to (i) issue shares of Purchaser Common Stock in an amount that would exceed the Issued Share Threshold (which would require Purchaser to obtain stockholder approval pursuant to Nasdaq Rule 5635), or (ii) issue shares of Purchaser Common Stock to a Seller that has not executed and delivered a Seller Questionnaire evidencing that Seller is (A) an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act), and/or (B) not a “U.S. person” (as such term is defined in Rule 902(k) under the Securities Act), then Purchaser shall have the right in its sole discretion to substitute cash for shares of Purchaser Common Stock as consideration under this Agreement (with the amount owed calculated based on the First Payment Stock Price or the Second Payment Stock Price, as applicable).

Section 2.17 Waiver of Claims by Sellers.

(a) Without prejudice to any right or obligation of the Purchaser pursuant to this agreement each Seller acknowledges and confirms to the Purchaser that, in the absence of fraud and as at Closing:

(i) such Seller has no claim or right of action (whether in respect of any breach of contract, compensation for loss of office or monies due to it or on any account whatsoever) against any member of the Company Group and that no agreement or arrangement (including any contract of employment) is outstanding under which any member of the Company Group has or could have any obligation of any kind towards that Seller;

(ii) no member of the Company Group (A) has any liability (whether actual or contingent) to such Seller or any Associate of such Seller; (B) has created, granted or issued any guarantee or other security to such Seller or any Associated Person of such Seller; or (C) is a party to any contract with or under any obligation to such Seller or any Associated Person of such Seller, save in the case of sub-sections (ii)(A) and (ii)(B) above, for contracts of employment and services under which remuneration and related entitlements, and reimbursement of expenses by reason of any Seller being an employee or consultant are due in the ordinary course of business within thirty days of the Closing Date (the “Accrued Remuneration”); and

(iii) each member of the Company Group (A) if applicable, has repaid all loans received from such Seller or any Associate of such Seller with all accrued interest; and (B) if applicable, has been repaid all loans made by it to such Seller or any Associate of such Seller with all accrued interest.

(b) Each Seller further acknowledges and confirms that as at the Closing Date the consideration allocated to such Seller in the Allocation Schedule is correct.

(c) To the extent that any claim, right of action or liability referred to in Section 2.17(a) exists or may exist, each Seller irrevocably and unconditionally waives such claim, right of action or liability and agrees to release and discharge the released persons and/or the relevant member of the Company Group (as applicable) from any liability whatsoever in respect of such claim, right of action or liability, including any claim or liability relating to the Allocation Schedule, save that this waiver and release shall not apply to any Accrued Remuneration due to a Seller from any member of the Company Group.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Disclosure Schedule, the Warrantors represent and warrant to Purchaser as of the date hereof and as of the Closing Date as follows:

Section 3.1 Organization, Existence, Good Standing and Solvency.

(a) Each member of the Company Group is a legal entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization. Each member of the Company Group has all requisite corporate power and authority to own all of its properties and assets and to carry on its business as presently conducted. Each member of the Company Group is qualified as a foreign corporation and is in good standing (where applicable) in all jurisdictions where the nature of its business or the nature and location of its assets requires such qualification and where the failure to so qualify would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. An accurate copy of each of the Governing Documents of each member of the Company Group in effect as of the date hereof has been provided to Purchaser.

(b) Neither the Company nor any other of member of the Company Group: (i) is insolvent or unable to pay its debts within the meaning of the UK Insolvency Act 1986 or any other applicable insolvency legislation; or (ii) has stopped paying its debts as they fall due.

(c) No step has been taken in any applicable jurisdiction to initiate any process by or under which: (i) the ability of the creditors of any member of the Company Group to take any action to enforce their debts is suspended, restricted or prevented, including pursuant to a moratorium under Part A1 of the UK Insolvency Act 1986 or any applicable legislation; (ii) some or all of the creditors of any member of the Company Group accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums, or make any other compromise or arrangement with any member of the Company Group (including a restructuring plan under Part 26A of the Companies Act), with a view to preventing the dissolution of any member of the Company Group; (iii) a person is appointed to manage the affairs, business and assets of any member of the Company Group on behalf of their creditors; or (iv) the holder of a charge over any of the assets of any member of the Company Group is appointed to control the business and/or any assets of any member of the Company Group.

(d) In relation to the Company Group: (i) no administrator has been appointed; (ii) no documents have been filed with the court for the appointment of an administrator; and (iii) no notice of an intention to appoint an administrator has been given by the relevant company, its directors or by a qualifying floating charge holder whether under paragraph 14 of Schedule B1 to the UK Insolvency Act 1986 or otherwise. To the Company’s Knowledge, no process has been initiated which could lead to any member of the Company Group being dissolved and its assets being distributed among their creditors, shareholders or other contributors and no notice or other communication has been received by the Company in respect of such process. No distress, execution or other process has been levied or enforced on, and no creditor or encumbrancer has taken control of, any goods or assets of any member of the Company Group.

Section 3.2 Power and Authority, Authorization and Execution.

(a) The Company has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party. The execution and delivery of, and the performance of its obligations under, this Agreement and the other Transaction Documents to which it is or will be a party by the Company and the consummation by the Company of the Transactions have been duly and validly approved by the Company Board. No other corporate approvals or actions are necessary by the Company to authorize the execution, delivery or performance of this Agreement. No power of attorney is currently in effect with respect to any member of the Company Group.

(b) No person is entitled or authorized in any capacity to bind or commit the Company Group to any obligation outside the ordinary course of the Business.

Section 3.3 Enforceability. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (assuming that this Agreement has been duly and validly authorized, executed and delivered by the other Parties party hereto), except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies (collectively, “Enforceability Exceptions”). At the Closing, the Transaction Documents to be executed and delivered by the Company will constitute valid and binding obligations of the Company, enforceable in accordance with their terms (assuming that the Transaction Documents to which the Company is a party will be duly and validly authorized, executed and delivered by the other Persons party thereto), except to the extent enforcement may be affected by Enforceability Exceptions.

Section 3.4 Consents; Non-Contravention. Except as set forth on Section 3.4 of the Disclosure Schedule, no member of the Company Group is required to give any notice to, make any filing with or obtain any authorization, consent, Order, clearance, Permit or approval of any Person in connection with the execution and delivery by the Company of this Agreement or any other Transaction Document or the consummation of the Transactions. Neither the execution, delivery and performance of this Agreement and the other Transaction Documents, nor the consummation of the Transactions: (a) will violate any provision of the Governing Documents of any member of the Company Group; (b) with or without the passage of time or giving of notice, will conflict with, result in a breach of, or constitute a default in any material respect, or result in an event creating rights of acceleration, termination, modification or cancellation, or a material loss of rights under any Material Contract or material Permit to which any member of the Company Group is a party, subject or otherwise bound; (c) will violate any material Law or material Order to which any member of the Company Group or the assets or businesses of any member of the Company Group are subject or otherwise bound, except for any filings or consents required under the HSR Act or other Antitrust Laws; or (d) will result in the creation or imposition of any Lien upon the assets or Business of the Company Group.

Section 3.5 Capitalization; Subsidiaries.

(a) The authorized, issued and outstanding share capital of the Company is set forth on Section 3.5(a) of the Disclosure Schedule and in the Allocation Schedule and constitutes the whole of the allotted and issued share capital of the Company. All the issued and outstanding shares of the Company Group (i) have been duly authorized, (ii) are validly issued, fully paid and nonassessable, (iii) are not subject to any preemptive rights save as set out in the Articles and the Companies Act and (iv) have been issued by the Company Group in compliance with all applicable securities Laws the articles of association of the Company in effect at the applicable time and any other agreement to which the applicable member of the Company Group is a party. All transfers of shares in the capital of the Company have been transferred and registered in accordance with all applicable Laws, the articles of association of the Company in effect at the applicable time and have been duly stamped (where applicable). Except as set forth on Section 3.5(a) of the Disclosure Schedule and in the Allocation Schedule: (A) there are no issued, outstanding or authorized shares, options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the any member of the Company Group is a party or which are binding upon such member, providing for the issuance, disposition or acquisition of any of the share capital or other equity interests of any member of the Company Group; (B) there are no issued, outstanding or authorized stock appreciation, phantom stock or similar rights (including change of control bonus arrangements based on the value of the Company or any other member of the Company Group) with respect to any member of the Company Group; (C) there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the share capital or equivalent securities of any member of the Company Group; (D) no member of the Company Group is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares or other equity interests, (E) no member of the Company Group has made any commitments or proposed to issue equity, or rights convertible into equity, to any Person, and (F) there are no additional shares issuable with respect to, or adjustments to the conversion price of, any Company Capital Shares (including Company Capital Shares issued upon the exercise of Company Options and Company Warrants and the conversion of the Company Convertible Notes) on account of any anti-dilution adjustments. No registration rights have been granted by any member of the Company Group with respect to its equity securities or interests.

(b) Except as set forth on Section 3.5(b) of the Disclosure Schedule, the Company does not have, and has never had, any Subsidiaries. Except as set forth on Section 3.5(b) of the Disclosure Schedule, the Company does not own, and has never owned, directly or indirectly, any capital stock or equity or other ownership interest in any other Person. No member of the Company Group has any Liabilities to, or in respect of relating to, (i) GOOEE Limited or any of its Affiliates, or (ii) Engagement Party Inc.

(c) No Person has any right to require, at any time, the transfer, creation, issue or allotment of any share, loan capital or other securities of the Company Group (or any rights or interest in them), and neither the Company Group nor, to the Company’s Knowledge, any Seller has agreed to confer any such rights, and no Person has claimed any such rights.

(d) The register of members, register of people with significant control (PSC Register) and all other statutory books and registers of the Company as set forth on Section 3.5 of the Disclosure Schedule: (i) have been properly kept in accordance with all applicable laws; (ii) are correctly written up to date; and (iii) contain a true, complete and accurate record of all matters and information which should be contained in them. No notice or allegation has been received that any such registers or books are incorrect or should be rectified.

(e) The Company is the sole legal and beneficial owner of the whole of the allotted and issued share capital of each of the other members of the Company Group.

Section 3.6 Financial Statements; Accounts Receivable.

(a) Section 3.6(a) of the Disclosure Schedule sets forth true, correct, and complete copies of (i) the audited balance sheets of the Company Group as of December 31, 2018, 2019 and 2020 and the audited statements of income and cash flows of the Company Group for the periods ended December 31, 2018, 2019 and 2020 (the “Annual Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company Group (the “Interim Balance Sheet”) as of September 30, 2021 (the “Balance Sheet Date”) and unaudited statements of income and cash flows of the Company Group for the nine-month period then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (i) show a true and fair view of the state of affairs of the Company Group, (ii) have been properly prepared in accordance with FRS 102, using appropriate accounting policies and estimation techniques as required by section 10 of FRS 102, (iii) comply with the requirements of the Companies Act, (iv) present fairly, in all material respects, the financial position of the Company Group as of the dates thereof and the results of operations of the Company Group for the periods covered by such statements, in accordance with FRS 102 as consistently applied through the periods covered thereby and are not affected by any extraordinary, exceptional or non-recurring items, except as disclosed therein, and, in the case of the Interim Financial Statements, except for (A) customary year-end adjustments (none of which are material individually or in the aggregate), and (B) the omission of footnote disclosures. The Company Group maintains systems of internal accounting controls over financial reporting sufficient to provide reasonable assurances that transactions are recorded in conformity with FRS 102. There are not significant deficiencies or material weaknesses in the design or operation of the systems of internal accounting controls over financing reporting of the Company Group.

(b) All of the Company Group’s Accounts Receivable have arisen from bona fide transactions in the ordinary course. None of the Accounts Receivable are subject to any material counterclaim or setoff. All reserves, allowances and discounts with respect to the Accounts Receivable were and are adequate and were established consistent with reserves, allowances and discounts previously maintained by the Company Group in the ordinary course. Since December 31, 2020, there has not been a material change in: (i) the aggregate amount of the Accounts Receivable or the aging thereof; or (ii) the aggregate amount of the accounts payable of the Company Group.

(c) No member of the Company Group has ever declared, made or paid any dividend or distribution.

Section 3.7 Guarantees; Undisclosed Liabilities.

(a) No member of the Company Group is a guarantor of or is otherwise responsible for any Liability of any other Person.

(b) The Company Group does not have any Liabilities that would be required to be disclosed on a balance sheet prepared in accordance with FRS 102 except for: (i) Liabilities provided for or reserved against in the Financial Statements or the Interim Financial Statements and not discharged subsequent to the dates of the Financial Statements or the Interim Financial Statements (none of which is a Liability resulting from noncompliance with any Law, any Contract or Permit, or any breach of Contract, breach of warranty, tort, infringement, or Proceedings); (ii) Liabilities incurred by the Company Group subsequent to the date of the Interim Financial Statements in the ordinary course and not discharged since the date of the Interim Financial Statements; (iii) Liabilities under this Agreement or any other Transaction Document; and (iv) Liabilities arising under any Contract disclosed on Section 3.13 of the Disclosure Schedule or not required to be disclosed therein (other than Liabilities for default, breach or non-performance thereunder). The Company Group does not have any unsatisfied community or charitable pledges, contributions or commitments.

Section 3.8 Title to Material Assets.

(a) All members of the Company Group have good and valid title to, or a valid leasehold or licensed interest in, all of the assets used in the conduct of the Business as presently conducted and proposed to be conducted, in each case, free and clear of all Liens other than Permitted Liens.

(b) The assets and properties owned by the Company Group (i) constitute all of the assets and properties that are necessary for the Company Group to conduct, operate and continue the conduct the Business and to use and otherwise enjoy full rights to exploitation of its assets, properties and all products and services that are provided in connection with its assets and properties, and (ii) constitute all of the assets and properties that are used in the conduct of the Business without (A) the need for Purchaser to acquire or license any other asset, property or Intellectual Property or (B) the breach or violation of any Contract. The material assets of the Company Group are in good operating condition and repair for their current use, normal wear and tear excepted.

(c) All deeds and documents of title belonging to the Company Group, or to which the Company Group is a party, are in the possession of the Company Group.

Section 3.9 Insurance. Section 3.9 of the Disclosure Schedule lists each insurance policy maintained by the members of the Company Group. All of such insurance policies are in full force and effect, and the Company Group is in compliance with respect to its obligations under any such insurance policies. The Company Group has no self-insurance or co-insurance programs. No member of the Company Group has received: (a) any refusal of coverage or any notice that a defense will be afforded with reservation of rights; or (b) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the insurer of any policy is not willing or able to perform its obligations thereunder. All insurance policies to which any member of the Company Group is a party or that provide coverage to a member of the Company Group are sufficient for compliance with all Laws (in relation to each jurisdiction the Company Group has operations) and Contracts to which such member of the Company Group is a party or by which it is bound.

Section 3.10 Taxes.

(a) Each member of the Company Group has timely filed on or before the applicable due date with each appropriate Tax Authority all Tax Returns required to be filed by it, and all such Tax Returns have been properly completed in compliance with applicable legal requirements, and are true, accurate and complete in all material respects. Each member of the Company Group has fully and timely paid, all Taxes required to be paid by or with respect to it (whether or not such Taxes have been reflected on any Tax Return). There are no liens for Taxes upon any asset of the Company or any of its Subsidiaries, except for liens for Taxes not yet due and payable. No member of the Company Group currently is the beneficiary of any extension of time to file any Tax Return that has not been filed.

(b) The unpaid Taxes of the Company Group (i) as of the Balance Sheet Date, did not exceed the amount accrued for current Taxes (for avoidance of doubt, excluding any deferred Tax liabilities established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto), and (ii) as of the Closing Date, will not exceed the amount accrued for current Taxes (for avoidance of doubt, excluding any deferred Tax liabilities established to reflect timing differences between book and Tax income) that will be set forth on the face of the Closing Balance Sheet (rather than in any notes thereto). Since the Balance Sheet Date, no member of the Company Group has incurred any Liability for Taxes, except in the ordinary course of business consistent with past practices.

(c) Each member of the Company Group has complied in all respects with all Laws relating to the payment, reporting, withholding and collecting of Taxes and has, within the time and manner prescribed by Law: (i) withheld all Taxes required to be withheld, including sums withheld for Taxes due in respect of all payments to Employees, Workers, officers, directors, and any other Persons, (ii) collected all sales, use, value added, goods and services, and similar Taxes required to be collected and (iii) timely remitted all Taxes withheld and collected to the appropriate Tax Authority in accordance with Law (or, in circumstances where such Taxes have not yet become due and payable, set aside such Taxes in segregated accounts to be paid to the proper Tax Authority). Each Person providing services to the Company Group has been properly classified as an Employee, Worker or an Independent Contractor, as the case may be, for all Tax purposes and the Company Group has properly complied with any reporting obligations in relation to the status of any such employees and independent contractors (including under legislation designed to charge Taxes in relation to service providers operating through corporate entities) No payment to any holder of Company Capital Shares, Company Options, Company Warrants or Company Convertible Notes of any consideration in accordance with this Agreement will result in compensation income to such holder of Company Capital Shares, Company Options, Company Warrants or Company Convertible Notes.

(d) Each member of the Company Group has made all claims, elections and disclaimers assumed for the purposes of the Interim Balance Sheet and have within the relevant time limits been correctly made and submitted, and remain valid in all material respects and the Disclosure Schedule contains full details of any claims, elections, disclaimers, returns or other documentation which need to be submitted to a Tax Authority, where the time limit has not expired at Closing.

(e) The Company and its officers, employees and agents (past and present) in the course of their respective duties have complied in all material respects with all applicable laws and regulations of any jurisdiction in which the Company Group’s business is carried on relating to the criminal facilitation of tax evasion.

(f) (i) No member of the Company Group has been the subject of any Tax Claim in the last four years. There are no pending or, to the Company’s Knowledge, threatened Tax Claims involving any member of the Company Group; (ii) no extension or waiver of the limitation period applicable to any Taxes of any member of the Company Group is in effect or has been requested; (iii) all deficiencies proposed or asserted or assessments made as a result of any examinations by any Tax Authority of the Taxes of any member of the Company Group have been fully paid or fully settled; and (iv) no member of the Company Group is or will be required to include any item of income in, or exclude any item of deduction from, income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a Pre-Closing Tax Period, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar Law) executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, or (D) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(g) No member of the Company Group is or has ever been a member of any Affiliated Group. No member of the Company Group has any Liability for Taxes of any other Person payable by reason of (i) being or ceasing to be a member of any Affiliated Group, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar Law), or (ii) Contract (other than customary commercial Contracts entered into with third parties in the ordinary course of business not primarily related to Taxes), assumption, transferee or successor liability, operation of Law or otherwise.

(h) The Company has delivered or made available to Purchaser correct and complete copies of all income and other material Tax Returns filed since January 1, 2017, all audit reports and statements of deficiencies assessed against or agreed to by it and all other written correspondences with any Tax Authority related to Taxes of or with respect to any member of the Company Group. No power of attorney is currently in effect with respect to any Taxes or Tax Returns of any member of the Company Group.

(i) No member of the Company Group is or has ever been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (other than customary commercial Contracts entered into with third parties in the ordinary course of business not primarily related to Taxes).

(j) No written Claim has been made by a Tax Authority in a jurisdiction where the any member of the Company Group does not file Tax Returns that any member of the Company Group is or may be subject to taxation by that jurisdiction.

(k) No member of the Company Group has ever taken any position on a Tax Return that could result in an “underpayment” of Tax within the meaning of Section 6662 of the Code (or any corresponding or similar Law).

(l) No member of the Company Group has ever (i) “participated” within the meaning of Treasury Regulation Section 1.6011-4(c)(3) in any “reportable transaction” or “listed transaction” within the respective meanings of such terms under Section 6707A(c) of the Code or (ii) entered into or engaged in any other transaction requiring disclosure, or which could give rise to a liability to Tax, under any corresponding or similar Law, including under the General Anti-Abuse Rule (GAAR) in Part 5 of the Finance Act 2013.

(m) No member of the Company Group is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code or a “personal holding company” within the meaning of Section 542 of the Code.

(n) No member of the Company Group is a, or directly or indirectly owns an interest in any, (i) “passive foreign investment company” within the meaning of Section 1297(a) of the Code, (ii) “controlled foreign corporation” within the meaning of Section 957(a) of the Code, or (iii) “surrogate foreign corporation” or “domestic corporation” within the meaning of Section 7874 of the Code.

(o) No member of the Company Group has (i) an “overall foreign loss” within the meaning of Section 904(f) of the Code, (ii) an “overall domestic loss” within the meaning of Section 904(g) of the Code, or (iii) a “dual consolidated loss” within the meaning of Section 1503(d) of the Code.

(p) No member of the Company Group is or has ever been engaged in a trade or business, or has or has ever had a “permanent establishment” (within the meaning of any applicable income Tax treaty or under any similar Law) or a fixed place of business, in any country other than the country in which the Company or such Subsidiary, as applicable, is formed or organized.

(q) Each member of the Company Group has (i) complied in all material respects with the requirements of Section 482 of the Code and the Treasury Regulations thereunder (and any comparable provision of other applicable Law) and (ii) timely and properly prepared and maintained all documentation necessary to avoid the imposition of any penalty under Section 6662(e) of the Code (or any comparable provision of other applicable Law), as applicable.

(r) Each member of the Company Group is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement, approval or order, and the consummation of the Transactions will not have any adverse effect on the validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement, approval or order or otherwise result in the termination or recapture of any grant, Tax subsidy, Tax rate reduction, Tax credit, or other Tax incentive.

(s) No member of the Company Group has distributed stock of another Person, or had its stock distributed by another Person within the last two years or in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Transactions, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(t) No member of the Company Group has received or requested any clearance or Tax ruling from a Tax Authority or where such clearance or Tax ruling has been sought the Company Group has carried out any transactions to which it relates in accordance with the facts specified in the clearance or Tax ruling.

(u) There is no agreement, formal or informal, between the Sellers to redistribute the consideration payable under this Agreement between themselves and the consideration due to each Seller is proportionate to their shareholding.

(v) No member of the Company Group nor any connected company has carried out, been party to, or otherwise involved in any transaction contrary to a specific anti-avoidance rule:-

(i) which could give rise to a liability to Tax under any legislation introduced to counter tax avoidance;

(ii) where the sole or main purpose or one of the main purposes was the avoidance of Tax or the obtaining of a tax advantage, whether as part of a scheme, arrangement, series of transactions or otherwise; and/or

(iii) in relation to which the relevant member of the Company Group considered or was advised that there was a risk of a liability or increased liability to Tax in accordance with principles established in relation to tax avoidance in case law.

(w) No member of the Company Group has been party to any transaction in respect of which a different amount or value than the amount or value of the actual consideration given or received by a member of the Company Group should or could be substituted for Tax purposes.

(x) In relation to each transaction for the supply of goods or services or the lending or borrowing of money into which each member of the Company Group has entered with a party with which it was connected, the relevant member of the Company Group has full contemporaneous documentary evidence of the process used to establish that arm’s length terms applied.

(y) The Company has not entered into any tax arrangements that are abusive for the purposes of the General Anti-Abuse Rule (GAAR) in Part 5 of the Finance Act 2013 and no member of the Company Group has entered into any arrangements contrary to a specific anti-avoidance rule which are abusive for the purposes of any other anti-avoidance legislation.

(z) Each member of the Company Group is, and has been since its formation, classified as a C corporation for United States federal income Tax purposes and the Company uses the accrual method of accounting for income Tax purposes.

(aa) No member of the Company Group is or has ever been a party to any joint venture, partnership or other arrangement or Contract that is or could reasonably be treated by a Taxing Authority as a partnership for Tax purposes.

(bb) No member of the Company Group has extended, deferred or delayed the withholding or payment of any Taxes under the CARES Act or otherwise as a result of the effects of COVID-19, including pursuant to IRS Notice 2020-65, IRS Notice 2021-11 or the CAA.

(cc) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s), give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code, any excise tax owing under Section 4999 of the Code or any amount that would not be deductible under Section 280G of the Code.

Section 3.11 Material Adverse Changes. Since December 31, 2020, no member of the Company Group has suffered or been threatened with any Material Adverse Effect.

Section 3.12 Conduct of Business. Other than in connection with this Agreement and the other Transaction Documents, since December 31, 2020, no member of the Company Group has:

(i) amended its Governing Documents;

(ii) distributed to its shareholders any cash or other assets;

(iii) made any change in respect of its authorized capital stock (including any recapitalization, reclassification, equity split or like change) or issued any equity interests in any class or purchased or redeemed any of its securities of any class;

(iv) adopted a plan of complete or partial liquidation or rehabilitation or authorized or undertook a merger, dissolution, rehabilitation, consolidation, restructuring or other reorganization;

(v) sold, transferred, leased, or exclusively licensed any of its properties or assets (including any Owned Intellectual Property), except for sales of inventory, dispositions of obsolete equipment and transfers of cash in payment of liabilities, all in the ordinary course;

(vi) incurred, assumed or guaranteed any Indebtedness, other than in the ordinary course;

(vii) made any unsatisfied capital expenditure commitments in an aggregate amount that exceeds $50,000;

(viii) (A) made any material increase in the bonus, salary or other compensation of any current or former officer, director, Employee, Worker or other service provider of any member of the Company Group; (B) entered into any new employment, severance or compensation arrangement with any of current or former officer, director, Employee, Worker or other service provider of the Company with annual compensation in excess of $150,000, (C) terminated (other than for “cause”) any individual with annual compensation in excess of $150,000; (D) instituted or made any amendment to any employee benefit program with respect to the Employees of the Company;

(ix) entered into any collective bargaining agreement relating to its Employees, except as required by Law;

(x) entered into, amended or terminated any Material Contract;

(xi) entered into any Related Party Transaction;

(xii) settled or compromised any claim, other than settlements or compromises involving solely money damages not over $50,000 in the aggregate;

(xiii) made any material change to accounting policies except as required by Law or FRS 102;

(xiv) (A) made or changed any material election in respect of Taxes or adopted or changed any accounting method in respect of Taxes, (B) filed any amended Tax Return, (C) entered into any closing agreement, or settled or compromised any Tax Claim, (D) consented to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Tax Authority, or (E) surrendered any right to claim a refund of Taxes;

(xv) acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(xvi) entered into any new line of business;

(xvii) licensed any of its Intellectual Property, except for non-exclusive licenses on the Company’s form customer agreement granted to customers in the ordinary course;

(xviii) suffered or imposed any Lien upon any of its assets (including any Owned Intellectual Property);

(xix) (A) made any change in terms of distribution of products or services, (B) made any change to its pricing, discount, allowance or return policies, or (C) granted any pricing, discount, allowance or return terms for any customer or supplier, including by modifying the manner in which it licenses or otherwise distributes its products, including making any change in the proportion of fully paid-up and subscription-based licenses granted to customers; or

(xx) agreed or committed to do the foregoing.

Section 3.13 Contracts.

(a) Section 3.13 of the Disclosure Schedule lists the following Contracts (including all amendments and supplements thereto) to which any member of the Company Group is a party or otherwise bound as of the date hereof (such Contracts required to be listed on Section 3.13 of the Disclosure Schedule are referred to herein as the “Material Contracts” and each, a “Material Contract”):

(i) each collective bargaining Contract with any Labor Organization;

(ii) each Contract for the employment or engagement of any officer, Employee, Worker or other Person on a full-time, part-time, consulting, Independent Contractor or other basis that (A) provides annual cash or other compensation over $150,000 per year, (B) provides for the payment of any cash or other compensation or benefits as a result of the execution of this Agreement or the other Transaction Documents or the consummation of the Transactions, or (C) restricts the ability of any member of the Company Group to terminate the employment of such Person or such agreement at any time for any lawful reason without liability (including severance obligations but excluding any period of notice or statutory redundancy obligations);

(iii) each Contract related to any Benefit Plan;

(iv) each Contract regarding Indebtedness;

(v) each Lease;

(vi) each Contract for the Company Group’s top 20 customers or distributors involving aggregate payments to any member of the Company Group over $50,000;

(vii) each Contract for the Company Group’s top 20 suppliers and vendors for the purchase or sale of goods or services involving aggregate payments by the Company Group over $50,000;

(viii) each Contract requiring any capital expenditure commitment (or series of capital expenditure commitments) in an aggregate amount that exceeds $50,000;

(ix) each Contract regarding the acquisition (by merger, purchase of stock or assets or otherwise) of any Person or business division thereof or disposition of any material assets or securities outside the ordinary course, or any equity or debt investment in or any loan to any Person (other than Contracts in which the applicable acquisition, disposition or investment has been consummated and there are no obligations ongoing);

(x) each limited liability company agreement, partnership agreement, joint venture agreement and other similar Contract (however named) that involves sharing profits or losses by any member of the Company Group with any other Person;

(xi) any Contract pursuant to which any member of the Company Group is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property requiring payments in excess of $50,000 per annum;

(xii) any Contract that involves any take-or-pay or requirements arrangement;

(xiii) any Contract or plan (including any equity incentive plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any capital stock or other equity interests of any member of the Company Group or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such stock, other securities or options, warrants or other rights therefor;

(xiv) each Contract that (A) materially limits the freedom of any member of the Company Group to compete in any line of business or with any Person or in any area (including any agreement that contains any non-competition or non-solicitation provision) or that would so limit the freedom of Purchaser or its Affiliates or any member of the Company Group after the Closing, (B) contains material exclusivity obligations or restrictions binding on any member of the Company Group, or (C) contains most favored nations provisions binding on any member of the Company Group;

(xv) any Contract with any Person containing any provision or covenant requiring any member of the Company Group to indemnify or hold harmless any Person, other than Contracts in the ordinary course;

(xvi) any separation, change in control, retention, severance or similar Contract with any current or former (to the extent of any ongoing liability) Employee, Worker, officer, director or Independent Contractor;

(xvii) any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which any member of the Company Group will have any material outstanding obligation after the date hereof;

(xviii) any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect, arises, in connection with or as a result of the execution of this Agreement or the consummation of the Transactions, either alone or in combination with any other event;

(xix) each (A) Inbound License (other than non-exclusive end user licenses of commercially-available object code software that is not modified or distributed by any member of the Company Group and is used solely for the Company Group’s internal use and with a total replacement cost of less than $5,000); (B) Outbound License (except that the Company is not required to list in Section 3.13(a)(xix) of the Disclosure Schedule any non-exclusive licenses granted to the customers of the Company Group on any member of the Company Group’s form customer agreement in the ordinary course of business); and (C) each other Intellectual Property Agreement that is not an Inbound License or Outbound License;

(xx) any Contract relating to the distribution, marketing or sales of its products or services;

(xxi) any Contract relating to the provision of co-location and related services to the any member of Company Group, which services are used by any member of the Company Group to fulfill its obligations to provide software and data hosting services to customers;

(xxii) (A) any Contract containing an agreement by any member of the Company Group to provide any Person with access to the source code for any Company Products (other than source code escrow commitments entered into in the ordinary course for which the sole conditions that could trigger the release of such source code are either the bankruptcy or insolvency of a member of the Company Group or a member of the Company Group’s failure to satisfy its maintenance obligations for such Company Product), or (B) any Contract between any member of the Company Group, on the one hand, and an escrow agent, on the other hand, to provide for the source code for any Company Products to be put in escrow; and

(xxiii) each written commitment to enter into any Contract of the type described in this Section 3.13 (excluding any quotes provided by any member of the Company Group to its customers in the ordinary course).

(b) All Material Contracts are in written form and have been provided on Section 3.13 of the Disclosure Schedule. Each member of the Company Group has performed in all material respects all the obligations required to be performed by it under each Material Contract and is not in default under or in breach of nor in receipt of any claim of default or breach under any agreement to which it is a party, and there exists no event, occurrence, condition or act, with respect to any member of the Company Group or, to the Company’s Knowledge, with respect to any other contracting party, which, with the giving of notice or the lapse of time, would reasonably be expected to result in (i) a default or event of default under any Material Contract by any member of the Company Group or (ii) any third party having the right to accelerate the maturity or performance of any obligation of any member of the Company Group under any Material Contract or to cancel, terminate or modify any Material Contract. No member of the Company Group has received any notice in writing or, to the Company’s Knowledge, verbally, regarding any outstanding violation or breach of, or default under any Material Contract. No member of the Company Group has provided to or received from any counterparty thereto any notice announcing, contemplating or threatening to, and no member of the Company Group is otherwise aware of any intention by any counterparty thereto to: (A) terminate (other than Material Contracts that are expiring pursuant to their terms) or not renew such Material Contract, or (B) seek the renegotiation of such Material Contract in any material respect. Each Material Contract is (A) legal, valid, binding and enforceable against the respective member of the Company Group that is a party thereto and, to the Company’s Knowledge, against any other party or parties to such contract, agreement or arrangement and (B) will continue to be legal, valid and enforceable on identical terms following the consummation of the Transactions or the other Transaction Documents, in each case, except to the extent enforcement may be affected by Enforceability Exceptions. Complete and accurate copies of each Material Contract, together with all amendments, waivers, and supplements thereto, have been provided or made available to Purchaser prior to the date of this Agreement.

Section 3.14 Permits.

(a) Section 3.14(a) of the Disclosure Schedule lists all Permits or other similar rights owned or possessed by the Company Group or used in or required for the lawful operation of the Business. No other Permit is required in the conduct of business by the Company Group, as currently conducted. The Company Group has, in all material respects, complied and is in compliance with the terms of its Permits.

(b) No consent, permit, approval or authorization of, or declaration to or filing with any Governmental Authority is required to be obtained by any member of the Company Group pursuant to the Permits in connection with their respective execution, delivery and performance of this Agreement or the consummation of any other transaction contemplated hereby. No member of the Company Group is in default under or in material violation of any such Permit and no Proceeding seeking the revocation, cancellation, termination, limitation or nonrenewal of any such Permit is pending or threatened in writing before any Governmental Authority or, to the Company’s Knowledge, threatened verbally.

Section 3.15 Compliance with Laws.

(a) The Company Group is, and for the past five years has been, in compliance with all Laws relevant to the jurisdictions in which each member of the Company Group has a substantial operational presence. In the past five years, no written notice, charge, claim, action or assertion has been received by any member of the Company Group or been filed, commenced, threatened in writing, or, to the Company’s Knowledge, threatened verbally, against any member of the Company Group alleging any violation of the foregoing, and no member of the Company Group has otherwise received written notice or, to the Company’s Knowledge, verbal notice, of any such violation. Each member of the Company Group and, to the Company’s Knowledge and in respect of their actions in their capacity as such, each of its directors, officers, Employees, Workers and agents have complied and are in compliance with all Orders promulgated or issued by any Governmental Authority in any jurisdiction in which a member of the Company Group has a substantial operational presence.

(b) All returns, particulars, resolutions and other documents that the Company Group is required by law to file with, or deliver to, any authority in any jurisdiction in which a member of the Company Group has a substantial operational presence (including the Registrar of Companies in England and Wales) have been correctly made up in all material respects and duly filed or delivered.

(c) Neither the Company Group nor any of their respective directors or Employees (current or past), has been convicted of an offence in relation to the Business or affairs of the Company Group.

Section 3.16 Proceedings and Orders.

(a) Except as set forth on Section 3.16 of the Disclosure Schedule, there are no, and during the past five years there have not been any, Proceedings pending or threatened in writing or, to the Company’s Knowledge, threatened verbally against any member of the Company Group, or any of their assets or properties or, to the Company’s Knowledge, any of its directors, officers or Employees (in their capacities as such or relating to their employment, services or relationship with such member of the Company Group).

(b) Except as set forth on Section 3.16 of the Disclosure Schedule, there are no, and during the past five years there have not been any, Proceedings outstanding or pending or threatened in writing or, to the Company’s Knowledge, threatened verbally against or affecting any member of the Company Group at law or in equity, or before or by any Governmental Authority, that challenges the validity of this Agreement or that would adversely affect the consummation of the Transactions.

(c) Except as set forth on Section 3.16 of the Disclosure Schedule, no member of the Company Group has any Proceedings pending against any other Person and is not currently planning to initiate any Proceedings against any other Person.

(d) Except as set forth on Section 3.16 of the Disclosure Schedule, no member of the Company Group is party to, or otherwise bound by, any Order issued pursuant to any Proceeding.

Section 3.17 Real Property.

(a) No member of the Company Group owns the freehold to any real property. Section 3.17(a) of the Disclosure Schedule lists the addresses of all leased, subleased, or licensed or other real property (together with all buildings and improvements located thereon) used by any member of the Company Group (“Leased Real Property”) and each Lease. The Company has delivered to Purchaser true, correct and complete copies of the Leases listed on Section 3.17(a) of the Disclosure Schedule (as amended to date).

(b) With respect to the Leased Real Property and each Lease, (i) no member of the Company Group has, and to the Company’s Knowledge, no third party to the applicable Lease has, repudiated any provision thereof; (ii) no member of the Company Group has subleased, licensed or otherwise granted any Person or entity the right to use or occupy any Leased Real Property or any portion thereof; (iii) there are no Liens on the estate or interest created by, under or through any Lease, other than Permitted Liens; and (iv) no member of the Company Group has assigned, sublet, transferred conveyed, mortgaged, deeded in trust or in any manner encumbered any interest in any Leased Real Property or any Lease or any subleasehold listed on Section 3.17(a) of the Disclosure Schedule.

(c) No member of the Company Group (nor any other company that has at any time been a Subsidiary of the Company Group) has any actual or contingent liability, guarantee or indemnity in respect of any land and buildings that have, at any time before the date of this agreement, been owned (under whatever tenure), occupied or used by the Company Group, but which are either:

(i) no longer owned, occupied or used by the Company Group; or

(ii) are owned, occupied or used by the Company Group but pursuant to a different lease, license, transfer or conveyance.

(d) The Company Group identified as the proprietor of the Leased Real Property is solely legally and beneficially entitled, and has a good and marketable title, to the Leased Real Property and there are no third party rights of occupation.

(e) Any stamp duty land tax payable in respect of the Leased Real Property has been properly paid.

(f) In relation to the Leased Real Property, all principal rent and additional rent and all other sums payable by each lessee, tenant, licensee or occupier under each lease (Lease Sums) have been paid as and when they became due and no Lease Sums have been (a) set off or withheld or (b) commuted, waived or paid in advance of the due date for payment.

(g) The Leased Real Property (and the proceeds of sale from them) are free from:

(i) any mortgage, debenture, charge (whether legal or equitable and whether fixed or floating), rentcharge, lien or other right in the nature of security; and

(ii) any agreement for sale, estate contract, option, right of pre-emption or right of first refusal,

(iii) and there is no agreement or commitment to give or create any of them.

(h) The current use of the Leased Real Property is the permitted lawful use for the purposes of the UK Town and Country Planning Act 1990, the UK Planning (Listed Buildings and Conservation Areas) Act 1990, the UK Planning (Hazardous Substances) Act 1990, the UK Planning (Consequential Provisions) Act 1990, the UK Planning and Compensation Act 1991, the UK Planning and Compulsory Purchase Act 2004, the UK Planning Act 2008, the UK Localism Act 2011, the UK Growth and Infrastructure Act 2013, the UK Housing and Planning Act 2016, the UK Neighbourhood Planning Act 2017 and any other legislation from time to time regulating the use or development of land. The current use of the Leased Real Property is in accordance with the provisions of the lease under which the property is held.

(i) The Leased Real Property is in a good state of repair and condition and fit for the current use.

(j) The Leased Real Property has not suffered from flooding; subsidence; heave; landslip; mining activities; structural defects; defects in the drains and services from time to time serving the properties or dry rot, wet rot, rising damp or any infestation.

(k) No notices, complaints or requirements have been issued or made (whether formally or informally) by any competent authority or undertaking exercising statutory or delegated powers in relation to any of the Leased Real Property, the current use of the Leased Real Property or any machinery, plant or equipment in them, and the Company Group is not aware of any matter which could lead to any such notice, complaint or requirement being issued or made.

Section 3.18 Environmental Matters.

(a) Each member of the Company Group is and has been in compliance in all material respects with all Environmental Laws and Environmental Permits applicable to the jurisdiction in which such member of the Company Group operates.

(b) No member of the Company Group has (nor has any Person whose liability any member of the Company Group has assumed, undertaken or become subject to) treated, stored, manufactured, transported, handled, disposed, arranged for or permitted the disposal of, exposed any Person to, or released any toxic or Hazardous Substance, material or waste, or owned or operated any facility or property that is or has been contaminated by any such substance, material or waste, so as to give rise to any material liability pursuant to any Environmental Laws.

(c) No member of the Company Group has (nor has any Person whose liability any member of the Company Group has assumed, undertaken or become subject to) material Liability with respect to the presence of asbestos or other toxic or Hazardous Substances, materials or wastes in any product, item, property, building or other structure.

(d) No member of the Company Group has within the past five years received any written notice from any Governmental Authority regarding any actual or alleged material violation of any Environmental Laws or Environmental Permits, and no member of the Company Group has within the past five years received any written notice from any Governmental Authority regarding any investigatory, remedial, or corrective obligations relating to the Company arising under Environmental Laws.

(e) The Company has provided to Purchaser all material environmental, health or safety reports, audits, documents, or assessments in its possession or control relating to the Company or its facilities or operations.

Section 3.19 Intellectual Property.

(a) Section 3.19(a) of the Disclosure Schedule lists all Registered Intellectual Property, (including all domain names) specifying, as applicable, any maintenance actions that must be taken within 60 days of the date of the Closing to preserve such item. All Registered Intellectual Property listed in the Disclosure Schedule: is in full force and effect; and is valid, subsisting and enforceable; and has been obtained and maintained in compliance with all applicable Laws of the applicable Governmental Authorities in any jurisdiction in which a member of the Company Group has an operational presence.

(b) The Company or another member of the Company Group solely owns all right, title and interest in and to the Owned Intellectual Property (including the right to enforce such Owned Intellectual Property). All Owned Intellectual Property is free and clear of all Liens other than Permitted Liens.

(c) The Company or another member of the Company Group lawfully owns, or otherwise has the right to use all Company Intellectual Property that is used in or necessary for the operation of the Business as it is conducted in its ordinary course immediately prior to Closing. All Owned Intellectual Property is fully transferable, alienable and licensable by the Company or another member of the Company Group without restriction and without payment of any kind to any third party and without approval of any third party.

(d) Neither the execution, delivery and performance of this Agreement and the other Transaction Documents, nor the consummation of the Transactions will: (i) result in any obligation to disclose any Company Intellectual Property to any third party, or (ii) give rise to any right of any Person to exercise any new or additional rights under any Company Intellectual Property; and (iii) cause or result in any member of the Company Group or their Affiliates granting to any Person any right to or with respect to any Intellectual Property. Each item of Company Intellectual Property existing immediately prior to the Closing will be available to the Company Group on identical terms and conditions immediately after the Closing.

(e) No Governmental Authority, university, college, other educational institution, research center or non-profit institution (each an “Institution”) provides any facilities, personnel, or funding to any member of the Company Group for the creation or development of any Owned Intellectual Property or any portion of any Company Product (or has previously done so), and no Institution has obtained, by contract or otherwise, rights in or to any Owned Intellectual Property or any portion of any Company Product. No member of the Company Group has provided any funding to any Institution for the creation of any Owned Intellectual Property.

(f) None of the Company Group has been notified in writing that it, the Company Intellectual Property, the Company Products or the conduct of the Business Infringes any Intellectual Property of any Person or has previously done so within the past twenty-four (24) months.

(g) Within the past twenty-four (24) months: (i) there is no (and has been no) pending or threatened written Proceeding involving any member of the Company Group, any Company Intellectual Property, Company Product or the conduct of the Business concerning any Infringement, or the enforceability, use (including any assertion of misuse), ownership, scope, licensing or validity of any Owned Intellectual Property, (ii) as far as the Sellers are aware, there are no facts or circumstances that might reasonably serve as the basis for any such Proceeding, and (iii) no member of the Company Group has received any written notice, charge, complaint, claim, demand or inquiry (including unsolicited offers, demands or requests to license, or cease and desist letters) pertaining to any Intellectual Property. Except as specified in Section 3.19(g)of the Disclosure Schedule, no Person has Infringed any Owned Intellectual Property in the last six (6) years.

(h) No member of the Company Group has: (i) transferred ownership of, or granted any exclusive or perpetual right or license with respect to any Owned Intellectual Property to any other Person; or, (ii) granted any Person the right to modify, enhance or create derivative works of any Owned Intellectual Property other than modifications, enhancement or derivative works that are owned by or exclusively licensed to any member of the Company Group; or (iii) provided any Person with access to the source code for any Company Products (other than to its Employees or pursuant to a Contract specified in Section 3.19(h) of the Disclosure Schedule).

(i) The Company Group has (i) taken commercially reasonable measures to protect and preserve its rights in the Owned Intellectual Property and the confidentiality of all Trade Secrets and (ii) only disclosed any Trade Secrets to third parties pursuant to the terms of a written agreement that requires the Person receiving such Trade Secrets to reasonably protect and not disclose such Trade Secrets.

(j) Each current and former Employee, officer, consultant and Independent Contractor of any member of the Company Group who has created any Intellectual Property for any member of the Company Group, or has or had access to any Trade Secrets owned or held by any member of the Company Group, has executed and delivered to the respective member a written and enforceable Contract that (i) assigns to such member, without any obligation of payment related to use of any work product, all right, title and interest in and to any such Intellectual Property, and (ii) reasonably protects such Trade Secrets. No present or former Employee of any member of the Company Group has violated any such Contract or has, through acts or omissions, prejudiced the validity or enforceability of any company Intellectual Property.

(k) No member of the Company Group has used or incorporated any Open Source Materials in any manner that, in respect of any Owned Intellectual Property requires any member of the Company Group to: (i) disclose, distribute or make available any Owned Intellectual Property in source code form; (ii) license any Owned Intellectual Property for the purpose of using or making modifications or derivative works; or, (iii) impose any material limitation or restriction on the consideration charged for the use or distribution of any Owned Intellectual Property.

(l) All of the computer hardware, computer software and computer services and other similar or related items of automated, computerized, or software system(s), networks, interfaces, platforms or applications used or relied upon by any member of the Company Group (collectively “Systems”): (i) function in material accordance with all specifications and descriptions under which they were supplied; (ii) are free of any material defects, bugs and errors, (iii) do not contain or make available any disabling software, spyware, Trojan horses, worms, viruses or other code or instructions that permit or cause unauthorized access to, or material disruption, impairment, disablement, or destruction of any software, data or other materials (“Contaminants”); (iv) have not suffered any failures, errors or breakdowns within the past twenty-four (24) months; and, (v) are sufficient for the existing needs of the Business as it is conducted in its ordinary course immediately prior to Closing. The Company Group has taken commercially reasonable steps to ensure that the Systems are free from Contaminants and to protect the confidentiality, integrity, and security of its Systems and all information stored, processed, or contained therein. No Person has gained unauthorized access to any Systems within the past twenty-four (24) months.

(m) The Company Group has reasonable written business continuity and disaster recovery plans, procedures and facilities for the Business.

Section 3.20 Privacy

(a) Within the past forty-one (41) months, the Company Group has complied in all material respects with (i) its published privacy policies, privacy-related terms of use, and privacy-related internal policies, and all applicable Privacy Laws in respect of each jurisdiction where the Company Group has an operational presence or where such Privacy Laws are applicable to it, and written Contracts relating to data privacy, data protection and data security, including with respect to the collection, storage, controlling, processing, transmission, transfer (including cross-border transfers), disclosure, destruction and use of Personal Information, and (ii) all data subject (as defined under the applicable Privacy Law) access requests, inquiries, or notices.

(b) The Company Group has not suffered any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure (or misuse) of, or access to any Personal Information or any other confidential information or data held, owned or controlled by the Company Group (collectively “Information”) within the past twenty-four (24) months. The Company Group has not been notified in writing of any notice, claim, or commencement of any Proceeding with respect to any such breach of security; and, as far as the Sellers are aware, there is no reasonable basis for any such notice, claim, or action.

(c) The Company Group has not, in respect of each jurisdiction where the Company Group has a substantial operational presence, received any: (i) notice, request, correspondence or other communication from any Governmental Authority, or been subject to any enforcement action (including any fines or other sanctions), in each case relating to a breach or alleged breach of their obligations under applicable Privacy Laws; or (ii) claim, complaint, correspondence or other communication from a data subject (as defined under the applicable Privacy Law) claiming a right to compensation under the Privacy Law, or alleging any breach of applicable Privacy Laws and, as far as the Sellers are aware, there is no fact or circumstance that may lead to any such notice, request, correspondence, communication, claim, complaint or enforcement action.

Section 3.21 Employee Benefits.

(a) Section 3.21(a) of the Disclosure Schedule lists all Benefit Plans, and specifically identifies each Non-U.S. Benefit Plan by relevant jurisdiction. No member of the Company Group has any agreement, arrangement, commitment or obligation to create (whether in writing or not), enter into or contribute to any additional Benefit Plan or to modify or amend any existing Benefit Plan (except for amendments required by applicable Law with respect to which the amendment deadline has not yet lapsed).

(b) The Company has delivered to Purchaser, with respect to each Benefit Plan (to the extent applicable thereto) copies of (i) the current plan document and all amendments thereto or, if such Benefit Plan is not in writing, a written description of the material terms of such Benefit Plan; (ii) the three most recent annual reports (e.g., Form 5500 series and all schedules and financial statements attached thereto) filed with any Governmental Authority with respect to such Benefit Plan; (iii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed to participants in such Benefit Plan; (iv) the most recent determination, opinion or advisory letter issued by the IRS or other Governmental Authority with respect to such Benefit Plan; (v) all Contracts relating to such Benefit Plan, including all trust agreements, investment management agreements, investment advisory agreements, annuity Contracts, insurance Contracts, bonds, indemnification agreements and service provider agreements; (vi) the most recent annual actuarial valuation prepared for such Benefit Plan; (vii) the most recent financial statement prepared for such Benefit Plan; (viii) all non-routine correspondence since December 31, 2017 to or from any Governmental Authority relating to such Benefit Plan; and (ix) all coverage, nondiscrimination, top heavy and Code Section 415 tests performed with respect to such Benefit Plan for the three most recently completed plan years.

(c) With respect to each Benefit Plan: (i) such Benefit Plan was properly and legally established; (ii) such Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable requirements of all applicable Laws, including, to the extent applicable ERISA and the Code (and the regulations and rulings issued thereunder); (iii) each member of the Company Group has properly performed all of its duties and obligations (whether arising by operation of Law, by Contract or otherwise) under or with respect to such Benefit Plan, including all fiduciary, reporting, disclosure, and notification duties and obligations; (iv) no prohibited transaction within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code (and not otherwise exempt under Section 408 of ERISA and Section 4975(c)(2) or 4975(d) of the Code) has occurred or, to the Knowledge of the Company, is threatened or reasonably likely to occur (including any of the Transactions); and (v) all contributions, premiums and other payments due or required to be paid to (or with respect to) such Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and applicable Law or, if not yet due, have been accrued as a liability on the Interim Financial Statements.

(d) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and its related trust is exempt from taxation under Section 501(a) of the Code. Each such Benefit Plan is the subject of an unrevoked favorable determination letter (or, in the case of a prototype or volume submitter plan, can rely on a current, unrevoked favorable opinion or advisory letter) issued by the IRS with respect to such Benefit Plan’s qualified status under the Code. To the Knowledge of the Company, nothing has occurred (and no facts or circumstances exist) that are reasonably likely to adversely affect the qualification or exempt status of any such Benefit Plan or its related trust.

(e) Each member of the Company Group is and, at all relevant times, has been in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111 148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No.111 152, and all regulations and guidance issued thereunder, to the extent applicable thereto, including, to the extent applicable, the employer shared responsibility provisions relating to the offer of medical coverage that qualifies as “minimum essential coverage” that is “affordable” and provides “minimum value” to “full time employees” and their “dependents” (as those terms are defined in Section 4980H of the Code and the related Treasury Regulations) and the applicable information reporting requirements under Sections 6055 and 6056 of the Code.

(f) Each Non-U.S. Benefit Plan that is intended to qualify for any particular Tax treatment meets in all material respects all of the requirements for such treatment and has obtained all approvals of all relevant Governmental Authorities that are necessary to qualify for such Tax treatment. Each Non-U.S. Benefit Plan is registered where required by, and has been maintained in all material respects in good standing under, all applicable Laws (and with all relevant Governmental Authorities). No Non-U.S. Benefit Plan is a “defined benefit plan,” as defined in Section 3(35) of ERISA (whether or not subject to ERISA), or similar plan or arrangement or has any unfunded or underfunded Liabilities that have not been accrued for on the Interim Financial Statements or that will not be fully offset by insurance. From and after the Closing Date, Purchaser and its Subsidiaries and Affiliates will receive the full benefit of any funds, accruals and reserves under the Non-U.S. Benefit Plans. Any Non-US Benefit Plan applicable to Employees in the UK is compliant with Part 1 of the UK Pensions Act 2008 to the extent applicable.

(g) Each Benefit Plan (or, in the case of a PEO Benefit Plan, the any member of the Company Group’s participation therein) can be terminated by a member of the Company Group without any penalty, cost, expense or Liability to any member of the Company Group, Purchaser, any of their respective Subsidiaries or Affiliates, or such Benefit Plan (including any surrender charge, market rate adjustment or other early termination charge or penalty), other than reasonable administrative expenses of the type typically incurred in the termination of (or, in the case of a PEO Benefit Plan, the termination of participation in) similar employee benefit plans.

(h) No member of the Company Group or ERISA Affiliate has in the last 6 years sponsored, maintained, participated in or contributed to (or been obligated to sponsor, maintain, participate in or contribute to), or has or is reasonably likely to have any Liability (including any contingent Liability) under or with respect to: (i) an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is or, at any time, was subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) any “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code; (iii) any multiple employer plan, within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code; (iv) any “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA, “welfare benefit fund,” as defined in Section 419 of the Code, or voluntary employees’ beneficiary association under Section 501(c)(9) of the Code; or (v) any self funded (or self insured) group health plan (including any such plan pursuant to which a stop loss policy or Contract applies).

(i) No member of the Company Group is obligated to provide or has ever promised or agreed to provide life insurance, medical or other welfare benefits (within the meaning of Section 3(1) of ERISA) to any current or former owner, director, manager, officer, Employee, Worker, consultant, Independent Contractor or other service provider of or to any member of the Company Group after his or her retirement or other termination of ownership, employment or service, except to the extent required by applicable Law.

(j) No claim (other than routine claims for benefits) or Proceeding is pending or, to the Company’s Knowledge, threatened with respect to (or against the assets of) any Benefit Plan, nor, to the Company’s Knowledge, is there any reasonable basis for any such claim or Proceeding. No Benefit Plan is (or during the last six (6) years has been) the subject of any audit, examination, investigation or other Proceeding by any Governmental Authority or a participant in any amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority, and, to the Company’s Knowledge, no such audit, examination, investigation or Proceeding is contemplated or under consideration by any Governmental Authority.

(k) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or upon the occurrence of any additional or subsequent event(s), such as termination of employment) will or may: (i) entitle any current or former director, manager, officer, Employee, Worker, consultant, Independent Contractor or other service provider of or to any member of the Company Group to severance, retention or change of control benefits or to any other material payment (whether under a Benefit Plan or otherwise); (ii) otherwise increase the amount of compensation due to any current or former director, manager, officer, Employee, Worker, consultant, Independent Contractor or other service provider of or to any member of the Company Group or forgive indebtedness owed by any such individual; (iii) accelerate the time of payment or vesting of any benefit under any Benefit Plan; (iv) require the Company, Purchaser or any of their respective Subsidiaries or Affiliates to transfer or set aside any assets to fund or otherwise provide for any benefits for any current or former director, manager, officer, Employee, Worker, consultant, Independent Contractor or other service provider of or to any member of the Company Group; or (v) impair any of the rights of any member of the Company Group, Purchaser or any of their respective Subsidiaries or Affiliates under or with respect to any Benefit Plan, including the right to amend, terminate or merge any Benefit Plan (or, in the case of any PEO Benefit Plan, its participation therein).

(l) No payments or loans have been made to, nor any assets made available or transferred to, nor any assets earmarked, however informally, for the benefit of, any current or former employee or director (or any associate of such current or former employee or director) of any member of the Company Group by an employee benefit trust or another third party, falling within the provisions of Part 7A ITEPA or otherwise.

(m) All options granted pursuant to the EMI Scheme were and remain qualifying EMI options for the purposes of Schedule 5 ITEPA and all notifications required to be made under Schedule 5 ITEPA in respect of such options were duly made within the relevant time limits.

(n) All options granted pursuant to the EMI Scheme were granted with an exercise price equal to not less than the market value of the shares under option as at the date of grant, such value was agreed with HMRC and the options were granted within the period permitted by HMRC after the valuation was agreed. No liability to income tax or NICs will arise on the exercise of such options or on the acquisition of the shares pursuant to the exercise of such options.

(o) All of the relevant conditions in Part 12 CTA 2009 are satisfied such that the exercise of the EMI Options gives rise to a statutory corporation tax deduction for the relevant member of the Company Group in accordance with Part 12 CTA 2009.

(p) Each Benefit Plan that provides nonqualified deferred compensation plan that is subject to Section 409A(d)(1) of the Code satisfies in form and operation all of the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and the guidance thereunder (and has satisfied such requirements for the entire period during which Section 409A of the Code has applied to such Benefit Plan). No additional Tax under Section 409A or under Code Section 457A has been or is reasonably expected to be incurred by any participant in any Benefit Plan or other Contract, plan, program, agreement or arrangement. No event has occurred that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code. Save in respect of the Company options granted to UK option holders pursuant to the EMI Scheme, no stock option (or other right to purchase Company Capital Shares or any other equity of any member of the Company Group) granted under any Benefit Plan to a person subject to taxation in the United States has an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option. No member of the Company Group has any Contract or obligation to indemnify, reimburse, “gross up” or otherwise compensate any individual for any Taxes or interest imposed on such individual pursuant to Sections 409A, 457A or 4999 of the Code.

(q) In relation to all Company Capital Shares (including Company Capital Shares issued upon the exercise of Company Options and Company Warrants and the conversion of the Company Convertible Notes) held by any employee or director who is or was resident for tax purposes in the UK the holder has entered into an election pursuant to section 431(1) ITEPA in the form approved by HHMRC within 14 days of the acquisition of the employment-related securities (by him or any other person) and in relation to all securities options, such an election is required to be entered into by the relevant employee as a condition of exercise of the option.

(r) No payments or loans have been made to, nor any assets made available or transferred to, nor any assets earmarked, however informally, for the benefit of, any current or former employee or director (or any associate of such current or former employee or director) of any member of the Company Group by an employee benefit trust or another third party, falling within the provisions of Part 7A ITEPA or otherwise.

(s) All Company Capital Shares are property that is “substantially vested” under Section 83 of the Code and Treasury Regulation Section 1.83-3(b).

(t) Each member of the Company Group has complied in all material respects with all Law relating to information reporting and record retention, including to the extent necessary to substantiate any “qualified sick leave wages” and any “qualified family leave wages” (collectively “Qualified Leave Wages”), each as defined in Sections 7001 and 7003 of the FFCRA and any “qualified health plan expenses” as defined in Section 7001 of the FFCRA (“Qualified Health Plan Expenses”), including by retaining copies of properly filed IRS Forms 941 and 7200 to the extent applicable.

(u) No member of the Company Group has (i) funded or paid any Qualified Leave Wages, Qualified Health Plan Expenses or any Medicare Tax on Qualified Leave Wages, from amounts allocated to or reserved for the payment of employment Taxes (including amounts already withheld) or that are set aside for deposit with the IRS, in each case, whether or not shown on the Interim Financial Statements or (ii) requested an “advance payment of employer credits” on IRS Form 7200 or otherwise or has received a refund of tax credits for Qualified Leave Wages or the “employee retention credit” described in Section 2301 of the CARES Act or Section 3134 of the Code (or any comparable provision of other applicable Law) or otherwise claimed any such “employee retention credit”.

Section 3.22 Employee Relations.

(a) There are not currently any Proceedings relating to any Employee, Independent Contractor or Worker or applicant of any member of the Company Group, nor has there been any such Proceedings within the past three (3) years. To the Company’s Knowledge, no Employee, Independent Contractor, Worker or Applicant is threatening or has threatened to file a Proceeding within the past three (3) years. No Employees or Workers or groups of Employees and/or Workers have engaged in any strike, picketing, labor disturbance, slowdown, work stoppage or other material labor dispute affecting any member of the Company Group during the three (3) year period preceding the date of this Agreement, and no such matters are currently existing, pending or, to the Company’s Knowledge, threatened. No member of the Company Group has received any demand letters or drafts of suits, administrative charges or complaints related to any claims made by any current or former Employees, Workers, applicants, Independent Contractors, or temporary or leased employees. No Employee is subject to a current disciplinary warning or procedure.

(b) No Employee, Worker or officer of any member of the Company Group shall be entitled to any transaction bonuses, change in control payments, severance rights or deferred compensation payments, that are triggered by the Transactions or any other Transaction Document. The Transaction or any other Transaction Document will not entitle any Employee or officer of any member of the Company Group to terminate their employment, engagement and/or office.

(c) Except as set forth on Section 3.22(c) of the Disclosure Schedule, the employment or engagement of the Employees, Workers and Independent Contractors is terminable at will and without cost to any member of the Company Group or in respect of UK Employees, Workers and Independent Contractors, all contracts between the Company or any member of the Company Group and its and/or their UK Employees, Workers and Independent Contractors are terminable at any time on not more than three months’ notice without compensation (other than for unfair dismissal or a statutory redundancy payment) or any liability on the part of any member of the Company Group other than wages, commission or pension.

(d) No member of the Company Group has a collective bargaining agreement or relationship with any Labor Organization. No Labor Organization or group of Employees has filed any representation petition or made any written or oral demand for recognition with respect to any member of the Company Group. There is no employment related Proceeding existing, pending or to the Company’s Knowledge threatened regarding an alleged violation or breach by any member of the Company Group (or any of its officers, Employees, Workers or Independent Contractors) of any Law or Contract. To the Company’s Knowledge, no union organizing or decertification effort exists or has occurred in the prior two (2) years or is threatened, and no circumstance reasonably likely to result in any of the foregoing exists with respect to the Employees. There is no workers’ compensation Liability, experience or matter that shall or is reasonably likely to materially and adversely affect any member of the Company Group. To the Company’s Knowledge, no current or former Employee has committed any act or omission giving rise to any material Liability for any violation or breach by any member of the Company Group (or any of Employees, Workers, Independent Contractors or officers of any member of the Company Group) of any Law or any Contract.

(e) Except as set forth on Section 3.22(e) of the Disclosure Schedule (which schedule identifies the principal amount, repayment schedule and maturity date of each such loan), there are no outstanding loans between any member of the Company Group and its Employees, Workers or directors. No assurances or undertakings have been given to any of the Employees or Workers as to the continuation, introduction, increase or improvement of any terms and conditions, remuneration, benefits or other bonus or incentive scheme. Neither the Company nor any member of the Company Group is a party to, bound by or proposing to introduce in respect of any of its directors or Employees any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection. Neither the Company nor any member of the Company Group has made or agreed to make a payment or provided or agreed to provide a benefit to any officer of any member of the Company Group, Employee, Worker or former officer, Employee or Worker, or to their dependents in connection with the actual or proposed termination or suspension of employment or variation of an employment contract. There are no sums owing to any current or former Employee or Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

(f) No offer of employment or engagement has been made by the Company or any member of the Company Group that has not yet been accepted, or that has been accepted but where the employment or engagement has not yet started.

(g) To the Company’s Knowledge, no Employee or Worker whose aggregate annual remuneration is in excess of $100,000 has current intentions to leave their employment or engagement with a member of the Company Group. No notice to terminate the contract of any Employee, Independent Contractor or Worker (whether given by the relevant member of the Company Group or by the Employee, Independent Contractor or Worker) is pending, outstanding or threatened and no dispute under any Laws or otherwise is outstanding between the Company or any member of the Company Group and any current or former: (A) Employee relating to their employment, its termination or any reference given by the Company or any member of the Company Group regarding such Employee; or (B) Worker relating to their contract, its termination or any reference given by the Company or any member of the Company Group regarding such Worker.

(h) With respect to the Transactions or any other Transaction Document, any notice required under any Law or collective bargaining Contract with respect to any Employee, Worker or Independent Contractor has been given, and all bargaining obligations with any employee representative have been satisfied. Throughout the past three (3) years, no member of the Company Group has implemented any layoff of Employees governed by the WARN Act or any similar Law, taking into account any temporary or permanent modification to such Laws as a result of COVID-19 or any COVID-19 Measures. No member of the Company Group has engaged in any temporary layoffs, furloughs or hours reductions that would trigger notice requirements under the WARN Act or any similar Law where such temporary layoffs, furlough or hours reductions to last for at least six (6) months.

(i) Each member of the Company Group has in its files a Form I-9 (or equivalent form required by any other applicable jurisdiction) that is validly and properly completed in accordance with Law for each Employee, Worker or Independent Contractor of with respect to whom such form is required under Law. Every Employee or Worker who works in the UK and requires permission to work in the UK, has current and appropriate permission to work in the UK.

(j) The Company Group is currently, and has been for the prior three (3) years, in compliance with all material Laws with respect to labor, employment and employee relations, including, but not limited to, in respect of discrimination, harassment or retaliation in employment, pay equity, terms and conditions of employment, pay rates, termination of employment, wages, hours, meal and rest breaks, accommodations, overtime pay, vacation and paid time off, leave, occupational safety and health, employee whistle blowing, immigration, data protection, employee privacy, employment practices and classification as exempt or nonexempt of US Employees, and the Company Group has not engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable labor Laws. In respect of each Employee and Worker, the Company and any member of the Company Group have performed all obligations and duties they are required to perform (and settled all outstanding claims), whether or not legally binding and whether arising under contract, statute, at common law, in equity or under any Law. All current and former or Independent Contractors have been properly so classified under all Laws and were or are not in fact an Employee or Worker. No member of the Company Group is, or ever has been, a joint or co-employer of any temporary or leased employees engaged through a staffing agency.

(k) Section 3.22(k) of the Disclosure Schedule lists all (A) Employees of the Company Group (including any Employees that have been hired and not yet started their employment with the Company Group), together with their respective, job titles, dates of hire, FLSA classifications (exempt/non-exempt), accrued vacation amount (if any), leave status, if any (and anticipated return date), base compensation, commissions, bonuses (including anticipated bonuses for 2021) and other material compensation (if applicable), and whether such Employee is on a performance improvement (or similar) plan. In respect of Employees and Workers in the UK, Section 3.23(k) of the Disclosure Schedule includes anonymized particulars of each Employee and Worker and the principal terms of their contract including: (A) the company that employs or engages them; (B) their current remuneration (including any benefits and privileges provided or which the Company or any member of the Company Group is bound to provide to them or their dependents, whether now or in the future, details of shift and any other allowances, and any entitlement to, or expectation of, performance-related remuneration); (C) the commencement date of each contract and, if an Employee, the date on which continuous service began; (D) the length of notice necessary to terminate each contract or, if a fixed term, the expiry date of the fixed term and details of any previous renewals; (E) the type of contract (whether full or part-time); (F) their age; (G) any country in which the Employee or Worker works or performs services and/or is paid, if the Employee or Worker works or is paid outside England and Wales; and (H) the law governing the contract, if the Employee or Worker works or is paid outside England and Wales.

(l) Section 3.22(l) of the Disclosure Schedule includes anonymized details of all Independent Contractors and the particulars of the terms on which the individual provides services, including: (A) the company that engages them; (B) the remuneration of each individual (including any benefits and privileges provided or which the Company or any member of the Company Group is bound to provide to them or their dependents, whether now or in the future, and any entitlement to, or expectation of, performance-related remuneration); (C) the length of notice necessary to terminate each agreement or, if a fixed term, the expiry date of the fixed term and details of any previous renewals; (D) any country in which the individual provides services, if the individual provides services outside England and Wales; (E) the law governing the agreement, if the individual provides services wholly or mainly outside England and Wales and (F) status determination statements issued.

(m) Section 3.22(m) of the Disclosure Schedule includes anonymized details of all Employees and Workers who are on secondment, maternity, paternity, adoption, shared parental or other leave or who are absent due to ill-health or for any other reason.

(n) Section 3.22(n) of the Disclosure Schedule includes anonymized copies or template forms of all contracts of employment or engagement, handbooks and policies that apply to any Employee or Worker.

(o) There neither is, nor during the past two (2) years has there been any externally or internally reported allegations of sexual harassment in writing or otherwise against or by any current or former Employee, Worker or officer of any member of the Company Group. No questions have been submitted to the Company or any member of the Company Group by an Employee or Worker in relation to potential claims under equal pay or discrimination legislation that remain unanswered in full or in part.

(p) The Company Group is, and at all times has been, in compliance with all applicable and material COVID-19 Measures governing employee health and safety.

(q) To the Company’s Knowledge, no Employee or Worker or Independent Contractor is subject to any restriction, obligation, undertaking, order or agreement that may affect their ability to carry out their duties.

(r) No member of the Company Group has received any notice alleging that any Employees, Workers, Independent Contractors, contractors for services, or consultants of the such member of the Company Group are in violation or breach of any term of any employment contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, restrictive covenant, statutory obligation, fiduciary duty or any other common law obligation owed to any former employer, contractor, customer or client, relating to the right of any such Employee, Worker, Independent Contractor or consultant to be employed by the such member of the Company Group because of the nature of the business conducted by such member of the Company Group or to the use of trade secrets, confidential or proprietary information of others.

(s) Except as set forth on Section 3.22(s) of the Disclosure Schedule, no member of the Company has any (i) obligation to reinstate, re engage or re employ any ex officer or ex-Employee of any member of the Company Group; or (ii) to the Company’s Knowledge, grounds for dismissal of any Employee of any member of the Company Group.

(t) In the period of five (5) years preceding the date of this Agreement, neither the Company nor any member of the Company Group (nor any predecessor or owner of any part of their respective businesses) has been a party to a relevant transfer for the purposes of the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 and no event has occurred that may involve such persons being a party to such a transfer.

(u) Neither the Company nor any member of the Company Group has incurred any liability for failure to provide information or to consult with Employees under any applicable Laws.

Section 3.23 Related Party Transactions. Other than as set forth on Section 3.23 of the Disclosure Schedule, no member of the Company Group has entered into any Contract with any Related Party and to the Company’s Knowledge no Related Party has any economic interest in any Contract with any member of the Company Group or any property used by any member of the Company Group (excluding customary employment arrangements and Benefit Plans) and no member of the Company Group is owed or owes any amount from or to any Related Party (excluding Employee compensation and other ordinary incidents of employment) (collectively, “Related Party Transactions”).

Section 3.24 Brokers. Except as set forth on Section 3.24 of the Disclosure Schedule, no member of the Company Group has engaged any Person entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from Purchaser, the Company Group or any of their respective Affiliates in connection with the Transactions.

Section 3.25 CARES Act and the Paycheck Protection Program. Section 3.25 of the Disclosure Schedule sets forth any loans, grants or other forms of relief applied for or received by any member of the Company Group pursuant to the CARES Act or similar economic assistance program or Laws of any jurisdiction in response to COVID-19, including that certain loan issued to the EVRYTHNG Inc. by Citibank, N.A. in the original principal amount of $141,200 (the “PPP Loan”). Prior to the date hereof, the PPP Loan was forgiven in its entirety in accordance with applicable Law and the requirements of the lender that made the PPP Loan. The PPP Loan lender and the Company have provided to Purchaser all documentation received by the Company Group memorializing such forgiveness, which such documentation is true, correct and complete (subject to estimates made therein) in all material respects. No member of the Company Group has made any false or misleading statement in its application for the PPP Loan, any promissory note, loan agreement, application for PPP Loan forgiveness, or other document executed in connection with the PPP Loan or otherwise to the United States Small Business Administration or the PPP Loan lender.

Section 3.26 Certain Business Practices.

(a) No member of the Company Group, nor to the Company’s Knowledge, any of the officers, directors, managers, or Employees or Workers of any member of the Company Group, in each case on behalf of any member of the Company Group, has within the past five years offered, promised, authorized or made, directly or indirectly, any unlawful payments to any domestic or non-U.S. governmental official, with the intent or purpose of: (i) influencing any act or decision of such official in his official capacity; (ii) inducing such official to do or omit to do any act in violation of the lawful duty of such official; or (iii) inducing such official to use his influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority; in any case in order to assist any member of the Company Group in obtaining or retaining business for or with, or directing business to, any Person in violation of Law.

(b) Within the past five years, the Company Group is and has been in compliance in all material respects with all statutory and regulatory requirements of the laws implemented by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), in each case to the extent OFAC applies to the Company. To the Company’s Knowledge, no member of the Company Group is a party to any Material Contract or has engaged in any material transaction or other material business with (i) any country subject to sanctions enforced by OFAC, including, the government or any of sub-division thereof, agents, representatives, or residents thereof, or any entity formed, based or resident therein (or any agent thereof) or (ii) any Person that is included, at the time of the relevant transaction, in the list of Specially Designated Nationals and Blocked Persons published by the United States Department of the Treasury or any other restricted entity or person, as may be promulgated by the United States government from time to time.

(c) Neither the Company nor any of the Subsidiaries is or has at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010 or any other applicable anti-corruption legislation.

(d) No Associated Person of the Company Group has bribed another person (within the meaning given in section 7(3) of the UK Bribery Act 2010 or any other applicable anti-corruption legislation) intending to obtain or retain business or an advantage in the conduct of business for the Company Group, and the Company Group has in place adequate procedures, in line with the guidance published by the Secretary of State under section 9 of the UK Bribery Act 2010, designed to prevent their Associated Persons from undertaking any such conduct.

(e) Neither the Company Group nor, to the Company’s Knowledge, any of their Associated Persons is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under the UK Bribery Act 2010 or any other applicable anti-corruption legislation, and no such investigation, inquiry or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

(f) No member of the Company Group has been excluded from participation in a public contract as a result of being convicted of bribery or corruption.

Section 3.27 Suppliers. Section 3.27 of the Disclosure Schedule lists each supplier of Company Group to whom the Company Group paid at least $50,000 in the aggregate during the 12 months prior to the date of this Agreement (each, a “Significant Supplier”). No member of the Company Group has any outstanding material dispute concerning goods or services provided by any Significant Supplier. No member of the Company Group has received written notice from any Significant Supplier that such supplier will not continue as a supplier to such member of the Company Group after the Closing or that such supplier intends to terminate existing Contracts with such member of the Company Group or to decrease or limit materially the amount of business it transacts with such member of the Company Group.

Section 3.28 Customers.

(a) Section 3.28(a) of the Disclosure Schedule lists each customer of the Company Group with accumulated billings of at least $50,000 in the aggregate during the 12 months prior to the date of this Agreement (each, a “Significant Customer”). No member of the Company Group has any outstanding material dispute concerning goods or services provided to any Significant Customer. No member of the Company Group has received written notice from any Significant Customer that such customer will not continue as a customer to such member of the Company Group after the Closing or that such Significant Customer intends to terminate existing Contracts with such member of the Company Group or to decrease or limit materially the amount of business it transacts with such member of the Company Group.

(b) Copies of each member of the Company Group’s current standard form written agreements entered into between the Company Group member, on the one hand, and its top 20 customers of the Company Group, on the other hand, have been provided to Purchaser. Section 3.28(b) of the Disclosure Schedule lists the customers of any member of the Company Group who have not entered into such standard form agreements (or in the case of a binding oral agreement, a summary description of such agreement) between the Company Group member, on the one hand, and such customers on the other hand. The Company has previously provided to Purchaser a copy of the Company Group’s written agreements (and in the case of binding oral agreements, a written summary of such agreement) with the customers set forth on Section 3.28(b) of the Disclosure Schedule.

Section 3.29 Books and Records. The statutory books and registers of each member of the Company Group have been maintained in accordance with applicable Laws in relation to each jurisdiction where the Company Group has a substantial operational presence. The constitutional documents of each member of the Company Group have been provided or made available to Purchaser prior to the date hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally, and not jointly with any other Seller, on behalf of such Seller only, represents and warrants to Purchaser as follows:

Section 4.1 Power and Authority. Such Seller (except any Seller that is a natural person) has all requisite corporate, limited liability company or limited partnership power and authority, as applicable, to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party. The execution, delivery of, and the performance of its obligations under, this Agreement and the other Transaction Documents to which such Seller is or will be a party by such Seller and the consummation by such Seller of the Transactions have been duly and validly approved by the board or directors, board of managers or similar entity of such Seller (except by any Seller who is a natural person). The approval of such Seller’s requisite equityholders for such Seller (except any Seller that is a natural person) to execute this Agreement and the other Transaction Documents to which such Seller is a party or consummate the Transactions has been duly given or is not required. No other approvals or actions are necessary on the part of such Seller to authorize the execution, delivery or performance of this Agreement or any other Transaction Document to which such Seller is or will be a party or the consummation by such Seller of Transactions. If such Seller is a natural person, then such Seller has full power, capacity, and authority to enter into and perform his or her obligations under this Agreement and the other Transaction Documents to which he or she is or will be a party.

Section 4.2 Consents; Non-contravention. Such Seller is not required to give any notice to, make any filing with or obtain any authorization, consent, Order, clearance, Permit or approval of any Person in connection with its execution and delivery of this Agreement and the other Transaction Documents or the consummation by it of the Transactions, except for any such notice, filing, authorization, consent, Order, clearance, Permit or approval as would not have an adverse effect on such Seller’s ability to consummate the Transactions. Neither the execution, delivery and performance of this Agreement and the other Transaction Documents by such Seller, nor the consummation by it of the Transactions: (a) will violate any provision of the Governing Documents of such Seller (except any Seller that is a natural person); (b) will conflict with, result in a breach of, or constitute a default in any material respect, or result in an event creating rights of acceleration, termination, modification or cancellation or a material loss of rights under, any material Contract or material Permit to which such Seller is a party, subject or otherwise bound; (c) will violate any Law or Order to which such Seller or any of such Seller’s assets or businesses is subject or otherwise bound; or (d) will result in the creation or imposition of any Lien (other than a Permitted Lien) upon the assets or businesses of such Seller.

Section 4.3 Title to Shares. Each Seller holds beneficially and of record the Company Securities next to such Seller’s name on Section 3.5(a) of the Disclosure Schedule, free and clear of all Liens, and has full right, power and authority to transfer (or otherwise dispose of in accordance with this Agreement) such Company Securities to Purchaser, free and clear of all Liens, in accordance with the terms of this Agreement. Except as set forth on Section 3.5 of the Disclosure Schedule, in the Articles or in this Agreement, the Company Securities held by such Seller are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Company Securities.

Section 4.4 Insolvency. Such Seller has not: (i) had a bankruptcy petition presented against them, or been declared bankrupt; (ii) been served with a statutory demand, or is unable to pay their debts within the meaning of the UK Insolvency Act 1986 or any other applicable insolvency legislation; (iii) entered into, or has proposed to enter into, any composition or arrangement with, or for, their creditors (including an individual voluntary arrangement); (iv) stopped paying its debts as they fall due; (v) had an administrator appointed or received notice of the intention to appoint an administrator; or (vi) been subject of any other event analogous to the foregoing in any jurisdiction.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to each Seller, as of the date hereof and as of the Closing Date, as follows:

Section 5.1 Organization, Existence and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the state of Oregon. Purchaser has all requisite corporate power and authority to own all of its properties and assets and to carry on its business as presently conducted. Purchaser is qualified as a foreign corporation, and is in good standing in all jurisdictions where the nature of its business or the nature and location of its assets requires such qualification and where the failure to so qualify would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the business, operations (including results of operations), assets, liabilities, or financial condition of Purchaser.

Section 5.2 Power and Authority. Purchaser has all corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party. The execution and delivery of, and the performance of its obligations under, this Agreement and the other Transaction Documents to which it is or will be a party and the consummation by Purchaser of the Transactions and the other Transaction Documents have been duly and validly approved by the Purchaser Board. The approval of Purchaser’s equityholders for Purchaser to execute this Agreement and the other Transaction Documents to which Purchaser is a party or consummate the Transactions is either not required or has been duly given. No other approvals or actions are necessary on the part of Purchaser or Purchaser’s shareholders to authorize the execution, delivery and performance of this Agreement or any other Transaction Document to which Purchaser is or will be a party or the consummation by Purchaser of the Transactions.

Section 5.3 Enforceability. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (assuming that this Agreement has been, and the Transaction Documents to which Purchaser is a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto), except to the extent enforcement may be affected by Enforceability Exceptions. At the Closing, the Transaction Documents to be executed and delivered by Purchaser will constitute valid and binding obligations of Purchaser, enforceable in accordance with their terms (assuming that this Agreement has been, and the Transaction Documents to which Purchaser is a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto), except to the extent enforcement may be affected by Enforceability Exceptions.

Section 5.4 Capitalization.

(a) As of October 31, 2021, the authorized capital stock of Purchaser consists of 52,500,000 shares, par value $0.001 per share, consisting of (i) 50,000,000 shares of Purchaser Common Stock, of which 16,931,632 shares are issued and outstanding, and (ii) 2,500,000 shares of preferred stock, consisting of 10,000 shares designated as Series A Redeemable Nonvoting Preferred Stock, of which 10,000 shares are issued and outstanding, 500,000 shares of Series R Participating Cumulative Preferred Stock, of which none is outstanding, and 1,990,000 shares of undesignated preferred stock, of which none is outstanding. As of October 31, 2021, (A) options to acquire 50,000 shares of Purchaser Common Stock were outstanding pursuant to awards under the Purchaser’s 2018 Incentive Plan (the “Purchaser 2018 Incentive Plan”), and (B) 377,659 shares of restricted stock were outstanding pursuant to awards under the Purchaser 2018 Incentive Plan. As of October 31, 2021, 1,015,841 shares of Purchaser Common Stock were reserved for issuance pursuant to the Purchaser 2018 Incentive Plan.

(b) All of the issued and outstanding shares of capital stock of Purchaser have been duly authorized and validly issued.

(c) Except as set forth in Section 5.4(a), (i) there are no authorized, issued, or outstanding Equity Interests of the Purchaser and (ii) no Person is party to any Contract of any character to which Purchaser is a party obligating Purchaser to issue or sell, or cause to be issued or sold, any Equity Interests of Purchaser or other rights to purchase or otherwise acquire any Equity Interests of Purchaser.

(d) Immediately prior to the Closing, the shares of Purchaser Common Stock to be issued pursuant to this Agreement will be duly and validly reserved for issuance. Upon consummation of the Transactions, the shares of Purchaser Common Stock to be issued pursuant to this Agreement shall be duly authorized, validly issued, fully paid and nonassessable, and will be free of any Liens other than Liens imposed by securities Laws and restrictions under this Agreement. Assuming the accuracy of the representations and warranties made by the Sellers in the Seller Questionnaires, the issuance of the Purchaser Common Stock issued pursuant to this Agreement will comply in all material respects with all Laws, including all federal and state securities Laws. The Purchaser Common Stock issued pursuant to this Agreement will not, at the time of issuance in accordance with the terms of this Agreement, violate any pre-emptive rights, rights of first offer, rights of first refusal or similar rights of any Person.

Section 5.5 Consents; Non-contravention. Purchaser is not required to give any notice to, make any filing with or obtain any authorization, consent, Order, clearance, Permit or approval of any Person in connection with its execution and delivery of this Agreement and the other Transaction Documents or the consummation by it of the Transactions, except for any such notice, filing, authorization, consent, Order, clearance, Permit or approval as would not have an adverse effect on the Purchaser’s ability to consummate the Transactions. Neither the execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser, nor the consummation by it of the Transactions: (a) will violate any provision of the Governing Documents of Purchaser; (b) will conflict with, result in a breach of, or constitute a default in any material respect, or result in an event creating rights of acceleration, termination, modification or cancellation or a material loss of rights under, any material Contract or material Permit to which Purchaser is a party, subject or otherwise bound; (c) will violate any Law or Order to which Purchaser or any of Purchaser’s assets or businesses is subject or otherwise bound; or (d) will result in the creation or imposition of any Lien (other than a Permitted Lien) upon the assets or businesses of Purchaser.

Section 5.6 Compliance with Laws. The Purchaser is, and for the past five years has been, in compliance with all applicable Laws (as well as the applicable rules and regulations of Nasdaq), except as has not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.7 Purchaser SEC Documents; Financial Statements.

(a) All statements, reports, schedules, forms and other documents (including exhibits and all information incorporated by reference) required to have been filed or furnished by Purchaser with the SEC since January 1, 2018 (the “Purchaser SEC Documents”) have been so filed on a timely basis. A true and complete copy of each Purchaser SEC Document is available on the website maintained by the SEC at http://www.sec.gov. As of their respective filing dates (or, if amended or superseded by a filing prior to the Agreement Date, then on the date of such later filing), each of the Purchaser SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to such Purchaser SEC Documents. None of the Purchaser SEC Documents, when filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Purchaser SEC Document. During the period from January 1, 2018 through the Agreement Date, Purchaser has not received from the SEC any written comments with respect to any of the Purchaser SEC Documents (including the financial statements included therein) that have not been resolved. To the knowledge of the Purchaser, there are no inquiries or investigations by the SEC pending or threatened, in each case regarding any accounting practices of the Purchaser.

(b) The consolidated financial statements of Purchaser, including any related notes and schedules, included in or incorporated by reference in the Purchaser SEC Documents (the “Purchaser Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements as may be permitted by Regulation S-X, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented in all material respects the consolidated financial position of Purchaser and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of Purchaser’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).

(c) The Purchaser maintains, and at all times since January 1, 2018 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Purchaser and its consolidated Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Purchaser; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets that could have a material effect on the financial statements. The Purchaser’s management has completed an assessment of the effectiveness of the Purchaser’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2020, and such assessment concluded that such controls were effective and Purchaser’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Purchaser maintained effective internal control over financial reporting as of December 31, 2020. Since January 1, 2018, the Purchaser’s independent registered accountant has not identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Purchaser; (2) any illegal act or fraud, whether or not material, that involves the management or other employees of the Purchaser; or (3) any claim or allegation regarding any of the foregoing.

(d) The Purchaser maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Purchaser’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Purchaser’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Purchaser and the principal financial officer of the Purchaser to make the certifications required under the Exchange Act with respect to such reports.

(e) None of the Purchaser or its consolidated Subsidiaries is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Purchaser in any of the Purchaser’s published financial statements or other Purchaser SEC Documents.

(f) The Purchaser and its Subsidiaries do not have any Liabilities that would be required under U.S. GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (accrued, absolute, contingent or otherwise), other than (i) those Liabilities that are reflected, accrued or reserved against in the consolidated balance sheet (or fairly summarized in the notes thereto) of the Purchaser included in the Purchaser’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021 publicly filed with the SEC prior to the date hereof, (ii) Liabilities incurred in connection with this Agreement and the Transactions, (iii) Liabilities incurred in the ordinary course since June 30, 2021, (iv) Liabilities under the terms of any Contracts (excluding any Liabilities arising from breaches of any such Contracts), Permits or applicable Law binding on the Purchaser or any of its Subsidiaries, and (v) Liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

Section 5.8 Brokers. Neither Purchaser nor any of its Affiliates has engaged any Person entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from Purchaser or any of its Affiliates in connection with the Transactions.

Section 5.9 Litigation. There are no Proceedings pending or threatened in writing against, or, to the knowledge of Purchaser, verbally threatened against, Purchaser or any of its Subsidiaries before any court or arbitrator or any Governmental Authority which challenge or seek to prevent, enjoin, alter or delay the Transactions or any other Transaction Document or that would reasonably be expected to have a Material Adverse Effect on Purchaser.

Section 5.10 No Changes. Since December 31, 2020, there has not occurred a Material Adverse Effect, individually or in the aggregate, with respect to the Purchaser or its Subsidiaries, taken as a whole or their respective properties or assets, taken as a whole.

Section 5.11 Bad Actor. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act is applicable to the Purchaser, or to the Purchaser’s knowledge, any Purchaser Covered Person.

Section 5.12 No Directed Selling Efforts. Neither the Purchaser nor any of its Affiliates nor any person acting on its or their behalf has engaged in any directed selling efforts (as defined in Regulation S) in connection with the offering of the Purchaser Common Shares and Purchaser Warrants.

Section 5.13 Related Party Transactions. Except for Contracts, transactions and other arrangements that are solely among Purchaser and its wholly owned Subsidiaries, or that relate solely to director or employee compensation and/or benefits in the ordinary course of business, no (x) officer or director of Purchaser or any of its Subsidiaries, or (y) to the knowledge of Purchaser, Affiliate of Purchaser or any of such Affiliate’s Subsidiaries, or officer or director of such Affiliate, (i) is a party to any Contract, transaction or other arrangement with Purchaser or any of Purchaser’s Subsidiaries or has any interest in any property or asset of Purchaser or any of Purchaser’s Subsidiaries, or (ii) to the knowledge of Purchaser, beneficially owns a controlling Equity Interest in a party of the type described in clause (i) above, in the case of clause (i) and (ii), that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Purchaser SEC Documents.

ARTICLE VI

PRE-CLOSING COVENANTS

Section 6.1 Operation of the Business. From the date of this Agreement to the Closing (the “Pre-Closing Period”), the Company will use its reasonable efforts to carry on its business in the ordinary course of business, except as otherwise permitted or required by this Agreement or any other Transaction Document.

Section 6.2 Actions Outside the Ordinary Course. Except as set forth in Section 6.2 of the Disclosure Schedule or the entering into or modification of any Material Contract in the ordinary course of business, during the Pre-Closing Period, no member of the Company Group will take any action required to be disclosed in Section 3.12 of the Disclosure Schedule if such action were taken since December 31, 2020 and before the execution of this Agreement, in each case, without the prior consent of Purchaser (not to be unreasonably withheld or delayed).

Section 6.3 Recapitalization. Each of the Sellers and the Company undertakes to take all actions reasonably necessary to effect the Recapitalization immediately prior to Closing, including the circulation and execution (including the execution by each such Seller) of a shareholders’ resolution (together with a full explanation from the Company’s directors as to the reason for the changes and the effect of the changes) to adopt the New Articles and, to the extent required, approve the allotment of the Company Capital Shares pursuant to the Recapitalization free from pre-emption rights. In furtherance of the covenants contained in this Section 6.3, each Seller (other than the Future Fund) constitutes and appoints as the proxy of such Seller and hereby grants a power of attorney to the Secretary of the Company, with full power of substitution, with respect to the matters set forth in this Section 6.3. The power of attorney granted hereunder shall authorize the Secretary of the Company to execute and deliver the contemplated shareholders’ resolution and any other documentation necessary to effect the Recapitalization on behalf of any party failing to do so within five (5) Business Days of a request by the Company. Each of the proxy and power of attorney granted pursuant to this Section 6.3 shall be irrevocable unless and until this Agreement terminates.

Section 6.4 Exclusivity. During the Pre-Closing Period, neither the Company Group nor the Sellers will (and the Company Group and each Seller will cause their respective officers, Employees, Workers, agents and representatives to not) solicit, initiate, entertain, intentionally encourage or engage in discussions or negotiations with, provide any information to, or enter into any agreement (including any letter of intent or term sheet, whether or not binding) with, any Person concerning any Acquisition Proposal. The Company Group shall promptly (and in any event within one (1) Business Day) after receipt thereof by the Company or any Seller advise the Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which would reasonably be expected to result in an Acquisition Proposal.

Section 6.5 Access to Information; Cooperation. During the Pre-Closing Period, the Company Group will (a) afford the Purchaser reasonable access during normal business hours to properties, books, Contracts, documents, insurance policies, records and personnel of or with respect to the Business as the Purchaser may from time to time reasonably request as is necessary to consummate the Transactions; and (b) cooperate with reasonable requests of the Purchaser to consummate the Transactions.

Section 6.6 Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Company Group, the Sellers and the Purchaser will each use their commercially reasonable efforts to promptly, unless prohibited by law, take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under law or otherwise to consummate and make effective the Transactions, including: (i) obtain from any Governmental Authorities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company Group, the Purchaser or any of their respective Affiliates in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the Transactions; (ii) promptly make all necessary registrations and filings, and thereafter make any other required submissions, with respect to this Agreement and the Transactions required under any Law or Permit; (iii) avoid the entry of, or have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions; and (iv) execute and deliver any additional instruments reasonably necessary to consummate the Transactions. No party to this Agreement will consent to any voluntary delay of the Closing at the behest of any Governmental Authority without the consent of the other party to this Agreement, which consent will not be unreasonably withheld or delayed. The Company, the Sellers and the Purchaser will cooperate and coordinate with each other in connection with the making of all such filings contemplated by this Section 6.6.

Section 6.7 Consents. The Company will use commercially reasonable efforts, and the Purchaser will cooperate with the Company, to obtain the third party consents (or make the filings or notices) set forth in Section 2.7(b)(vii) of the Disclosure Schedule, if any, as required to be sought or made prior to the Closing.

Section 6.8 Termination of 401(k) Plans. Prior to the Closing Date, each member of the Company Group shall (a) terminate each Benefit Plan that contains a 401(k) cash or deferred arrangement (each, a “Company 401(k) Plan”), or in the case of any Company 401(k) Plan that is a PEO Benefit Plan, its participation therein, effective no later than the day immediately preceding the Closing Date, (b) adopt any and all amendments to each Company 401(k) Plan as may be necessary to ensure compliance with all applicable requirements of the Code (including all qualification requirements) and all other Laws and (c) take such other action in connection with the termination of any Company 401(k) Plan (or its participation therein, as applicable) as Purchaser may direct, unless Purchaser notifies the Company at least three (3) days prior to the Closing Date that termination of such Company 401(k) Plan (or any member of the Company Group’s participation therein, as applicable) is not necessary. Unless Purchaser provides the notice described in the preceding sentence to the Company, the Company will, prior to the Closing Date, provide Purchaser with evidence reasonably satisfactory to Purchaser that (i) each Company 401(k) Plan (or the Company Group’s participation therein, as applicable) has been terminated effective no later than the day before the Closing Date pursuant to resolutions of the board of directors (or other governing body) of the applicable member of the Company Group, (ii) each Company 401(k) Plan has been amended as described above, and (iii) all other actions directed by Purchaser have been completed (the form and substance of the resolutions and amendments referred to herein will be subject to the prior review and approval of Purchaser).

Section 6.9 Allocation Schedule.

(a) The Company shall prepare and deliver to Purchaser a spreadsheet (the “Allocation Schedule”) at least five Business Days prior to the Closing and reasonably satisfactory to Purchaser, which Allocation Schedule shall be dated as of the Closing Date and shall set forth all of the information (in addition to the other required data and information specified in this Agreement) set forth on the Preliminary Allocation Schedule, as of immediately prior to the Closing. The Allocation Schedule shall, among other things, include for each Company Shareholder, its full name, address, its registration number (except for each Company Shareholder that is a natural person) and the number and class of each Company Capital Share held. The Allocation Schedule shall be binding on all Sellers. Each Seller hereby acknowledges and agrees that (i) such Seller has reviewed the Preliminary Allocation Schedule and agrees to the computations and formulas contained therein, and (ii) the Company will update the Preliminary Allocation Schedule for purposes of preparing and delivering the Allocation Schedule, which updates may include changes to financial or other data, changes to the Company’s capitalization occurring following the Agreement Date, changes necessary or advisable to conform the allocation of proceeds to this Agreement and the New Articles, and changes to correct errors, inaccuracies or ambiguities. Each Seller hereby authorizes and agrees to be bound by the Allocation Schedule, including after giving effect to any updates made to the Preliminary Allocation Schedule. Each Seller agrees that the Allocation Schedule will represent the final and conclusive determination of the allocation of consideration and proceeds under this Agreement, subject to the other adjustments specifically provided for in this Agreement.

(b) The Allocation Schedule shall be accompanied by reasonably detailed back-up documentation for the calculations contained therein. The Company shall make available to Purchaser and its attorneys, accountants and other representatives the work papers (subject to the execution of customary work paper access letters, if requested) and other books and records used in preparing the Allocation Schedule and reasonable access to Employees of any member of the Company and its Affiliates as Purchaser may reasonably request in connection with its review of the Allocation Schedule, and will otherwise cooperate in good faith with Purchaser’s and its attorneys’, accountants’ and other representatives’ review and shall take into consideration in good faith any comments of Purchaser on the Allocation Schedule. Notwithstanding the foregoing, in no event will any of Purchaser’s rights be considered waived, impaired or otherwise limited as a result of Purchaser not making an objection prior to the Closing or its making an objection that is not fully implemented in a revised Allocation Schedule, as applicable.

Section 6.10 Notification of Certain Matters.

(a) Each of the Sellers and Purchaser shall give the other prompt notice of the occurrence or non-occurrence of any event that is reasonably likely to cause the failure of any of the conditions set forth in Section 7.2(a) or (b), with respect to the Sellers, or Section 7.3(a) or (b), with respect to Purchaser; provided, that the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect any remedies available to such notified party; provided further, that, any such failure to provide such notice of a breach of a representation or warranty shall be deemed to be a breach of such representation or warranty for purposes of this Agreement (and not, for the avoidance of doubt, a breach of covenant). No disclosure by the Sellers pursuant to this Section 6.10, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentation, breach of representation or warranty or breach of any covenant.

(b) Each of the Sellers and Purchaser shall give the other prompt notice of the commencement or known threat of commencement of any Proceeding by or before any Governmental Authority with respect to the Transactions, keep such notified party informed as to the status of any such Proceeding or threat, and permit authorized representatives of such notified party to be present at each meeting or conference relating to any such Proceeding, to participate in, or review, any material communication before it is made to any Governmental Authority, and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with any such Proceeding, including by providing such notified party with a reasonable opportunity to review and comment on any filing, submission, response to an information request or other (oral or written) communication to be submitted or made to any Governmental Authority and such receiving party shall consider any such received comments in good faith; provided, that, in each case, the applicable party shall not be required to make any such disclosure or provide such access to the other party to the extent that such disclosure or access would, in the applicable party’s reasonable good faith determination, jeopardize protections afforded to such party under the attorney-client privilege or the attorney work product doctrine or violate any Law applicable to such party with respect to such disclosure; provided, further, that each such party shall use its commercially reasonable efforts to provide such notice and access in a manner that does not violate any such Law or waive any such privilege.

Section 6.11 Terminated Agreements. Prior to the Closing, the Company shall use its commercially reasonable efforts to cause each of the agreements set forth on Section 6.11 of the Disclosure Schedule (the “Terminated Agreements”) to be terminated, effective as of and contingent upon the Closing.

Section 6.12 Other Closing Deliverables. Without limiting Section 6.13, each of Purchaser, the Company and each Seller shall use its commercially reasonable efforts to cause all of the Closing deliverables required to be delivered by it pursuant to Section 2.7(a) and Section 2.7(b), as applicable, (and not otherwise specifically addressed by this Article VI) to be delivered to the relevant party at or prior to the Closing. In addition, the Company shall execute and deliver such bank forms and documents as are necessary to revoke all existing instructions, mandates and authorities to the bankers of the Company Group and replacing them with new instructions and authorities as Purchaser requires.

Section 6.13 Joinders and Drag Along.

(a) Promptly after the Agreement Date, the Company shall use its reasonable best efforts to obtain the Seller Closing Deliverables from each holder of Company Capital Shares (including Company Capital Shares issued upon the exercise of Company Options and Company Warrants and the conversion of the Company Convertible Notes), and each Seller shall deliver its Seller Closing Deliverables and each of the other closing deliverables to which they are a signatory. The Company shall communicate promptly to Purchaser any material updates with respect to the foregoing process.

(b) In the event the Company fails to obtain the Seller Closing Deliverables from each holder of Company Capital Shares, Company Warrants and Company Convertible Notes by the date which is 15 Business Days prior to the proposed Closing Date (or such later time as the Company and Purchaser may agree), upon the request of Purchaser, the Company and the Agreement Date Sellers shall promptly take any and all actions required by Purchaser to deliver a Drag along Notice (as defined in the Articles) that shall include the information specified in the Articles with respect to the Transactions (the “Drag Along Notice”). Upon the request of Purchaser, the Company shall promptly send the Drag Along Notice to each of the Company Shareholders who have not delivered all of the Seller Closing Deliverables (collectively, the “Dragged Shareholders”) to require each such Dragged Shareholder to (i) execute the Stock Transfer Form and (ii) sell to Purchaser at the Closing all of the Company Capital Shares (including Company Capital Shares issued upon the exercise of Company Options and Company Warrants and the conversion of the Company Convertible Notes) held by such Dragged Shareholder upon the terms specified in the Drag Along Notice. The Company shall keep Purchaser apprised of any communication by or to the Company which concerns the Drag Along Notice (including promptly providing, upon request by Purchaser, copies of correspondence with any Dragged Shareholder who contests or disputes the Drag Along Notice, its obligations under the Articles, or any related matter), and shall coordinate with Purchaser prior to communicating any response to such communication to a Dragged Shareholder. Purchaser, the Company and the Sellers shall take all such other actions reasonably required in order to complete the transfer of all Company Capital Shares (including Company Capital Shares issued upon the exercise of Company Options and Company Warrants and the conversion of the Company Convertible Notes) in accordance with the Articles and pursuant to the terms and conditions of this Agreement, including the making of all reasonable filings and taking such other reasonable action which is necessary or desirable to effectuate the Transactions with respect to all of the Company Capital Shares (including Company Capital Shares issued upon the exercise of Company Options and Company Warrants and the conversion of the Company Convertible Notes) which are outstanding as of the Closing.

Section 6.14 Share Capital. Other than in respect of the Recapitalization or as permitted by this Agreement, the Company shall not allot any shares or other securities or repurchase, redeem or agree to repurchase or redeem any of its shares or make any other changes to its share capital.

Section 6.15 Audited Financial Statements. The Company will deliver to Purchaser a true and correct copy of its audited financial statements within one (1) Business Day following the Agreement Date.

Section 6.16 Restrictive Covenant Agreement. The Company and the Warrantors will use commercially reasonable efforts to procure that Pete James enters into a Restrictive Covenant Agreement prior to Closing.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions Precedent to the Obligations of Each Party. The obligations of each Party under this Agreement to consummate the Transactions will be subject to the satisfaction or fulfillment on or before the Closing Date of the following conditions.

(a) No Governmental Action. No Governmental Authority having jurisdiction over the Sellers, the Company or Purchaser shall have enacted, issued, promulgated, enforced or entered any Law, Order or other legal restraint or prohibition (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting or preventing consummation of the Acquisition.

Section 7.2 Conditions Precedent to the Obligations of the Sellers.

The obligations of each Seller under this Agreement to consummate the Transactions will be subject to the satisfaction or fulfillment on or before the Closing Date of the following conditions, any one or more of which may be waived only in writing by the Sellers.

(a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement will be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or as of the date of this Agreement, in which case such representation and warranty will be true and correct in all material respects as of such date), and, in each case, without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein.

(b) Covenants. Purchaser will have performed or complied in all material respects with all covenants, agreements and obligations required to be performed or complied with under this Agreement as of or prior to the Closing Date.

(c) Closing Deliveries. Purchaser will have delivered, or caused to be delivered, to the Sellers each of the items set forth in Section 2.7(a).

(d) Company Certificate. The Company shall have received a certificate from the Purchaser, validly executed by the Chief Executive Officer of the Purchaser for and on the Purchaser’s behalf, to the effect that, as of the Closing the conditions set forth in Section 7.2(a) (as it relates to the representations and warranties in Article V), Section 7.2(b) (as it relates to the covenants, agreements and obligations of the Company), and Section 7.2(c) have been satisfied (the “Purchaser Closing Certificate”).

(e) No Material Adverse Effect. Since the Agreement Date, there shall not have occurred and be continuing a Material Adverse Effect with respect to Purchaser and its Subsidiaries, taken as a whole.

(f) Share Listing. The shares of Purchaser Common Stock issuable in connection with the Transactions shall have been approved for listing on Nasdaq, subject to official notice of issuance.

Section 7.3 Conditions Precedent to the Obligations of Purchaser.

The obligations of Purchaser under this Agreement to consummate the Transactions will be subject to the satisfaction or fulfillment on or before the Closing Date of the following conditions, any one or more of which may be waived only in writing by Purchaser.

(a) Representations and Warranties. (i) The representations and warranties of the Warrantors and the Sellers contained in Section 3.1 to Section 3.5 (inclusive) and Article IV of this Agreement will be true and correct as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representations and warranties expressly speak as of a particular date (in which case such representations and warranties will be true and correct as of such date), and, in each case, without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein; (ii) the Fundamental Representations of the Warrantors contained in this Agreement will be true and correct in all respects as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representations and warranties expressly speak as of a particular date (in which case such representations and warranties will be true and correct as of such date), and, in each case, without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein; and (iii) there will be no breach of the other representations and warranties of the Warrantors if they were to be given at Closing which would have a Material Adverse Effect on the Company.

(b) Covenants. The Company and Sellers will have performed or complied in all material respects with all covenants, agreements and obligations required to be performed or complied with by them under this Agreement as of or prior to the Closing Date.

(c) No Material Adverse Effect. Since the Agreement Date, there shall not have occurred and be continuing a Material Adverse Effect with respect to the Company Group, taken as a whole.

(d) Company Certificate. Purchaser shall have received a certificate from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing the conditions set forth in Section 7.3(a) (as it relates to the representations and warranties in Article III), Section 7.3(b) (as it relates to the covenants, agreements and obligations of the Company), and Section 7.3(c) have been satisfied (the “Company Closing Certificate”).

(e) Drag Along Notice. A period of at least fourteen (14) days shall have elapsed following the service by the Agreement Date Sellers of the Drag Along Notice on the Company. In the event a Dragged Shareholder has failed to provide a Stock Transfer Form to effect the transfer of their Company Capital Shares (including Company Capital Shares issued upon the exercise of Company Options and Company Warrants and the conversion of the Company Convertible Notes) to Purchaser at Closing (subject only to stamping) within the time period specified in the Drag Along Notice, a director of the Company shall have duly executed such Stock Transfer Form on the Dragged Shareholder’s behalf in accordance with the Articles and delivered the same to Purchaser.

(f) Restrictive Covenant Agreements. Each Restrictive Covenant Agreement, in each case executed concurrently with this Agreement by a Key Manager, shall not have been revoked or repudiated by the employee party thereto prior to the Closing.

(g) Closing Deliveries. The Company and the Sellers will have delivered, or caused to be delivered, to Purchaser (or any other applicable Person) each of the items set forth in Section 2.7(b)(i) to Section 2.7(b)(xiii).

(h) Future Fund Adherence. The Future Fund shall have entered into a joinder agreement in the form attached hereto as Exhibit B.

(i) Closing Costs. Closing Costs will not exceed $8,000,000.

(j) Employment Arrangements. No more than 20% of the total number of current employees of the Company Group as of the Agreement Date (and none of the Key Managers) shall have terminated their employment with the Company Group at or prior to the Closing (or have delivered written notice prior to the Closing announcing an intention to terminate employment with the Company).

ARTICLE VIII

COVENANTS OF THE PARTIES

Section 8.1 Release.

(a) Subject to Section 8.1(b) below, each Seller, on behalf of such Seller, and such Seller’s Affiliates (other than the any member of the Company Group), Representatives, successors, heirs, assigns and all other Persons claiming by, through, for or under such Seller or on behalf of such Seller (such other persons collectively, the “Seller Related Parties”), hereby irrevocably and unconditionally releases, settles, cancels, discharges and acknowledges to be fully and finally satisfied, any and all Claims that such Seller or any of such Seller’s Seller Related Parties may have had or may now have or assert, as of the Closing, against any member of the Company Group or any of its present or former officers, directors, Representatives, Affiliates, predecessors, successors and assigns (collectively, the “Released Parties”), that are on account of any matter whatsoever arising prior to the Closing or attributable to such period (whether such Claims are known or unknown, knowable or unknowable, suspected or unsuspected) (all Claims released in this Section 8.1(a) are referred to as the “Released Seller Party Claims”). TO THE FULLEST EXTENT PERMITTED BY LAW, EACH SELLER WAIVES THE BENEFIT OF ANY PROVISION OF LAW TO THE EFFECT THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE RELEASING PARTY DID NOT KNOW OR SUSPECT TO EXIST IN THE RELEASING PARTY’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY THE RELEASING PARTY MAY HAVE AFFECTED ITS SETTLEMENT WITH THE RELEASED PARTY. Each Seller represents and warrants that such Seller has not sold, assigned, transferred, conveyed or otherwise disposed of, to any other person or entity, any of the claims, causes of action, or other matters that are released by this Section 8.1(a).

(b) No Waiver of Contractual or Employment Rights. Notwithstanding the foregoing, nothing contained in Section 8.1(b) will be deemed to waive, release, alter or otherwise impair any rights or claims of any Person (i) arising under this Agreement or any other Transaction Document, (ii) arising under any insurance policy, bylaws, shareholders’ agreement, or Law covering such Person in such Person’s capacity as a director or officer of the Company Group, (iii) to receive amounts owed as compensation (including wages, salaries, and bonuses) to such Person and benefits or reimbursement of expenses, in each case, incurred in the ordinary course of Person’s employment, or (iv) that cannot be released as a matter of law.

(c) No Litigation. Each Seller agrees that such Seller nor any of such Seller’s Related Parties, nor anyone claiming by, through, for or under them or on their behalf will bring, file, institute, prosecute, maintain, participate in, or recover upon, either directly or indirectly, or encourage or benefit from the institution of, any Proceeding against any Released Party, in or before any Governmental Authority, arbitrator or mediator for or relating to any of the Released Seller Party Claims. Each Seller represents that neither such Seller nor any of such Seller’s Affiliates, heirs or family members has filed or caused to be filed any claim, complaint, charge, or action of any kind against any Released Party, which is now pending with any court, Governmental Authority, arbitrator or mediator.

Section 8.2 Confidentiality. Except as set forth below, each Seller acknowledges that he, she or it has or may have access to Confidential Information and that such Confidential Information does and will constitute valuable, special and unique property of the Company from and after the Closing. Each Seller agrees that after the Closing, such Seller will not, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or the Company, or use or otherwise exploit for such Seller’s own benefit or for the benefit of anyone other than Purchaser or the Company, any Confidential Information. Each Seller may, but only to the extent and to the party required, disclose Confidential Information to the extent such Seller is required to do so by Law; provided, however, that, in the event disclosure is required by Law, such Seller shall, to the extent reasonably possible, provide Purchaser and the Company with prompt notice of such requirement prior to making any disclosure so that Purchaser and/or the Company may seek an appropriate protective order. For purposes of this Section 8.2, “Confidential Information” shall mean any confidential information with respect to the Company’s ownership, operation or management of the Business, including such confidential information regarding: methods of operation, pending or completed acquisitions of any company, division, product line or other business unit, prices, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans, personnel, customers, suppliers, competitors, markets or other specialized information or proprietary matters. The term “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the Closing Date, (ii) becomes generally available to the public other than as a result of a disclosure by a Seller not otherwise permissible hereunder, or (iii) a Seller learns from other sources where, to the Seller’s knowledge, such sources are not restricted by any confidentiality obligation to the Company or any of its Affiliates.

Section 8.3 Further Assurances. Following the Closing, each Party will execute such other documents or agreements as may be reasonably requested to more effectively convey, transfer and vest title in the Company Capital Shares (including Company Capital Shares issued upon the exercise of Company Options and Company Warrants and the conversion of the Company Convertible Notes) pursuant to, and in accordance with, this Agreement. Reasonable, actual third party out of pocket expenses incurred in connection with compliance with this Section 8.3 will be reimbursed by the requesting Party.

Section 8.4 Indemnification of Directors and Officers of the Company.

(a) During the period ending six years after the Closing Date, the Company shall, and Purchaser shall cause the Company to, fulfill their obligations to the present and former members of the Company Board (or equivalent governing body of any other member of the Company Group) and present and former officers of any member of the Company Group (such directors and officers being herein called the “Company Indemnitees”) pursuant to the terms of each member of the Company Group’s Governing Documents as in effect on the Agreement Date and other applicable Law and any indemnification agreements between any member of the Company Group and such Company Indemnitees set forth on Section 8.4(a) of the Disclosure Schedule (such obligations, collectively, the “D&O Indemnifiable Matters”). Notwithstanding the foregoing, the obligations of Purchaser and the Company Group or its successors in respect of the D&O Indemnifiable Matters (i) shall be subject to any limitation imposed by applicable Law, the terms of the Governing Documents and/or the terms of the applicable indemnification agreement and (ii) shall not be deemed to release any Company Indemnitee who is also an officer or director of any member of the Company Group from his or her obligations pursuant to this Agreement or any Transaction Document to which such Person is a party.

(b) Prior to the Closing Date, the Company shall purchase and fully pay (and such purchase price shall be included in Closing Transaction Expenses) for (i) a tail policy under the Company’s existing directors’ and officers’ liability insurance coverage or otherwise in a form reasonably acceptable to Purchaser that shall provide the Company Indemnitees with coverage for six years following the Closing Date of not less than the existing coverage and have other terms not materially less favorable to the insured persons than the Company’s directors’ and officers’ liability insurance coverage presently maintained by the Company (the “D&O Tail Policy”). After the Closing Date, the Purchaser shall not, and shall cause the Company to not, take any action to eliminate such D&O Tail Policy. At or prior to the Closing, the Company shall provide a copy of the D&O Tail Policy to Purchaser, along with written confirmation from the insurance provider that the D&O Tail Policy will be bound at Closing.

Section 8.5 Resale Registration Statement.

(a) Promptly following the Agreement Date, Purchaser shall prepare a registration statement on Form S-3 of Purchaser (except if the Purchaser is not then eligible to register for resale the Registrable Shares (as defined below) on Form S-3, then such registration shall be on Form S-1 or another appropriate form) registering under the Securities Act the resale, in accordance with any reasonable method of distribution elected by the Sellers, of the shares of Purchaser Common Stock to be issued to the Sellers in connection with the Transactions (including those issuable upon the exercise of the Purchaser Warrants) and any other shares of Purchaser Common Stock issued in respect of such securities upon any stock split, stock dividend, recapitalization, reclassification, merger, consolidation or similar event (such shares, the “Registrable Shares,” and such registration statement, the “Registration Statement”). Each Seller shall complete, execute and deliver to Purchaser a Seller Questionnaire. Each Seller who returns a properly completed Seller Questionnaire or otherwise provides the information that in the opinion of Purchaser’s counsel is required to be included in the Registration Statement is referred to herein as a “Selling Shareholder.”

(b) The Registration Statement shall include the Registrable Shares of all Selling Shareholders for whom Purchaser has received a completed Seller Questionnaire or information that in the opinion of Purchaser’s counsel is required to be included in the Registration Statement. Purchaser will use best efforts to file the Registration Statement with the SEC within 10 Business Days following the Closing and to cause the Registration Statement to be declared effective by the SEC as soon as practicable thereafter, but no later than the earlier of (i) 75 calendar days and (ii) the 5th business day after the date the Purchaser is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. Notwithstanding anything to the contrary in this Agreement, Purchaser will be entitled to delay or postpone the filing or effectiveness of the Registration Statement, and from time to time to suspend the effectiveness thereof, if the Purchaser Board has determined in good faith that the disclosure necessary for continued use of the Registration Statement by the Selling Shareholders could be materially detrimental to the Purchaser, by delivering written notice of such suspension to all Selling Shareholders (each such circumstance, a “Suspension Event”); provided, however, that Purchaser may not delay the filing or suspend the effectiveness of the Registration Statement on more than one occasion or for more than 90 consecutive calendar days, in each case during any 12-month period (provided that any such delay in filing or suspension shall be lifted and the Purchaser shall provide notice to the Selling Shareholders as soon as such disclosure is no longer needed or would no longer be materially detrimental to the Purchaser to make). Upon receipt of any written notice from Purchaser of the occurrence of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Selling Shareholder agrees that (i) it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement until the Selling Shareholder receives copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment of the Registration Statement has become effective or unless otherwise notified by Purchaser that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Purchaser unless otherwise required by law or subpoena (provided that any such notice shall solely provide that the use of the Registration Statement or prospectus has been suspended without setting forth the reason for such suspension). Notwithstanding anything to the contrary set forth herein, Purchaser shall not, when so advising the Selling Shareholders of such Suspension Event, provide the Selling Shareholders with any material, nonpublic information regarding Purchaser other than to the extent that providing notice to the Selling Shareholders of the Suspension Event may constitute material, nonpublic information regarding Purchaser.

(c) To the extent not registered by the initial Registration Statement filed pursuant to Section 8.5(a) above, Purchaser shall register under the Securities Act the resale, in accordance with any reasonable method of distribution elected by the Sellers, of any Holdback Shares, any Second Payment Consideration or any other Registrable Shares issued to or underlying equity interests to be issued to the Sellers after the Closing Date, including securities upon any stock split, stock dividend, recapitalization, reclassification, merger, consolidation or similar event, on the same terms as those described in this Section 8.5.

(d) The Purchaser shall advise the Representative (on behalf of the holders of Registrable Shares registered under any Registration Statement) promptly and in any event within three Business Days (at Purchaser’s expense): (i) when a Registration Statement or any post-effective amendment thereto has been filed and when it becomes effective; (ii) of any request by the SEC for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iv) of the receipt by the Purchaser of any notification with respect to the suspension of the qualification of the Registrable Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (v) of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading (provided that any such notice shall solely provide that the use of the Registration Statement or prospectus has been suspended without setting forth the reason for such suspension). Notwithstanding anything to the contrary set forth herein, Purchaser shall not, when so advising the Selling Shareholders of such events, provide the Selling Shareholders with any material, nonpublic information regarding Purchaser other than to the extent that providing notice to the Selling Shareholders of the occurrence of the events listed in (i) through (v) above may constitute material, nonpublic information regarding Purchaser. Purchaser shall use its best efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as practicable. Upon the occurrence of any event contemplated in clauses (i) through (v) above, except for such times as Purchaser is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement as a result of a Suspension Event, Purchaser shall use its reasonable best efforts to as soon as practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to the holders of Registrable Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e) Once declared effective, the Purchaser shall, subject to the occurrence of any Suspension Event, cause the Registration Statement to be continuously effective and usable until such time as there are no longer any Registrable Shares (the “Effectiveness Period”). If any Registration Statement ceases to be effective under the Securities Act for any reason at any time during the Effectiveness Period, the Purchaser shall promptly cause such Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Registration Statement), and in any event no later than within twenty (20) days of such cessation of effectiveness, amend such Registration Statement in a manner reasonably expected to obtain the withdrawal of any order suspending the effectiveness of such Registration Statement or, file an additional registration statement for an offering (“Subsequent Shelf Registration”) to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the Selling Shareholders thereof of all securities that are Registrable Shares as of the time of such filing. If a Subsequent Shelf Registration is filed, the Purchaser shall use its reasonable best efforts to (a) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after such filing, but in no event later than the date that is seventy-five (75) days after such Subsequent Shelf Registration is filed and (b) keep such Subsequent Shelf Registration (or another Subsequent Shelf Registration) continuously effective until the end of the Effectiveness Period. Any such Subsequent Shelf Registration shall be a Registration Statement on Form S-3 to the extent that the Purchaser is eligible to use such form, and if the Purchaser is a “well-known seasoned issuer” as defined under Rule 405 as of the filing date, such Registration Statement shall be an Automatic Shelf Registration Statement. Otherwise, such Subsequent Shelf Registration shall be on Form S-1 or another appropriate form and shall provide for the registration of such Registrable Shares for resale by such Selling Shareholders in accordance with any reasonable method of distribution elected by the Selling Shareholders.

(f) The Purchaser shall supplement and amend any Registration Statement if required by the rules, regulations or instructions applicable to the registration form used by the Purchaser for such Registration Statement if required by the Securities Act or as reasonably requested by a Selling Shareholder.

(g) The Purchaser will provide a draft of the Registration Statement to the Sellers for review at least three Business Days in advance of filing the Registration Statement. In no event shall any Selling Shareholder be identified as a statutory underwriter in the Registration Statement unless in response to a comment or request from the staff of the SEC or another regulatory agency; provided, however, that if the SEC requests that a Selling Shareholder be identified as a statutory underwriter in the Registration Statement, such Selling Shareholder will have an opportunity to withdraw from the Registration Statement.

(h) If the SEC prevents the Purchaser from including any or all of the Registrable Shares proposed to be registered for resale under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the shares of Purchaser Common Stock by the applicable shareholders or otherwise, (i) such Registration Statement shall register for resale such number of Registrable Shares that is equal to the maximum number of shares of Purchaser Common Stock as is permitted by the SEC, (ii) the number of Registrable Shares to be registered for each Seller named in the Registration Statement shall be reduced pro rata among all such Selling Shareholders, and (iii) as promptly as reasonably practicable after being permitted to register additional shares of Purchaser Common Stock under Rule 415 of the Securities Act, the Purchaser shall file a new Registration Statement to register such Registrable Shares not included in the initial Registration Statement and cause such Registration Statement to become effective promptly.

(i) All Registration Expenses incurred in connection with any registration shall be borne by the Purchaser. All Selling Expenses relating to securities registered or sold on behalf of the Sellers shall be borne by the Sellers of the registered securities included in such registration. For purposes hereof, “Registration Expenses” means all expenses incurred by the Purchaser in complying with this Section 8.5, including, without limitation, all registration, qualification, listing and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Purchaser, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration. For purposes hereof, “Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Selling Shareholders and all other expenses.

(j) The Registrable Shares shall have been approved for listing (subject to notice of issuance) on Nasdaq effective as of the Closing. Purchaser shall also use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Section 8.6 (provided that in no event shall Purchaser be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process).

(k) With a view to making available the benefits of Rule 144 to the Sellers, the Purchaser agrees that, for so long as a Seller owns any shares of Purchaser Common Stock received in connection with the Transactions, the Purchaser will: (i) make and keep public information available, as those terms are understood and defined in Rule 144; (ii) file with the SEC in a timely manner all reports and other documents required of the Purchaser under the Securities Act and the Exchange Act; and (iii) so long as Sellers owns any shares of Purchaser Common Stock received in connection with the Transactions, furnish to the Seller forthwith within two Business Days of any written request by the Seller (a) a written statement by the Purchaser as to its compliance with the reporting requirements of the Exchange Act, (b) a copy of the most recent annual or quarterly report of the Purchaser and such other reports and documents so filed by the Purchaser (it being understood that the availability of such report on the SEC’s EDGAR system shall satisfy this requirement) and (c) such other information as may be reasonably requested in writing by the Sellers and necessary to permit such Seller to sell such securities pursuant to Rule 144. In addition, in connection with any sale, assignment, transfer or other disposition of the shares received by any Seller in connection with the Transactions pursuant to Rule 144, pursuant to a Registration Statement or pursuant to any other exemption under the Securities Act such that the shares held by the Seller become freely tradable the Purchaser shall as promptly as practicable instruct (or direct its counsel to so instruct or deliver a customary legal opinion) and cause the transfer agent for the shares (the “Transfer Agent”), to remove any restrictive legends related to the book entry account holding such shares and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends, provided that Purchaser and the Transfer Agent have timely received from such Seller customary representations and other documentation reasonably acceptable to the Purchaser and the Transfer Agent in connection therewith.

(l) Indemnification.

(i) Purchaser agrees to indemnify and hold harmless, to the extent permitted by law, each of the Sellers, their directors, officers, employees, advisors and agents, to the extent applicable, and each person who controls the Sellers (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Sellers (within the meaning of Rule 405 under the Securities Act) from and against any and all out-of-pocket losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable and documented attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Purchaser by or on behalf of such Seller expressly for use therein.

(ii) The Sellers agree, severally and not jointly with any other Seller, to indemnify and hold harmless the Purchaser, its directors and officers and agents and each person who controls the Purchaser (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable and documented attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of such Seller expressly for use therein. In no event shall the aggregate liability of the Seller under this clause (ii) and under clause (iv) below be greater in amount than the dollar amount of the net proceeds received by the Seller upon the sale of the shares of Purchaser Common Stock received by the Seller in connection with the Transactions giving rise to such indemnification obligation.

(iii) Any person entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent, which consent shall not be unreasonably withheld or delayed. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party (which consent shall not be unreasonably withheld or delayed), consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv) If the indemnification provided under this sub-section (k) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this sub-section (k) from any person who was not guilty of such fraudulent misrepresentation. Any contribution pursuant to this sub-section (k) by any Seller shall be limited in amount to the amount of net proceeds received by such Seller from the sale of its respective shares of Purchaser Common Stock pursuant to the Registration Statement. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Section 8.5.

Section 8.6 Section 16 Matters. Prior to the Closing and to the extent necessary with respect to any equity issued to the Sellers pursuant to the Transaction, thereafter, Purchaser shall take all commercially reasonable steps as may be necessary or appropriate (to the extent permitted under applicable Law) to cause any acquisitions of Purchaser Common Stock or Purchaser Warrants at Closing resulting from the Transactions by each Seller who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Purchaser to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.7 Form D. The Purchaser will file with the SEC a Notice of Sale of Securities on Form D with respect to any Purchaser Common Stock issued to Sellers at the Closing, as required under Regulation D under the Securities Act, no later than 15 days after the Closing Date.

Section 8.8 R&W Insurance Policy.

(a) The parties acknowledge that the Purchaser has the benefit of the R&W Policy which provides (conditional on Closing) insurance cover in respect of certain claims under this Agreement.

(b) Notwithstanding the generality of the foregoing, the Purchaser confirms that the R&W Policy contains terms to the effect that:

(i) The R&W Policy insurer waives its rights to take subrogated action or to exercise rights assigned to it against any Seller in connection with the this Agreement and Transactions except in cases of fraud by such Seller; and

(ii) the R&W Policy insurer underwrites the R&W Policy on the basis of the limitations of liability contained in this Agreement.

(c) The Purchaser shall:

(i) provide a certified copy of the R&W Policy to the Representative within two (2) Business Days of this Agreement; and

(ii) shall not agree to any amendment, variation or waiver of the R&W Policy (or do anything which has a similar effect) that would result in a breach of Section 8.7(b).

Section 8.9 Retention of Legal Counsel.

(a) Each of the Sellers acknowledges and agrees that:

(i) it has read this Agreement;

(ii) it has received independent legal advice (including tax advice) in the execution of this Agreement or has voluntarily declined to seek such advice;

(iii) it understands the terms and consequences of this Agreement (including tax consequences) and is fully aware of the legal and binding effect of this Agreement; and

(iv) it has entered into this Agreement on an arm’s length basis.

(b) In any dispute or proceeding arising under or in connection with this Agreement following Closing, each Seller shall have the right, at such Seller’s election, to engage Orrick, Herrington & Sutcliffe (UK) LLP to represent them in such matter, even if such representation shall be adverse to the Company and/or the Purchaser.

(c) The Purchaser and the Company, on behalf of themselves and their successors and assigns, each hereby irrevocably consent to any representation described in sub-section (b) in any such matter. The Purchaser and the Company, on behalf of themselves and their successors and assigns, each hereby irrevocably waive any actual or potential conflict arising from any such representation described in sub-section (b) in the event of:

(i) any adversity between the interests of the Sellers on one side and the Purchaser and/or any members of the Company Group on the other side, in any such matter; and/or

(ii) any communication between Orrick, Herrington & Sutcliffe (UK) LLP and any member of the Company Group, its Affiliates or employees, whether privileged or not, or any other information known to such counsel, by reason of such counsel’s representation of any member(s) of the Company Group prior to Closing.

(d) The Purchaser and its Affiliates, successors and assigns, irrevocably acknowledge and agree that all communications prior to the Closing between any one or more of the members of the Company Group and the Sellers, on one side, and Orrick, Herrington & Sutcliffe (UK) LLP, on the other side, made in connection with the negotiation, preparation, execution, delivery and Closing under, or any dispute or proceeding arising under or in connection with, this Agreement that, immediately prior to the Closing, would be deemed to be privileged communications of the Sellers or any member of the Company Group, on the one side, and Orrick, Herrington & Sutcliffe (UK) LLP, on the other side, shall continue after Closing and for all purposes to be deemed to be privileged communications between the Sellers, on the one side, and Orrick, Herrington & Sutcliffe (UK) LLP, on the other side, and neither the Purchaser nor any person purporting to act on behalf of or through the Purchaser, nor any member of the Company Group post-Closing shall seek to disclose, use for its benefit, or obtain by any process such communications on the grounds that the privilege attaching to such communications, belongs, wholly or jointly, to any member of the Company Group. For the avoidance of doubt, nothing in this Agreement shall be deemed a waiver of any applicable privileges or protections that can or may be asserted to prevent disclosure of any client communications to any third party.

Section 8.10 Acknowledgements.

(a) In entering into this Agreement, each Seller has relied solely upon its own investigation and analysis and the representations and warranties of Purchaser set forth in Article V and in the Purchaser Closing Certificate, and each Seller acknowledges and agrees that, except for the representations and warranties of Purchaser expressly set forth in Article V and in the Purchaser Closing Certificate, neither Purchaser, nor any of its Representatives nor any other Person acting on Purchaser’s behalf makes or has made, and such Seller is not relying on and has not relied on, any representation or warranty, either express or implied, with respect to Purchaser, its business, or the Transactions; provided, however, that such Seller does not disclaim any claim based on fraud by Purchaser.

(b) In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis and the representations and warranties of the Warrantors set forth in Article III and the Sellers set forth in Article IV (in each case, as modified by the Disclosure Schedule) or in the Company Certificates or in the Seller Questionnaires, and Purchaser acknowledges and agrees that, except for the representations and warranties of the Warrantors set forth in Article III and the Sellers set forth in Article IV (in each case, as modified by the Disclosure Schedule) or in the Company Certificates or in the Seller Questionnaires, neither the Company, nor any Seller, nor any of their Representatives nor any other Person acting on the Company’s or any Seller’s behalf makes or has made, and Purchaser is not relying on and has not relied on, any representation or warranty, either express or implied, with respect to the Company Group, its business, or the Transactions; provided, however, that Purchaser does not disclaim any claim based on fraud by the Company or any Seller.

Section 8.11 Financial Support. Following Closing, the Purchaser, as the sole shareholder of the Company and having reviewed the Company’s business plan and forecasts, confirms that it will provide such funding as may be required by the Company to ensure it can continue to meet its liabilities as they fall due for a period of fifteen months from the date of approval of the Company’s financial statements for the year ended December 31, 2020.

ARTICLE IX

TAX MATTERS

Section 9.1 Pre-Closing Returns. The Purchaser (or the relevant member of the Company Group, as directed by the Purchaser) shall prepare or cause to be prepared and file or cause to be filed all Tax Returns required to be filed by the Company Group after the Closing Date for Pre-Closing Tax Periods (including all Straddle Periods) (collectively, “Pre-Closing Returns”). The Pre-Closing Returns will be prepared in accordance with applicable Law based on the accounts of the Company for the year ending 31 December 2021 which shall be prepared in accordance with FRS 102 and on the same basis of preparation as the Financial Statements. The Purchaser shall deliver drafts of all Pre-Closing Returns which are income

Tax Returns or returns relating to corporation Tax to the Representative for review no less than 15 Business Days prior to the due date (taking into account any validly obtained extensions of time to file) for the filing of such Pre-Closing Returns (or, if required to be filed within 15 Business Days after the Closing Date, as soon as reasonably possible following the Closing Date), and shall consider in good faith any reasonable comments of the Representative that are timely provided.

Section 9.2 Cooperation. The Parties shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any Tax Return, or any Tax Claim involving the Company Group. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. The parties will provide each other with any records or information that may be reasonably relevant to such preparation, or Tax Claim involving the Company Group. Notwithstanding anything to the contrary in this Agreement, the Representative shall have no obligation to prepare or file any Tax Returns.

Section 9.3 Tax Proceedings. Any Tax Claim involving the Company Group shall be treated as a Third Party Claim governed by the provisions of Section 11.4.

Section 9.4 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes (including any penalties and interest thereon) incurred in connection with the Transactions (“Transfer Taxes”), if any, shall be borne 50% by the Sellers (in their respective Indemnity Proportions) and 50% by Purchaser except that the stamp duty tax payable in respect of the Transactions will be borne and paid by the Purchaser. Purchaser shall properly prepare and timely file, at the Sellers’ expense, all Tax Returns with respect to such Taxes, and Sellers shall at Purchaser’s request promptly reimburse Purchaser for 50% of any such Taxes paid by Purchaser in connection with the filing of any such Tax Returns (other than the stamp duty tax).

Section 9.5 Straddle Periods. In the case of a Straddle Period: (i) the amount of ad valorem, property, or other similar Taxes of a member of the Company Group imposed on a periodic basis that relate to the portion of such Straddle Period through the end of the Closing Date shall be deemed to be the total amount of such Taxes for the Straddle Period multiplied by a fraction, (A) the numerator of which is the number of days in the Straddle Period up to and including the Closing Date, and (B) the denominator of which is the total number of days in such Straddle Period; and (ii) the amount of all other Taxes of the such member of the Company Group for the portion of such Straddle Period through the end of the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date (including for purposes of determining the pre-Closing portion of the amount of any income arising under Section 951 or 951A of the Code with respect to any of member of the Company Group).

Section 9.6 Certain Contracts. All Contracts regarding the sharing or allocation of either Liability for Taxes or payment of Taxes to which any member of the Company Group is a party or by which any member of the Company Group is bound (other than customary commercial Contracts entered into with third parties in the ordinary course of business not primarily related to Taxes) will be terminated as of the Closing Date (and will have no further effect for any Tax period).

Section 9.7 Transaction Deductions. With respect to Pre-Closing Returns that are income Tax Returns or returns relating to corporation Tax, any Transaction Deductions shall be deducted for such income Tax or as the case may be corporation Tax purposes in the Pre-Closing Tax Period of the applicable member of the Company Group to the extent more likely than not permitted by Law. For purposes of this Agreement, “Transaction Deductions” means amounts payable by a member of the Company Group (and not amounts payable by any other person which may be satisfied by a member of the Company Group) that are deductible for applicable income Tax or, as the case may be, purposes in the Pre-Closing Tax Period that are incurred by the applicable member of the Company Group in connection with the following: (i) any amounts included in Closing Transaction Expenses, as finally determined pursuant to this Agreement and (ii) the fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes and any breakage fees or accelerated deferred financing fees) with respect to the payment of Indebtedness of the Company Group outstanding as of the Measurement Time, as finally determined pursuant to this Agreement.

Section 9.8 Certain Actions. Without the prior written consent of the Representative, which consent shall not be unreasonably withheld or delayed, Purchaser shall not take any of following actions: (i) amend any previously-filed Tax Return of the Company Group for Pre-Closing Tax Periods; (ii) make any Tax election of the Company Group that has retroactive effect to a Pre-Closing Tax Period, including, for the avoidance of doubt, an election under Section 336 or Section 338 of the Code; (iii) extend or waive any statute of limitations relating to Taxes or Tax Returns of the Company for Pre-Closing Tax Periods, or (iv) initiate or enter into any voluntary disclosure procedure or similar agreement with respect to Taxes or Tax Returns of the Company Group for Pre-Closing Tax Periods, in each case to the extent such action could reasonably give rise to an indemnification claim by the Indemnified Persons under Article XI.

ARTICLE X

TERMINATION

Section 10.1 Right to Terminate. This Agreement and the Transactions may be terminated at any time before the Closing by prompt notice in accordance with this Section 10.1:

(a) by the mutual written consent of Purchaser and the Representative;

(b) in writing by either Purchaser or the Sellers, if the Closing has not occurred at or before 11:59 p.m., London Time, on January 31, 2022; provided that the right to terminate this Agreement under this Section 10.1(b) will not be available to the Party whose failure to fulfill any of its obligations under this Agreement has caused or resulted in the failure of the Closing to occur by such date;

(c) by Purchaser, if the Company, or any Seller (including any Warrantor) is in breach of any of their respective representations or warranties in Article III or Article IV, as applicable, or if the Company, or any Seller has failed to perform any covenant or agreement on the part of the Company, or any Seller, as applicable, in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to the Closing set forth in either Section 7.3(a) or Section 7.3(b) are not capable of being satisfied as of the Closing and the breach or breaches of such representations or warranties, or the failures to perform any such covenant or agreement, are not cured within 20 Business Days after written notice thereof is delivered to the Company; provided that Purchaser is not then in breach of this Agreement such as would cause the condition to the Closing set forth in either Section 7.2(a) or Section 7.2(b) to not be satisfied as of the Closing; or

(d) by the Company, if Purchaser is in breach of its representations or warranties in Article V, or if Purchaser has failed to perform any covenant or agreement on the part of Purchaser in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to the Closing set forth in either Section 7.2(a) or Section 7.2(b) are not capable of being satisfied as of the Closing and the breach or breaches of such representations or warranties, or the failures to perform any such covenant or agreement, are not cured within 20 Business Days after written notice thereof is delivered to Purchaser; provided that neither of the Company nor the Seller is then in breach of this Agreement such as would cause the condition to the Closing set forth in either Section 7.3(a) or Section 7.3(b) not to be satisfied as of the Closing.

Section 10.2 Effect of Termination. If this Agreement is validly terminated under Section 10.1, then this Agreement will be of no further force and effect; provided, that this Section 10.2 and Article XII will survive the termination of this Agreement and remain in full force and effect; provided, further that the termination of this Agreement will not relieve any Party from any liability for any willful and intentional breach of a material representation, warranty, agreement or covenant set forth herein prior to such termination and, in the event of such willful and intentional breach, the Parties will be entitled to exercise any and all remedies available under Law or equity.

ARTICLE XI

INDEMNIFICATION

Section 11.1 Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties of the Sellers contained in this Agreement and the Company Certificates, and all covenants of the Sellers and the members of the Company Group that are to be performed at or prior to the Closing, will survive until the Expiration Date (or, solely for purposes of claims under the R&W Policy, such longer period as specified in the R&W Policy); provided, however, that the Fundamental Representations will survive until the sixth anniversary of the Closing Date (or, solely for purposes of claims under the R&W Policy, such longer period as specified in the R&W Policy). All other covenants and agreements of the Parties contained in this Agreement and the other Transaction Documents will survive the Closing and will remain in full force and effect indefinitely unless expiring at a different time in accordance with their terms.

Section 11.2 Indemnification by the Sellers.

(a) From and after the Closing subject to the limitations set forth in this Article XI, each of the Sellers severally in accordance with their respective proportions set out below and not jointly, undertakes to pay to Purchaser an amount equal to any and all losses, Liabilities, damages, fees, obligations, judgments, diminutions in value, settlements, interest, penalties, fees, Proceedings, costs and expenses, including costs of defense and reasonable fees and expenses of lawyers, experts and other professionals incurred by Purchaser and its Affiliates (including each member of the Company Group) and each of their respective officers, directors, managers, employees, stockholders, members, partners, equityholders, agents, representatives, successors and assigns (the “Indemnified Persons”) (collectively, “Losses”) arising out of, related to or resulting from

(i) any breach of, or inaccuracy in, any representation or warranty made by the Company Group or the Warrantors in Article III or the Company Certificates;

(ii) any Pre-Closing Taxes;

(iii) any unpaid Indebtedness or Transaction Expenses as of the Closing or, without duplication, any unsatisfied Post-Closing Deficit Amount (after set-off against the Holdback Adjustment Shares);

(iv) any inaccuracy in any information set forth in the Allocation Schedule, other than any inaccuracies with respect to the items set forth in the Estimated Closing Statement (which shall be governed by Section 2.9);

(v) any claims by any current, past or purported equityholder of the Company, Company Convertible Noteholder, Company Warrantholder or holder of Company Options regarding the distribution of the Total Consideration (including any distributions made pursuant to instructions delivered by the Representative), the conversion of the Company Convertible Notes, the exercise of the Company Warrants, the vesting (or failure to vest) or exercise of the Company Options, relating to the Recapitalization or the enforcement of the Drag Along Right; and

(vi) the register of members, register of directors and officers and/or the PSC register of the Company having not been properly kept, being incomplete and/or inaccurate and/or not containing (or being alleged not to contain) all information required to be contained by the Companies Act at any time since incorporation of the Company.

(b) From and after the Closing, each Warrantor, severally and not jointly and subject to the limitations set forth in this Article XI, undertakes to pay to Purchaser an amount equal to his Warrantor Proportion of any and all Losses arising out of, related to or resulting from any breach of the covenants or agreements made by the Company in this Agreement that are to be performed at or prior to the Closing.

(c) From and after the Closing, each Seller, severally and not jointly, subject to the limitations set forth in this Article XI, undertakes to pay to Purchaser an amount equal to any and all Losses arising out of, related to or resulting from (without duplication):

(i) any breach of, or inaccuracy in, any representation or warranty made by such Seller in Article IV;

(ii) any fraud by such Seller; and

(iii) any breach of the covenants or agreements made by such Seller in this Agreement.

Section 11.3 Limitations; Exclusive Remedy. The entitlement of any Indemnified Persons to be indemnified pursuant to this Article XI will be subject to each of the following principles or qualifications:

(a) The Indemnified Persons will not be entitled to recover Losses pursuant to Section 11.2(a)(i), Section 11.2(a)(ii), and Section 11.2(c)(i). until the aggregate of all Losses for which claims are made hereunder by Indemnified Persons exceeds $500,000 (the “Deductible”), at which time the Indemnified Persons shall be entitled to recover in accordance with this Agreement all such Losses in excess of the Deductible, subject to the other limitations in this Article XI.

(b) Except in the case of indemnification claims relating to any breach of, or inaccuracy in, any Fundamental Representations in Article IV, the Purchaser’s sole recourse for indemnification claims under Section 11.2(a)(i), Section 11.2(a)(ii), and Section 11.2(c)(i), shall be by way of set-off against Holdback Indemnity Shares in the Indemnity Proportions.

(c) The Purchaser’s sole recourse for indemnification claims under Section 11.2(a)(iii), Section 11.2(a)(iv), Section 11.2(a)(v), Section 11.2(a)(vi), and/or Section 11.2(a)(vii) shall be by way of (i) set off against Holdback Indemnity Shares and (ii) set off against the Second Payment Consideration in accordance with Section 11.6, with any set off against the Second Payment Consideration being made in accordance with the Second Payment Indemnity Proportions.

(d) In no event will the aggregate liability of any Seller for any and all indemnification claims under this Agreement exceed the amount of Total Consideration actually received by such Seller (including, for the avoidance of doubt, the Holdback Shares, if and to the extent released to the Seller), unless such indemnity claim is being made in respect of fraud committed by such Seller (in which event there shall be no limitation on the liability of such Seller hereunder with respect to such fraud).

(e) For purposes of calculating Losses arising from the breach of any representation or warranty made in this Agreement and for determining whether a breach of a representation or warranty has occurred, any limitation as to material, materiality, Material Adverse Effect or similar qualification contained in the representations and warranties will be disregarded and given no effect.

(f) The amount of any Losses that are subject to indemnification under this Article XI will be calculated net of the amount of any insurance proceeds, indemnification payments or reimbursements actually received by the Indemnified Persons from third parties (other than the Sellers) in respect of such Losses (net of any costs or expenses (including Taxes) incurred in obtaining such insurance, indemnification or reimbursement and net of any insurance retentions, deductibles, co-insurance, or premium increases); provided that, except for the following sentence, nothing in this Article XI shall be construed as or give rise to an obligation to seek any such insurance, indemnification or reimbursement.

(g) The Indemnified Persons will use commercially reasonable efforts to seek recovery under the R&W Policy with respect to any applicable Losses in excess of the retention under the R&W Policy with respect to any applicable Losses.

(h) If, following the Closing, any Claim is made by any Indemnified Person, or otherwise becomes due from the Sellers pursuant to this Article XI in respect of any Losses (a “Loss Payment”), none of the Sellers will have any rights against any member of the Company Group, or any director, officer, Employee or Worker thereof (in their capacity as such), whether by reason of contribution, indemnification, subrogation or otherwise in respect of any such Loss Payment, and shall not take any action against any member of the Company Group or any such Person with respect thereto.

(i) The fact that an Indemnified Person conducted a due diligence investigation or had knowledge of a breach or inaccuracy of a representation or warranty, or the nonperformance or breach of a covenant or agreement, shall not be a defense to any party’s obligations under this Article XI.

(j) Except in the case of fraud and for the right to seek equitable remedies under Section 12.14, the indemnification provisions under this Article XI and the purchase price adjustment provisions under Article II are the sole and exclusive remedy for any breach by any Party of this Agreement after the Closing.

(k) For the avoidance of doubt, any Losses for indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement or other indemnifiable matter under Section 11.2. The Indemnified Persons shall not be entitled to indemnification, compensation or reimbursement with respect to any amount or item to the extent such amount or item was actually included in the calculation of the Closing Consideration as finally determined in accordance with Article II.

(l) All indemnification payments made pursuant to this Article XI will be treated by the Parties as adjustments to the Total Consideration, including for Tax purposes, except to the extent otherwise required by a change in Law after the date hereof, a closing agreement with the applicable Tax Authority, or a final judgment of a court of competent jurisdiction.

Section 11.4 Claims for Indemnification; Resolution of Conflicts.

(a) Any Indemnified Person seeking indemnification hereunder will promptly, and no less than 30 days after becoming aware of such claim, notify in writing (the “Claim Notice”) the Representative (on behalf of the Sellers) of any claim, action, suit, Proceeding, demand or breach (collectively, a “Claim”) with respect to which the Indemnified Person claims indemnification hereunder; provided, however, that the failure to provide such notice shall not release the Sellers from any of their obligations under this Article XI except to the extent the Sellers are materially prejudiced by such failure. Any Claim Notice delivered under this Section 11.4 shall describe in reasonable detail the basis upon which the Indemnified Person’s claim for indemnification is asserted.

(b) In the event Purchaser becomes aware of a third party claim (a “Third Party Claim”) which Purchaser reasonably believes may result in a claim for indemnification pursuant to this Article XI, Purchaser shall notify the Representative of such claim with a Claim Notice (a “Third Party Notice”), and the Third Party Notice shall be accompanied by copies of any documentation submitted by the third party making such Third Party Claim (except that Purchaser may withhold from Representative such communications with its legal counsel to the extent that legal counsel to Purchaser advises that providing such communication could result in the loss of any attorney-client privilege or right under the work-product doctrine of Purchaser or any Indemnified Person in respect of such claim); provided, however, that the failure to provide such notice shall not release the Sellers from any of their obligations under this Article XI except to the extent and only to the extent that the Sellers are materially prejudiced by such failure. Upon receipt of a Third Party Notice, the Representative shall be entitled (on behalf of the Sellers, as applicable, and at their expense) to participate in, but not to control, determine or conduct, the defense of such Third Party Claim. Purchaser shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim and the Representative shall not be entitled to control any negotiation of settlement, adjustment or compromise with respect to any such Third Party Claim; provided, that except with the consent of the Representative (such consent not to be unreasonably withheld, conditioned or delayed), no settlement of any such Third Party Claim with third party claimants shall be determinative of the right of any Indemnified Person to be indemnified with respect to such Third Party Claim or settlement or any Losses relating thereto; provided, further, that the consent of the Representative with respect to any settlement of any such Third Party Claim shall be deemed to have been given unless the Representative shall have objected within thirty (30) days after a written request for such consent by Purchaser. In the event that the Representative has consented to any such settlement, adjustment or compromise, the Sellers shall have no power or authority to object under any provision of this Article XI to the amount of such settlement, adjustment or compromise; provided, that any such amounts are recoverable following the application of any relevant limitations set forth in this Article XI.

Section 11.5 Holdback Matters

(b) Neither the Holdback Shares nor any beneficial interest therein may be pledged, subjected to any Lien, sold, assigned or transferred by any Seller, or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of any Seller, in each case prior to the distribution of the Holdback Shares to any Seller in accordance with this Section 11.5.

(c) Purchaser shall be entitled to permanently retain or cancel Holdback Indemnity Shares as recovery for any Losses for which the Sellers are Finally Determined to be liable pursuant to this Article XI. Any Losses recovered pursuant to Section 11.2(b) shall be apportioned to the Holdback Indemnity Shares to which the breaching Seller would otherwise be entitled upon release of such Holdback Indemnity Shares.

(d) Within five Business Days following the Expiration Date, Purchaser shall cause the release of (i) the remaining Holdback Indemnity Shares, minus (ii) the amounts that Purchaser determines in its reasonable good faith opinion to be necessary to satisfy other pending indemnity claims for which a Claim Notice or Third Party Notice has been duly delivered. Upon any claim to which (ii) above applies becoming Finally Determined and any cancellation of the Holdback Indemnity Shares pursuant to sub-section (a) above being completed, the balance of any Holdback Indemnity Shares which were not retained or cancelled pursuant to (b) above in respect of such claim shall be released.

(e) Any Holdback Indemnity Shares released pursuant to this Section 11.5(c) will be distributed to the Sellers in accordance with written directions provided by the Representative.

Section 11.6 Right of Set-Off.

(a) Purchaser, on behalf of itself and the Indemnified Persons, shall be entitled to (i) set-off and deduct from the Second Payment Consideration (if any) any amounts Finally Determined to be payable by the Sellers under this Agreement in respect of Losses for which the Indemnified Persons are entitled to recover from the Sellers, in each case to the extent that such amount is in excess of the Holdback Indemnity Shares, and (ii) holdback from the Second Payment Consideration (if any) any amounts (the “Second Payment Holdback Shares”) that Purchaser determines in its reasonable good faith opinion to be necessary to satisfy any pending indemnity claims for which a Claim Notice or Third Party Notice has been duly delivered, in each case, subject to the allocations and limitations of liability set forth in this Article XI, to the extent such allocations and limitations are applicable.

(b) Upon any claim to which (a)(ii) above applies becoming Finally Determined, Purchaser shall be entitled to permanently retain or cancel Second Payment Holdback Shares as recovery for any Losses for which the Sellers are Finally Determined to be liable pursuant to this Article XI and the balance of any Second Payment Holdback Shares which were not retained or cancelled in respect of such claim shall be released.

(c) Upon any claim to which (a)(ii) above applies lapsing or being withdrawn, the Second Payment Holdback Shares retained in respect of such claim shall be released.

(d) For purposes of determining the number of Holdback Indemnity Shares or Second Payment Holdback Shares required to satisfy any Losses under this Article XI, each Holdback Indemnity Share or Second Payment Holdback Share shall be deemed to have a value equal to the First Payment Stock Price

ARTICLE XII.

MISCELLANEOUS

Section 12.1 Transaction Expenses. Except as otherwise expressly provided herein, each Party (and in the case of the Representative, on behalf of the Sellers solely in its capacity at the Representative and not in its individual capacity) will bear all fees and expenses incurred by such Party in connection with, relating to, or arising out of the negotiation, preparation, execution, delivery or performance of this Agreement or any other Transaction Document or the consummation of the Transactions, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses in connection with the Transactions.

Section 12.2 Publicity. The Parties agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in the form mutually agreed upon by Purchaser and the Company. Prior to the Closing Date or any earlier termination of this Agreement pursuant to the terms hereof, the Parties shall not issue any press release or other public communications (other than any communications permitted by this Section 12.2 or in accordance with the communications plan approved by Purchaser and the Company) relating to the terms of this Agreement or the Transactions, unless required by applicable Law and except as reasonably necessary for the Company to obtain the Company Shareholder Approval and the other consents and approvals of the Company Shareholders and other third parties contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, in Section 8.2 or in that certain Confidentiality/Nondisclosure Agreement, dated as of April 26, 2021 between Purchaser and the Company, (a) Purchaser may be permitted to make such public communications regarding this Agreement or the Transactions as Purchaser may determine is reasonable and appropriate for a public reporting company (provided that Purchaser shall use reasonable best efforts to provide the Company and the Seller a reasonable chance to review and comment on any such communications to be distributed on or prior to the Closing Date, providing such communications at least two Business Days prior to their release, including any Forms 8-K filed with the SEC (to the extent reasonably practicable)) and (b) the Company and its Affiliates and its and their respective representatives may make such public communications regarding this Agreement or the Transactions that are consistent with previous press releases or public announcements made in compliance with this Section 12.2.

Section 12.3 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given (a) when personally delivered, (b) two Business Days after being sent by reputable overnight courier service (charges prepaid), or (c) on the date of transmission, if sent by e-mail or facsimile during the normal business hours of the recipient (on the next Business Day if sent after the normal business hours of the recipient), to the intended recipient as set forth below, provided that with respect to notices delivered to the Representative, such notices must be delivered solely via facsimile transmission, with confirmed receipt or via email by way of a PDF attachment thereto of an executed document, or to such other address or to the attention of such other Person as the recipient Party has specified by prior written notice (made in accordance with this Section 12.3) to the sending Party:

if to Purchaser, to:

Digimarc Corporation

9405 SW Gemini Drive

Beaverton, OR 97008

Attention: Chief Legal Officer

Email: Robert.Chamness@digimarc.com

with a copy (which shall not constitute notice) to:

Perkins Coie LLP

1120 NW Couch Street, 10th Floor

Portland, OR 97209-4128

Attention: Roy W. Tucker; Joe Bailey

Telecopy No.: (503) 727-2222

Email: rtucker@perkinscoie.com; joebailey@perkinscoie.com

if to the Company, to:

Financial Controller,

Unit 4, 122 East Road,

London, N1 6FB

United Kingdom

Attention: Niall Murphy; Simon Eyers

Email: niall@evrythng.com; simon.eyers@evrythng.com

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe (UK) LLP

107 Cheapside

London EC2V 6DN

United Kingdom

Attention: Ylan Steiner; Katie Cotton

Email: ysteiner@orrick.com; kcotton@orrick.com

If to a Seller:

At such Seller’s address for notice appearing on the Allocation Schedule,

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe (UK) LLP

107 Cheapside

London EC2V 6DN

United Kingdom

Attention: Ylan Steiner; Katie Cotton

Email: ysteiner@orrick.com; kcotton@orrick.com

If to Representative:

Fortis Advisors LLC

Attention: Notices Department (Project Fusion)

Facsimile No.: (858) 408-1843

Email: notices@fortisrep.com

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe (UK) LLP

107 Cheapside

London EC2V 6DN

United Kingdom

Attention: Ylan Steiner; Katie Cotton

Email: ysteiner@orrick.com; kcotton@orrick.com

Section 12.4 Entire Agreement; Amendments. This Agreement and the other Transaction Documents constitute the entire agreement of the Parties respecting the Transactions, and supersede all prior or contemporaneous written and oral agreements, arrangements, communications and understandings among the Parties regarding the Transactions, including any data room materials, bid letters, term sheets, summaries, issues lists or other agreements or information. Each exhibit and schedule to this Agreement will be considered incorporated into this Agreement. Any amendments, or alternative or supplementary provisions, to this Agreement must be made in writing and duly executed by Purchaser, the Company, and the Representative.

Section 12.5 Non-Waiver. The failure in any one or more instances of a Party to insist upon performance of the terms, covenants or conditions of this Agreement or to exercise any right or privilege in this Agreement conferred, or the waiver by such Party of any breach of the terms, covenants or conditions of this Agreement, will not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same will continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver will be effective unless it is in writing and signed by the waiving Party, or in the case of any Seller after the Closing, the Representative.

Section 12.6 Counterparts. This Agreement may be executed and delivered by each Party in separate counterparts, each of which when so executed and delivered will be deemed an original and which taken together will constitute the same agreement.

Section 12.7 Delivery by Electronic Transmission. This Agreement and any other Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of .PDF or other electronic transmission, will be treated in all manner and respects as an original Contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in-person. No Party or any party to any such Contract will raise the use of a .PDF or other electronic transmission to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of .PDF or other electronic transmission as a defense to the formation of a Contract and each Party forever waives any such defense.

Section 12.8 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any Law in any jurisdiction, such invalidity, illegality or unenforceability will affect no other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof will be struck from the remainder of this Agreement, which will remain in full force and effect. This Agreement will be reformed, construed and enforced in such jurisdiction to best give effect to the intent of the Parties under this Agreement.

Section 12.9 Applicable Law. This Agreement and any controversy related to or arising, directly or indirectly, out of, caused by or resulting from this Agreement will be governed by and construed in accordance with the domestic Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 12.10 Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and those Persons (or categories of Persons) specifically described herein, and, except as set forth above, no provision of this Agreement will be deemed to confer any remedy, claim or right upon any third party. Without limiting the generality of the foregoing, the Parties expressly confirm their agreement that, in addition to Purchaser, the Company and the Sellers, the Indemnified Persons, the Company Indemnitees and other Sellers also will enjoy the benefits of covenants made herein which are stated to be in their favor. In this regard, the Parties agree that such Persons may enforce those provisions directly against the Party making such covenants.

Section 12.11 Binding Effect; Benefit. This Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

Section 12.12 Assignment. This Agreement may not be assigned by the Company or the Sellers without the prior written consent of Purchaser. This Agreement may not be assigned by Purchaser without the prior written consent of the Company prior to the Closing or the Representative following the Closing; provided, that Purchaser may, without the consent of the Company or any Seller, assign any or all of its rights and obligations under this Agreement to one or more of its Affiliates (provided that Purchaser shall remain liable for the performance of its obligations hereunder). The parties agree that, notwithstanding anything to the contrary contained herein, for U.S. federal income tax purposes, each Seller’s right to receive the Holdback Shares and Per Share Post-Closing Excess Amount (if any) from Purchaser pursuant to this Agreement is intended to be treated as registered as to principal and interest with Purchaser, and may be transferred only by a written assignment and novation of the parties’ rights and obligations in respect thereof. The foregoing provision is intended to cause each Seller’s right to receive the Holdback Shares and Per Share Post-Closing Excess Amount (if any) from Purchaser pursuant to this Agreement to be in registered form (within the meaning of U.S. Treasury Regulations Section 5f.103-1(c)), and shall be interpreted consistently therewith unless otherwise required pursuant to a change in Law or the good faith resolution of a Proceeding.

Section 12.13 Venue and Jurisdiction; Waiver of Jury Trial.

(a) Venue and jurisdiction for any dispute or claim brought by a party against another shall be in the state or federal courts in the State of Delaware (and any applicable appellate courts in the event of an appeal), which shall be the exclusive jurisdiction of said legal proceedings and the parties hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any of the Transactions other than in any such court, and (iii) agrees that a final judgment (including on any appeal from such judgment) in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law.

(b) THE PARTIES TO THIS AGREEMENT HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO DISPUTES ARISING UNDER THIS AGREEMENT AND THE RELATED AGREEMENTS AND CONSENT TO A BENCH TRIAL WITH THE APPROPRIATE JUDGE ACTING AS THE FINDER OF FACT. FOR THE AVOIDANCE OF DOUBT THIS SECTION 12.13(b) SHALL NOT APPLY IN ANY ACTION INVOLVING THE ISSUER OF THE R&W POLICY AND ANY INSURED UNDER THAT POLICY.

Section 12.14 Specific Performance. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such party is entitled at law or in equity.

Section 12.15 Headings. The headings in this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 12.16 Authorization of Representative. By virtue of the approval of the Transactions and this Agreement by the Sellers and without any further action of any of the Sellers or the Company, each Seller (other than the Future Fund) hereby irrevocably constitutes and appoints the Representative as such Seller’s true and lawful exclusive agent and attorney-in-fact, with full power and authority to act, including full power of substitution, in such Seller’s name and on such Seller’s behalf with respect to all matters arising from or in any way relating to this Agreement, the other Transaction Agreements and the Transactions and, including to do or refrain from doing all things and to perform or refrain from performing all acts required or deemed advisable, in the Representative’s sole discretion, in connection with the Transactions as fully as such Seller could if then personally present and acting alone, and the Representative hereby accepts such appointment. Without limitation, following the Closing (a) any communication or other delivery validly delivered to the Representative shall be deemed to have been validly delivered to each Seller (other than the Future Fund), (b) any consent given or waiver of any provision of this Agreement or any other Transaction Agreement by the Representative shall be binding upon each and every Seller (other than the Future Fund), and (c) the Representative is hereby authorized to execute for and on behalf of each Seller (other than the Future Fund) any Transaction Agreement, including any engagement, indemnity and other agreements as the Accounting Firm may require as a condition to any engagement contemplated by this Agreement. Notwithstanding the foregoing, the Representative shall have no obligation to act on behalf of the Sellers, except as expressly provided herein and in the Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule. The Sellers (other than Future Fund) will be bound by all actions taken by the Representative hereunder and the other Parties shall be entitled to rely (without investigation) on any action taken by the Representative as being taken by the Representative for and on behalf of each of the other Sellers (other than Future Fund), and fully authorized by each Seller(other than Future Fund). Each Seller (other than Future Fund) hereby agrees that for any legal action arising under this Agreement or any other agreement entered into in connection with this Agreement, such Seller may be served legal process as set forth in Section 12.3 for notices to the Representative and that service in such manner shall be adequate, and such Seller shall not assert any defense or claim that service in such manner was not adequate or sufficient in any court in any jurisdiction. This appointment of exclusive agency and this power of attorney and the immunities and rights to indemnification granted to the Representative Group hereunder: (i) are coupled with an interest shall not be terminated by any act of any Seller (except for the right of the Sellers (other than Future Fund) as a group to appoint a successor Representative to the extent expressly set forth below in this Section 12.16) or by operation of law, whether by death or incapacity, bankruptcy or liquidation of any Seller or by the occurrence of any other event. and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Seller of the whole or any fraction of his, her or its interest in any consideration or other amount that may be payable to such Seller. All actions taken by the Representative under this Agreement or the Representative Engagement Agreement shall be binding upon each Seller (other than Future Fund) and such Seller’s successors as if expressly confirmed and ratified in writing by such Seller, and all defenses which may be available to any Seller to contest, negate or disaffirm the action of the Representative taken in good faith under this Agreement or the Representative Engagement Agreement are waived. The Representative shall be entitled to: (i) rely upon the Allocation Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Seller or other party.

(a) Certain Sellers have entered into an engagement agreement (the “Representative Engagement Agreement”) with the Representative to provide direction to the Representative in connection with its services under this Agreement and the Representative Engagement Agreement (such Sellers, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Representative Group”), shall be liable to any Seller for any action or failure to act in connection with the acceptance or administration of the Representative’s responsibilities hereunder or under the Representative Engagement Agreement, unless and only to the extent such action or failure to act constitutes gross negligence or willful misconduct. Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken by the Representative pursuant to the terms of this Agreement will be paid by the Sellers to the Representative upon demand. The Sellers severally (based on their respective First Payment Proportions, but excluding Future Fund), agree to indemnify and defend the Representative Group, and their successors, assigns, agents, attorneys and affiliates and to hold the Representative Group harmless from and against any and all losses, liabilities, claims, damages fees, costs or expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Representative Expenses”) incurred without bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of its duties as Representative hereunder or under the Representative Engagement Agreement, including the reasonable costs and expenses incurred by the Representative in defending against any Claim or liability in connection herewith or any other Transaction Document. Such Representative Expenses may be recovered first, from any distribution of amounts otherwise distributable to the Sellers (other than Future Fund) at the time of distribution, and second, directly from the Sellers (other than Future Fund). The Sellers (other than Future Fund) acknowledge that the Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Representative shall not be required to take any action unless the Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Representative against the costs, expenses and liabilities which may be incurred by the Representative in performing such actions. The Sellers holding more than 50% of the First Payment Proportions (excluding those held by Future Fund) can appoint a new Representative whether following the resignation of the Representative or otherwise by written consent and by sending notice and a copy of the duly executed written consent appointing such new Representative to the Purchaser and the Sellers that did not execute such written consent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by the Purchaser. The immunities and rights to indemnification shall survive the resignation or removal of the Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement.

Section 12.17 Disclosure Schedule. All representations and warranties of the Company Group and the Sellers in this Agreement or any other Transaction Document are made subject to and modified by the exceptions noted in the schedules delivered by the Company to Purchaser concurrently herewith and identified as the “Disclosure Schedule”. No disclosure in any particular Schedule delivered pursuant to this Agreement (including the listing of a document or item in any Schedule or the inclusion of a copy thereof in such Schedule) will be adequate to disclose an exception to a representation or warranty in any other sections of this Agreement or in any other Schedules delivered pursuant to this Agreement unless the applicability of such disclosure to the other representations and warranties is reasonably apparent on its face without independent knowledge or investigation by the recipient.

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SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

The Parties have executed this Agreement as of the date indicated in the first sentence of this Agreement.

PURCHASER:

DIGIMARC CORPORATION

By:	/s/ Riley McCormack
Name: Riley McCormack
Title: Chief Executive Officer

COMPANY:

By:	/s/ Niall Murphy
Name: Niall Murphy
Title: CEO

THE REPRESENTATIVE:

FORTIS ADVISORS LLC

By:	/s/ Richard Fink
Name: Richard Fink
Title: Managing Director

THE SELLERS:

ATOMICO VENTURES II, LP

By:	/s/ Nicole Ramroop
Name: Nicole Ramroop
Title: Director of the GP

THE SELLERS:

ACCELERATE-IT VENTURES FUND I, LP

By:	/s/ Brian Nugent
Name: Brian Nugent
Title: Authorized Signer

THE SELLERS:

AITV IOT I, LP (SWAY VENTURES)

By:	/s/ Brian Nugent
Name: Brian Nugent
Title: Authorized Signer

THE SELLERS:

SWAY VENTURES OPPORTUNITY FUND VI LP

By:	/s/ Brian Nugent
Name: Brian Nugent
Title: Authorized Signer

THE SELLERS:

SWAY VENTURES IOT PLATFORM II, LP

By:	/s/ Brian Nugent
Name: Brian Nugent
Title: Authorized Signer

THE SELLERS:

BHLP, LLC

By:	/s/ David Heller /s/ Jeff Burde
Name:	David Heller Jeff Burde
Title:	Owner Owner

THE SELLERS:

BHLP II, LLC

By:	/s/ David Heller /s/ Jeff Burde
Name:	David Heller Jeff Burde
Title:	Owner Owner

THE SELLERS:

DEBORAH STEVENS

By:	/s/ Deborah Stevens
Name:	Deborah Stevens
Title:	Individual

THE SELLERS:

ARTHUR WRUBEL

By:	/s/ Arthur Wrubel
Name:	Arthur Wrubel
Title:	Major Investor

THE SELLERS:

FREMONT KFI, LLC

By:	/s/ Jonathan Keller
Name:	Jonathan Keller
Title:	Manager

THE SELLERS:

WAYNE GOLDSTEIN

By:	/s/ Wayne Goldstein
Name:	Wayne Goldstein
Title:	Mr. Goldstein

THE SELLERS:

DAVID HELLER

By:	/s/ David Heller
Name:	David Heller
Title:	Owner

THE SELLERS:

BACCAEVRYTHNG LLC

By:	/s/ Brett Berry
Name:	Brett Berry
Title:	Manager

THE SELLERS:

GENERATION VENTURES L.P.

By:	/s/ Matt Cribbins
Name:	Matt Cribbins
Title:	VP

THE SELLERS:

COPENHAGEN VC FUND I K/S

By:	/s/ Michael Buhlmann
Name:	Michael Buhlmann
Title:	Partner

THE SELLERS:

SIMON EYERS

By:	/s/ Simon Eyers
Name:	Simon Eyers
Title:	Self

THE SELLERS:

DAWN CAPITAL II CONTINUATION LP

By:	/s/ Haakon Overli
Name:	Haakon Overli
Title:	General Partner of the General Partner

THE SELLERS:

NIALL MURPHY

By:	/s/ Niall Murphy
Name:	Niall Murphy
Title:	Private Individual

THE SELLERS:

BLOC VENTURES LIMITED

By:	/s/ Bruce Beckloff
Name:	Bruce Beckloff
Title:	Director and CEO

THE SELLERS:

YOU & MR. JONES LIMITED

By:	/s/ David Jones
Name:	David Jones
Title:	Founder & CEO

THE SELLERS:

ANDREW HOBSBAWM

By:	/s/ Andrew Hobsbawm
Name:	Andrew Hobsbawm
Title:	Private individual

THE SELLERS:

FERNBROOK CONVERGENCE FUND I, L.P.

By:	/s/ William F. Detwiler
Name:	William F. Detwiler
Title:	General Partner

THE SELLERS:

DOMINIQUE GUINARD

By:	/s/ Dominique Guinard
Name:	Dominique Guinard
Title:	Private Individual

THE SELLERS:

LUCY OULTON

By:	/s/ Lucy Oulton
Name:	Lucy Oulton
Title:	Chief of Staff & Director of Operations

THE SELLERS:

MUSBURY FINANCE LIMITED

By:	/s/ Manuel Echeverría
Name:	Manuel Echeverría
Title:	Power of Attorney

THE SELLERS:

ATOMICO VENTURES AFFILIATES II, L.P.

By:	/s/ Nicole Ramroop
Name:	Nicole Ramroop
Title:	Director of the GP

THE SELLERS:

PGF FAMILY CORP

By:	/s/ Matt Cribbins
Name:	Matt Cribbins
Title:	VP

THE SELLERS:

CISCO SYSTEMS INTERNATIONAL B.V.

By:	/s/ Annemieke de Groot
Name:	Annemieke de Groot
Title:	Managing Director